As filed with the Securities and Exchange Commission on October 19, 2005

Registration No. 333- 128855

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Medivation, Inc.

(name of small business issuer in its charter)

Delaware	2834	13-3863260
(state of incorporation)	(primary standard industrial classification code number)	(I.R.S. employer identification no.)

501 Second Street, Suite 211

San Francisco, California 94107

(415) 543-3470

(address of principal place of business or intended principal place of business)

C. Patrick Machado

Senior Vice President and Chief Financial Officer

Medivation, Inc.

501 Second Street, Suite 211

San Francisco, California 94107

(415) 543-3470

(name, address and telephone number of agent for service)

Copies to:

Michael W. Hall, Esq. Bradley A. Bugdanowitz, Esq. Latham & Watkins LLP 135 Commonwealth Drive Menlo Park, California 94025 (650) 328-4600	John A. Fore, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box:  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated October 19, 2005

Prospectus

8,700,000 Shares

Common Stock

We are offering 8,700,000 shares of our common stock.

Our common stock is quoted on the OTC Bulletin Board under the symbol “MDVN.” On October 14, 2005, the last reported sales price of our common stock as reported on the OTC Bulletin Board was $2.75 per share.

Investing in our common stock involves a high degree of risk. Please see the section entitled “ Risk Factors” starting on page 5 of this prospectus to read about risks you should consider carefully before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of common stock or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds before expenses to Medivation, Inc.	$	$

We have granted the underwriter a 30-day option to purchase up to an additional 1,305,000 shares of our common stock at the public offering price, less underwriting discounts, to cover any over-allotments.

The underwriter expects to deliver the shares on or about             , 2005.

Adams Harkness

The date of this prospectus is             , 2005

Page
Summary	1
Risk Factors	5
Forward-Looking Statements	18
Use of Proceeds	18
Dividend Policy	18
Management’s Discussion and Analysis or Plan of Operation	19
Business	22
Management	44
Certain Relationships and Related Transactions	47
Description of Capital Stock	50
Security Ownership of Certain Beneficial Owners and Management	53
Market for Common Stock and Related Matters	55
Underwriting	56
Legal Matters	58
Experts	58
Where You Can Find More Information	58
Provision for Indemnification	59
Financial Statements of Medivation, Inc.	F-1
Financial Statements Index	F-1
Report of Singer Lewak Greenbaum & Goldstein LLP, Independent Registered Public Accounting Firm of Medivation, Inc.	F-2
Consolidated Balance Sheet as of December 31, 2004	F-3

Consolidated Statements of Operations for the year ended December 31, 2004, for the period from inception (September 4, 2003) to December 31, 2003, and for the period from inception (September 4, 2003) to December 31, 2004

F-4
Consolidated Statements of Stockholders’ Equity for the period from inception (September 4, 2003) to December 31, 2004	F-5

Consolidated Statements of Cash Flows for the year ended December 31, 2004, for the period from inception (September 4, 2003) to December 31, 2003, and for the period from inception (September 4, 2003) to December 31, 2004

F-6
Notes to Consolidated Financial Statements	F-7
Condensed Consolidated Balance Sheet as of June 30, 2005 (unaudited)	F-20

Condensed Consolidated Statements of Operations for the three months ended June 30, 2005 and 2004, the six months ended June 30, 2005 and 2004, and for the period from inception (September 4, 2003) to June 30, 2005 (unaudited)

F-21
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2005 and 2004, and for the period from inception (September 4, 2003) to June 30, 2005 (unaudited)	F-22
Notes to Condensed Consolidated Financial Statements (unaudited)	F-23

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell or a solicitation of an offer to buy shares in any jurisdiction where such offer or any sales of shares would be unlawful. The information in this prospectus is complete and accurate only as of the date on the front cover regardless of the time of delivery of this prospectus or of any sale of shares.

Medivation is a trademark in the U.S. This prospectus includes product names, trade names and trademarks of other companies. All other product names, trade names and trademarks appearing in this prospectus are the property of their respective holders. Aricept®, Exelon®, Razadyne® and Namenda® are registered trademarks of Pfizer Inc. and Eisai Co., Ltd., Novartis AG, Johnson & Johnson and Forest Laboratories, Inc., respectively; and, without limitation, any product name, trade name, or trademark in this prospectus followed immediately with the ® or ™ symbol is meant to indicate that the company has no product name, trade name, trademark or other intellectual property rights with respect to such word.

NOTICE TO CALIFORNIA INVESTORS

In the State of California, the offer and sale of the shares pursuant to this prospectus may be made only to (a) certain institutional investors, or (b) investors meeting both of the following requirements:

1.	The investor either has (A) a gross annual income of at least $65,000 and a minimum net worth of at least $250,000 or (B) a minimum net worth of at least $500,000, regardless of annual gross income; and

2.	The investor’s purchase of the shares offered by this prospectus do not exceed 10% of the investor’s net worth.

Net worth is determined exclusive of the investor’s equity in his or her home, home furnishings and automobiles.

In the case of sales to fiduciary accounts (including all accounts over which a person holds investment power), the above suitability requirements may be met by any one of the following: (i) the fiduciary; (ii) the fiduciary account; or (iii) a person who directly or indirectly supplies the funds to purchase the shares.

In addition, no offers or sales may be made to a California resident by any purchaser of the shares being sold in this offering pursuant to the exemption from registration provided by Section 25104(h) of the California Corporations Code. Any such offers or sales must be made pursuant to any other exemption available under the California Corporations Code.

SUMMARY

The following summary provides an overview of certain information about our company and the offering and may not contain all the information that may be important to you. This summary is qualified in its entirety by and should be read together with the information contained in other parts of this prospectus. You should carefully read this entire prospectus before making a decision about whether to invest in our common stock.

Medivation, Inc.

Our Business Strategy

Our business strategy is to acquire, develop and sell or partner biomedical technologies in the early-development stage of the research and development process—the stage beginning with the identification of a specific biomedical product candidate with a demonstrated scientific rationale for further development, and ending upon the completion of Phase II clinical trials designed to provide evidence of potential safety and efficacy in patients. Based on this focus, we generally will not engage in discovery research, Phase III clinical trials or commercialization. Rather, we target biomedical technologies that already have reached the early-development stage, and generally plan to partner or sell successful development programs following completion of Phase II clinical trials. Once we acquire a biomedical technology, we focus on driving development rapidly and cost-effectively. To minimize fixed costs and maximize flexibility, we have developed a business model which efficiently uses experienced outside consultants, who are well integrated into our management team, for specific projects.

We seek to establish and maintain a portfolio of between four and six active development programs at any given time. We focus on early-development stage biomedical technologies that have strong intellectual property positions, address large unmet medical needs, have the potential to enter clinical development within 12 to 18 months after our acquisition, and have the potential to generate at least six-fold returns on investment within three years through sale to, or partnership with, larger pharmaceutical or medical device companies. Upon completion of any such sale or partnership transaction, and depending on our then current capital needs, we will consider returning transaction proceeds to our investors through special dividends or stock repurchases.

We believe that early-development stage biomedical technologies offer the optimal risk-adjusted return on investment. By risk-adjusted return, we mean the ability to maximize a return on an investment decision relative to the risks associated with development, time and capital expenditures. We believe that discovery stage research of biomedical technologies, prior to early-development stage research and development, generally has extremely high risk and capital requirements and long development timelines. Alternatively, later-stage biomedical technologies (such as those in Phase III clinical trials), although typically lower in development risk, generally have extremely high acquisition and development costs.

We believe that our business strategy maximizes what we perceive to be our competitive advantages, including:

•	our ability to identify and acquire early-development stage biomedical technologies with favorable risk/reward ratios based on our technical expertise;

•	our credibility and relationships with the academic community, a primary source of deal flow for the early-development stage biomedical technologies we target;

•	our ability to develop early-development stage biomedical technologies more quickly and cost-effectively than larger, less flexible companies; and

•	our management’s track record of successfully executing this business strategy, from technology acquisition through exit by sale to a corporate partner, at a prior company.

Our Portfolio

Our portfolio presently consists of the following three active development programs, all of which are based on small molecule therapeutics:

Product Candidate	Clinical Indication	Development Status		Anticipated Next Clinical Milestone
		Phase	Country
Dimebon	Alzheimer’s disease	Phase II	Russia	Q2 2006—complete dosing in Phase II trial
		Preclinical	U.S.	Q2 2006—start Phase I trial
Dimebon	Huntington’s disease	Preclinical	U.S.	Q2 2006—start Phase I/IIa trial
MDVN 300 series compounds	Hormone-refractory prostate cancer	Preclinical	U.S.	Q4 2006—start Phase I/IIa trial

In addition to our three active development programs, we also have a fourth small molecule program in the preclinical phase, based on the NT0904 series compounds targeting Alzheimer’s disease. However, in light of recent data leading us to expand the clinical indications for Dimebon, we have elected to defer further development of our NT0904 series compounds at this time. We are also evaluating other early-development stage biomedical technologies for potential acquisition, and will continue to do so. We will consider technologies based on their scientific, clinical and commercial potential, and intellectual property position, and will not limit ourselves to neurology, oncology or any other specific field of medicine.

Our Corporate Structure

We organized our corporate structure to align with our business strategy by forming subsidiaries to hold and develop our technologies. We believe that using this structure may offer advantages at each key stage of our business strategy. First, equity in our subsidiaries is an attractive currency for us to use in acquiring technologies, allowing the licensor to participate in any value created from the specific technologies it contributed to us, but not in any value created from other technologies in our portfolio. Second, equity in our subsidiaries also is an attractive currency to use to incent key employees and consultants whose contributions are specific to the technologies held by that subsidiary. Third, housing technologies in separate corporate entities should enable us to cleanly structure any potential exit transaction as an asset sale, stock sale or merger, as desirable, based on tax and other considerations. We presently have two subsidiaries—Medivation Neurology, Inc., which holds both our Dimebon and NT0904 series technologies, and Medivation Prostate Therapeutics, Inc., which holds our MDVN 300 series technology.

Our History and Historical Financial Information

We were formed in Delaware in October 1995, under our former name Orion Acquisition Corp. II, to identify and consummate a business combination. Medivation Neurology, Inc. was formed in Delaware in September 2003, under its former name Medivation, Inc., to acquire and develop Dimebon. On December 17, 2004, Medivation Neurology, Inc. became our subsidiary pursuant to a merger. Medivation Prostate Therapeutics, Inc. was formed in Delaware in July 2005 as our subsidiary to acquire and develop the MDVN 300 series technologies.

Based on the accounting treatment of the December 17, 2004 merger, the financial statements, notes thereto and other financial information contained in this prospectus for periods prior to December 17, 2004 reflect only the operations of Medivation Neurology, Inc. All such information for periods after December 17, 2004 reflects the operations of Medivation and our subsidiaries, on a consolidated basis.

Summary Consolidated Financial Data

The summary consolidated financial data set forth below is a summary derived from our unaudited condensed consolidated financial statements and notes thereto for the fiscal quarter ended June 30, 2005 and our audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 2004, and should be read in conjunction with those financial statements and footnotes and the information contained under the caption “Management’s Discussion and Analysis or Plan of Operation,” in each case appearing elsewhere in this prospectus.

Balance Sheet Data

	As of December 31, 2004	As of June 30, 2005 (unaudited)
Cash and other current assets:	$10,971,915	$8,150,888
Total assets:	11,116,543	8,291,379
Accounts payable and other current liabilities:	379,421	778,367
Total stockholders’ equity:	10,090,273	7,502,012

Statement of Operations Data

	Inception (September 4, 2003) to June 30, 2005 (unaudited)	Year ending December 31, 2004	Six months ending June 30, 2005 (unaudited)
Total operating expenses:	$6,889,452	$2,784,851	$3,712,464
Total other expense:	267,878	87,696	171,670
Net loss:	(7,159,730)	(2,874,147)	(3,884,134)

The Offering

Common stock offered by us	8,700,000 shares

Common stock to be outstanding after this offering	25,096,630 shares

Use of proceeds	We intend to use the proceeds from the offering to fund the development of our programs, to increase staffing and for other general corporate purposes. See “Use of Proceeds” for more information.

Risk factors	Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 5 of this prospectus.

OTC Bulletin Board symbol	MDVN

Corporate Information

We are headquartered at 501 Second Street, Suite 211, San Francisco, California 94107, and our phone number is (415) 543-3470.

Unless otherwise noted in this prospectus, all information in this prospectus assumes (a) no exercise of the underwriter’s over-allotment option; and (b) no conversion or exercise of any of the following convertible securities outstanding as of September 30, 2005: (i) 11,000 shares of Series A Preferred Stock, which are convertible into 110,000 shares of common stock on or prior to December 17, 2005; (ii) 48,500 Class B Warrants, each of which is exercisable to purchase one share of common stock at an exercise price of $0.125 per share on or before December 17, 2005; (iii) 872,991 warrants, each of which is exercisable to purchase one share of common stock at an exercise price of $1.55 per share; and (iv) options to purchase 1,498,305 shares of our common stock at a weighted average exercise price of $2.49 issued pursuant to our 2004 Equity Incentive Plan.

As used in this prospectus, “we,” “our,” “us” and “the company” refers to Medivation, Inc. and if the context otherwise requires, Medivation Neurology, Inc. and Medivation Prostate Therapeutics, Inc., our subsidiaries.

RISK FACTORS

You should carefully consider the following material risks in addition to the other information set forth in this prospectus before making an investment in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to our Business

We have incurred net losses since inception, expect to incur increasingly large losses in the future as we expand our development activities, and may never achieve revenues or profitability.

We are a development stage company and have never recognized any revenue from the sale of products or any other source. We have not completed development of any of our product candidates, and do not expect that any of our present or future product candidates will be commercially available for a number of years, if at all. We have incurred losses since inception and expect to continue to incur substantial and increasing losses for the foreseeable future as we increase our spending to finance clinical and preclinical studies of our existing product candidates, the evaluation, acquisition and development of additional product candidates, and the costs associated with being a public company. Our operating losses have had, and will continue to have, an adverse impact on our working capital, total assets and stockholders’ equity. We do not know whether or when we will generate revenue or become profitable because of the significant uncertainties with respect to our ability to generate revenue from any of our current or future product candidates. If we do not realize sufficient revenue levels to achieve profitability, our business could be harmed and you may lose all or part of your investment.

Because we depend on financing from third parties for our operations, our business may fail if such financing becomes unavailable or is offered on commercially unreasonable terms.

To date, we have financed all of our operations through borrowings and the sale of our equity securities. Even following completion of this offering, we will require significant additional capital to develop our existing product candidates, and to acquire and develop other product candidates.

Our future capital requirements will depend on many factors, including:

•	the scope and results of our preclinical and clinical trials;

•	whether we experience delays in our preclinical and clinical development programs, or slower than anticipated product development;

•	whether we identify other product candidates that we wish to acquire, and the costs of acquiring and developing those product candidates;

•	whether we are able to enter into collaborative partnerships with regard to any of our product candidates, and the terms of any such collaboration;

•	the timing and requirements of, and the costs involved in, conducting studies required to obtain regulatory approvals for our product candidates from the FDA and comparable foreign regulatory agencies;

•	as necessitated by our business model, the availability of third parties to perform the key development tasks on our product candidates, including conducting preclinical and clinical studies and manufacturing the drugs or medical devices to be tested in those studies, and the associated costs of those services;

•	the availability and cost of raw materials required to manufacture drugs and medical devices for testing in our preclinical and clinical studies; and

•	the costs involved in preparing, filing, prosecuting, maintaining, defending the validity of, and enforcing, patent claims and other patent-related costs, including litigation costs and the results of such litigation.

We may not be able to obtain additional financing when we need it on acceptable terms or at all. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our product candidates, acquire or develop additional product candidates or respond to competitive pressures or unanticipated requirements. For these reasons, any inability to raise additional capital when we require it would seriously harm our business.

Our business strategy depends on our ability to identify and acquire additional product candidates which we may never acquire or identify for reasons that may not be in our control, or are otherwise unforeseen or unforeseeable to us.

A key component of our business strategy is to diversify our product development risk by identifying, acquiring and developing additional early-development stage product candidates, whether drugs or medical devices. However, we may not be able to identify other promising technologies. In addition, the competition to acquire promising biomedical technologies is fierce, and many of our competitors are large, multinational pharmaceutical, biotechnology and medical device companies with considerably more financial, development and commercialization resources and experience than we have. Thus, even if we succeed in identifying promising technologies, we may not be able to acquire rights to them on acceptable terms or at all. If we are unable to identify and acquire new technologies, we will be unable to diversify our product risk. We believe that any such failure would have a significant negative impact on our prospects because the risk of failure of any particular development program in the pharmaceutical and medical device fields, including that of our existing programs, is extremely high.

Our reliance on third parties for the operation of our business may result in material delays, cost overruns and/or quality deficiencies in our development programs.

Our business strategy requires us to keep our employee count relatively low and rely largely on outside consultants to perform key product development tasks, such as conducting preclinical and clinical studies and manufacturing the product candidates to be tested in those studies. In order to execute this component of our strategy successfully, we will need to identify, engage and properly manage qualified external consultants who will perform these development activities. For example, we need to monitor the activities of our consultants closely to ensure that they are performing their tasks correctly, on time and on budget and in compliance with strictly-enforced regulatory standards. Our ability to identify and retain key consultants with the requisite knowledge is critical to our business and the failure to do so could have a material adverse impact on our business. Because all of our consultants work for other clients in addition to us, we also need to ensure that our consultants are appropriately prioritizing our projects. If we fail to manage our consultants well, we could incur material delays, cost overruns or quality deficiencies in our development programs, as well as other material disruptions to our business.

Because we depend on our management to oversee the execution of development plans for our existing product candidates and to identify and acquire promising new product candidates, the loss of any of our managers would harm our business.

Our future success depends upon the continued services of our executive officers. We are particularly dependent on the continued services of David Hung, M.D., our President and Chief Executive Officer and a member of our board of directors. Dr. Hung identified all of our existing product candidates for acquisition, and has primary responsibility for identifying and evaluating other potential product candidates. We believe that Dr. Hung’s services in this capacity would be difficult to replace. None of our executive officers is bound by an employment agreement for any specific term, and they may terminate their employment at any time. In addition, we do not have “key person” life insurance policies covering any of our executive officers. The loss of the services of any of our executive officers could delay the development of our existing product candidates, and delay or preclude the identification and acquisition of new product candidates, either of which events could harm our business.

We may need to make payments to investors in our December 2004 financing relating to a contract dispute.

On December 17, 2004, we sold 7,741,935 shares of our common stock in a private placement to accredited investors at a price of $1.55 per share (the “December 2004 Financing”). In connection with the December 2004 Financing, we entered into registration rights agreements with the investors, pursuant to which we agreed to use commercially reasonable efforts to register the shares sold in the December 2004 Financing for resale by the investors. The registration rights agreement states that we must pay the investors liquidated damages of $6,000 per day, in the aggregate, if the registration statement was not declared effective by March 31, 2005. The registration statement was not declared effective until May 16, 2005. If the liquidated damages provision is enforceable, our accrued liability to investors in the December 2004 Financing through May 16, 2005 would be $276,000. We recorded a charge to current operations, and a corresponding liability, of $276,000 in the quarter ended June 30, 2005.

In addition, for reasons outside our control, we were unable to include in the registration statement shares purchased by certain investors in the December 2004 Financing. If the liquidated damages provision applies to this situation and is enforceable, we would incur additional liability to these excluded investors of $3,120 per day, in the aggregate, beginning on May 17, 2005 and continuing for an unspecified period of time. Based on preliminary discussions with the excluded investors held in September 2005, we estimate the potential loss we may incur based on the exclusion of these shares from the registration statement to be approximately $1,325,000, and we intend to record a charge to our current operations, and a corresponding liability, in this amount in the quarter ended September 30, 2005.

We have not paid any liquidated damages to date, and are in discussions with the excluded investors to resolve this issue. Although the amount we have accrued for this contingent liability reflects our reasonable estimate of its potential magnitude, we cannot be sure that our ultimate liability will not exceed our accruals.

Risks Related to our Product Development Candidates

By virtue of our industry and business strategy, our product candidates are in the early stages of development and require extensive, time consuming and expensive preclinical and clinical testing to establish safety and efficacy. We may never attract partners for our technologies or receive marketing approval in any jurisdiction.

The research and development of pharmaceuticals and medical devices is an extremely risky industry. Only a small percentage of product candidates that enter the development process ever receive marketing approval. Furthermore, our stated business strategy is to focus exclusively on product candidates in the early-development stage, which product candidates by definition are even further from potential marketing approval, and thus more risky, than pharmaceutical and medical device product candidates in later stages of development.

Except for Dimebon’s approval in Russia as an anti-histamine, which is not a commercially attractive opportunity for us, none of our product candidates is currently approved for sale anywhere in the world, and none of them may ever receive such approval. Furthermore, Dimebon has not yet completed and none of our other product candidates has yet begun the rigorous preclinical testing required to seek FDA approval to commence clinical studies in the U.S., nor has any of our product candidates other than Dimebon ever been tested in humans. The process of conducting the preclinical and clinical testing required to establish safety and efficacy and obtain marketing approval is expensive, uncertain and takes many years. If we are unable to complete preclinical or clinical trials of any of our current or future product candidates, or if the results of these trials are not satisfactory to convince regulatory authorities or potential partners of their safety or efficacy, we will not be able to attract partners or obtain marketing approval for any products. Even if we achieve positive results in early-stage clinical trials, including our ongoing Russian Phase II clinical trial, we do not know if the results of later-stage clinical trials will be positive because product candidates in later stages of clinical trials often fail to show the desired safety and efficacy traits despite having progressed through preclinical or early- stage clinical testing. Furthermore, even if we or our potential partners are able to obtain marketing approvals, those approvals may be for indications that are not as broad as desired. If this occurs, our business will be materially harmed, our ability to generate revenue will be severely impaired and you may lose part or all of your investment.

Before we or our potential partners can obtain regulatory approval for the sale of our product candidates, they must be subjected to extensive preclinical and clinical testing to demonstrate their safety and efficacy for humans. The preclinical and clinical trials of any product candidates that we develop must comply with regulation by numerous federal, state and local government authorities in the U.S., principally the FDA, and by similar agencies in other countries. In the case of our pharmaceutical product candidates, we will be required to obtain and maintain an effective investigational new drug application to conduct human clinical trials in the U.S. and must obtain and maintain regulatory approval before proceeding to successive phases of our clinical trials. Similar regulatory requirements apply to medical devices, and may become relevant to us should we acquire any medical device product candidates. Securing FDA approval requires the submission of extensive preclinical and clinical data and supporting information for each therapeutic indication to establish the product candidate’s safety and efficacy for its intended use. It takes years to complete the testing of a new drug or medical device, and failure can occur at any stage of testing. For example, our testing may be delayed or halted due to any of the following:

•	any preclinical test or clinical trial may fail to produce safety and efficacy results satisfactory to the FDA or foreign regulatory authorities;

•	preclinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval;

•	negative or inconclusive results from a preclinical test or clinical trial or adverse medical events during a clinical trial could cause a preclinical study or clinical trial to be repeated or a program to be terminated, even if other studies or trials relating to the program are successful;

•	the FDA or foreign regulatory authorities can place a clinical hold on a trial if, among other reasons, it finds that patients enrolled in the trial are or would be exposed to an unreasonable and significant risk of illness or injury;

•	the FDA might not approve the clinical processes or facilities that we utilize, or the processes or facilities of our consultants, including without limitation the vendors who will be manufacturing drug substance and drug product for us or any potential collaborators;

•	any regulatory approval we or any potential collaborators ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the product not commercially viable; and

•	we may encounter delays or rejections based on changes in FDA policies or the policies of foreign regulatory authorities during the period in which we develop a drug or the period required for review of any new drug application.

In addition, we may encounter increased costs or delays based on our inability to enroll a sufficient number of patients to complete our clinical trials, including our ongoing Russian Phase II clinical study of Dimebon in Alzheimer’s disease patients. Patient enrollment depends on many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs, program delays or both, which could have a harmful effect on our ability to develop Dimebon or any other product candidates. In addition, if we are delayed in reaching, or unable to reach, product development milestones we may be unable to comply with requirements in our present and future license agreements, which could result in partial or total loss of our license rights.

Our business strategy is based on selling or partnering our product development candidates to third parties prior to commencing later-stage clinical trials and receipt of marketing approval. We have not yet entered into any such sale or partnering transactions, and we cannot guarantee that we will be able to do so on favorable terms or at all.

Our business strategy entails developing pharmaceutical and medical device product candidates through completion of human proof-of-concept studies, and then selling or partnering our programs to larger companies for late-stage clinical development and commercialization. We may also be required to enter into collaborative relationships earlier in the product development process to complement our internal efforts. We have not entered into any such sales or collaborations to date. It may be difficult for us to find third parties that are willing to enter into such transactions on acceptable economic terms or at all. We also will be competing with many other companies as we seek partners for our product candidates, and we may not be able to compete successfully against those other firms. If we are not able to enter into sales or collaboration transactions for our product development candidates, we would be required to undertake and fund further development, clinical trials, manufacturing and marketing activities solely at our own expense and risk. If we are unable to finance those expensive activities, we would have to substantially reduce our development efforts and our business and prospects would be materially and adversely harmed for that reason.

If we enter into sales or collaboration transactions, we will be dependent upon our partners, and we may be unable to prevent them from taking actions that may be harmful to our business or inconsistent with our business strategy.

Any sales or collaboration agreements we may enter into with respect to our product development candidates are likely to provide us with little or no control over the activities of our partners. For example, future partners, if any, are likely to have the right to terminate the collaboration at their option. Our partners may decide to terminate a development program under circumstances where we might have continued such a program, or may be unable or unwilling to pursue ongoing development and commercialization activities as quickly as we would prefer. Any partner may be unwilling or unable to fulfill its obligations to us, including its development and commercialization responsibilities in respect of our product candidates. Our partners will likely have significant discretion in determining the efforts and level of resources that they dedicate to the development and commercialization of our product candidates. In addition, our collaborators may develop and commercialize, either alone or with others, products and services that are similar to or competitive with the products that are the subject of the collaboration with us.

We expect that the financial returns to us in any sale or collaboration agreement would depend in large part on the achievement of development and/or commercialization milestones on our product candidates. Therefore, our success, and any associated financial returns to us and our investors, will depend on the ability of any of our future collaborators to establish the safety and efficacy of our product development candidates in later-stage Phase III clinical trials, obtain and maintain regulatory approvals from the FDA and other foreign regulatory agencies and commercialize products developed from our product candidates. In addition to conducting later-stage clinical trials and seeking and maintaining regulatory approval, we likely will be dependent on our collaborators for the manufacture of clinical scale quantities of our product candidates and would be dependent on them in the future for commercial scale manufacture, distribution, sales, marketing and reimbursement. These collaborators may not be successful in manufacturing our product candidates for later-stage clinical trials or on a commercial scale or in commercializing them. If any future collaborator terminates its collaboration with us or fails to perform or satisfy its obligations to us, the development, regulatory approval or commercialization of our product candidate would be delayed or may not occur and our business and prospects would be materially and adversely affected for that reason.

If our product candidates cannot be manufactured in a cost-effective manner and in compliance with current good manufacturing practices and other applicable regulatory standards, they will not be commercially successful.

All pharmaceutical and medical device products in the U.S., Europe and other countries must be manufactured in strict compliance with current good manufacturing practices (GMP) and other applicable regulatory standards. Establishing a GMP-compliant process to manufacture pharmaceutical and medical device products involves significant time, cost and uncertainty. Furthermore, in order to be commercially viable, any such process would have to yield product on a cost-effective basis, using raw materials that are commercially available on acceptable terms. We have manufactured Dimebon in the U.S. under a GMP-compliant process for use in our preclinical and anticipated early clinical studies in the U.S. The manufacturing process we used, which is based on the process used in Russia, uses a chemical that is hazardous, difficult to source and expensive to process. We will need to refine our manufacturing process to avoid use of this chemical in order to manufacture Dimebon at large scale on a cost-effective basis. We have not yet commenced this process development work, and cannot guarantee that we will be able to complete it successfully. Furthermore, none of our MDVN 300 series compounds has been manufactured either at large scale or in compliance with GMP. We thus face the risk that large scale GMP manufacture of any of our compounds would not be possible, on a cost-effective basis or at all, which would materially and adversely effect the value of these programs.

Any of our product development candidates that receive marketing approval will face significant competition from other approved products and other products in development.

The drug and medical device development markets are intensely competitive in general. Furthermore, our business strategy is to target large unmet medical needs, and those markets are even more highly competitive. For example, there are four drugs currently marketed in the U.S. to treat Alzheimer’s disease, and these drugs all target at least one of the same mechanisms as does Dimebon. Companies marketing these FDA-approved Alzheimer’s disease therapeutics include some of the world’s largest and most experienced pharmaceutical companies, such as Pfizer Inc., Novartis AG and Johnson & Johnson. In addition, while there currently is only one drug that the FDA has approved to treat hormone-refractory prostate cancer, there likely will be other approved treatments on the market by the time any of our MDVN 300 series compounds could potentially receive marketing approval. While there currently is no FDA-approved therapy for Huntington’s disease, one or more such therapies could exist by the time Dimebon could potentially receive marketing approval for Huntington’s disease. There are also dozens of additional small molecule and recombinant protein candidates in development targeting the clinical indications we are pursuing, particularly Alzheimer’s disease and hormone-refractory prostate cancer. Most, if not all, of these competing drug development programs are being conducted by pharmaceutical and biotechnology companies with considerably greater financial resources, human resources and experience than ours.

Any of our product candidates that receives regulatory approval will face significant competition from both approved drugs, as well as from any of the drugs currently under development that may subsequently be approved. Bases upon which our product candidates would have to compete successfully include efficacy, safety, price and cost-effectiveness. In addition, our product candidates would have to compete against these other drugs with several different categories of decision makers—including physicians, patients, government and private third-party payors, technology assessment groups and patient advocacy organizations. Even if one of our product candidates is approved, we cannot guarantee that we or any of our future partners will be able to compete successfully on any of these bases. Any future product candidates that we may subsequently acquire will face similar competitive pressures. If we or any of our future partners cannot compete successfully on any of the bases described above, our business will not succeed.

If any of our product candidates is approved for sale, its commercial success will depend on reimbursement from third-party payors, and failure to achieve coverage and acceptable reimbursement levels would harm our business.

Third-party payors, including public insurers such as Medicare and Medicaid, and private insurers, pay for a large share of health care products and services consumed in the U.S. In Europe, Canada and other major international markets, third-party payors also pay for a significant portion of health care products and services, and certain of those countries have nationalized health care systems in which the government pays for all such products and services. Even if approved by the FDA and other regulatory agencies, our product candidates are unlikely to achieve commercial success unless they are covered widely by third-party payors and reimbursed at a rate which generates an acceptable commercial return for us and any collaborative partner. It is increasingly difficult to obtain coverage and acceptable reimbursement levels from third-party payors, and we may be unable to achieve these objectives. Achieving coverage and acceptable reimbursement levels typically involves negotiating with individual payors, and is a time-consuming and costly process. In addition, we would face competition in such negotiations from other approved drugs against which we compete, and the marketers of such other drugs are likely to be significantly larger than us and therefore enjoy significantly more negotiating leverage. Failure to achieve coverage and acceptable reimbursement levels could harm our business.

We may be subject to product liability or other litigation, which if successful could materially and adversely harm our business and financial condition as a result of the costs of liabilities that may be imposed thereby, result in an inefficient allocation of our critical resources and delay the implementation of our business strategy.

Our business exposes us to the risk of product liability claims that is inherent in the development of drugs and medical devices. If any of our product candidates harms people, or is alleged to be harmful, we may be subject to costly and damaging product liability claims brought against us by clinical trial participants, consumers, health care providers, pharmaceutical companies or others. We have product liability insurance covering our Russian Phase II clinical study of Dimebon, but do not have insurance for any of our other development activities. If we are unable to obtain insurance at an acceptable cost or otherwise protect against potential product liability claims, we may be exposed to significant litigation costs and liabilities, which may materially and adversely affect our business and financial position. If we are sued for injuries allegedly caused by any of our product candidates, our litigation costs and liability could exceed our total assets and our ability to pay. In addition, we may from time to time become involved in various lawsuits and legal proceedings which arise in the ordinary course of our business. Any litigation to which we are subject could require significant involvement of our senior management and may divert management’s attention from our business and operations. Litigation costs or an adverse result in any litigation that may arise from time to time may adversely impact our operating results or financial condition.

Risks Specific to our Dimebon Program

The previously conducted Russian studies upon which we relied in acquiring our Dimebon program were not performed in accordance with U.S. regulatory standards, and we therefore cannot use them to demonstrate the safety or efficacy of Dimebon to the FDA or other regulatory agencies.

Our decision to develop Dimebon as a treatment for Alzheimer’s disease is based in large part on the Russian studies submitted in support of Dimebon’s approval in Russia as an oral antihistamine in 1983, the later Russian studies of Dimebon in various animal models of Alzheimer’s disease described elsewhere in this prospectus under “Business—Our Dimebon Program—Existing Preclinical Data—In Vivo” and the pilot 14-patient clinical study of Dimebon in Alzheimer’s disease patients in Russia described elsewhere in this prospectus under “Business—Our Dimebon Program—Existing Clinical Data—Pilot Study.” These studies were not performed in accordance with U.S. regulatory standards. For example, we lack sufficient documentation to establish that the Dimebon used in the Russian studies complies with the applicable manufacturing standards of the FDA. Furthermore, the Russian pilot clinical study used study endpoints different from those currently required by the FDA for approval of Alzheimer’s disease therapeutics. Thus, we cannot rely upon the previously conducted Russian studies as affirmative evidence of either safety or efficacy in applications to the FDA and other regulatory authorities relating to development or marketing of Dimebon or to attract potential partners. We do not know if any of the prior Russian results will be predictive of the results of preclinical and clinical studies that we must perform in accordance with U.S. regulatory standards to determine whether Dimebon is a safe and effective treatment for Alzheimer’s disease or Huntington’s disease. Finally, many of the animal and human studies required to prove that Dimebon is safe and effective according to U.S. regulatory standards have never been performed in Russia or elsewhere. Thus, we do not know if Dimebon will ever demonstrate the requisite safety or efficacy to attract a partner or to obtain marketing approval in the U.S., Europe or any other country to treat Alzheimer’s disease, Huntington’s disease or any other condition.

Chronic use of Dimebon has never been tested in humans and Dimebon may never be approved to treat Alzheimer’s disease or Huntington’s disease as a result of unforeseen risks to humans.

The approved human use of Dimebon in Russia is as an oral antihistamine. Patients typically take oral antihistamines only for a short duration of time, generally 14 days or less. By contrast, the duration of the pivotal registration studies required by the FDA for approval of the presently marketed Alzheimer’s disease therapeutics was six months. While there currently are no drugs that the FDA has approved to treat Huntington’s disease, we expect that the duration of the registration studies for Huntington’s disease will be comparable to those for Alzheimer’s disease. If Dimebon were approved, use in actual Alzheimer’s disease patients and Huntington’s disease patients likely would involve treatment with Dimebon for even longer periods of time. To date, the longest human exposure to Dimebon in a documented clinical study of which we are aware is two months. We do not know whether use of Dimebon for six months or longer will prove to be safe in humans. Safety issues may arise from such chronic exposure that did not arise from shorter-term use of the drug. Should such issues arise, they could delay or prevent our ability to obtain approval to sell Dimebon to treat Alzheimer’s disease, Huntington’s disease, or any other indication, and give rise to potential product liability claims against us.

Conducting a clinical study in Russia involves risks not typically associated with U.S. studies which may result in timing, cost and/or quality problems in our Russian Phase II clinical study for Alzheimer’s disease.

In order to maximize the persuasive value of the data generated, we plan to conduct our Russian Phase II clinical study in compliance with good clinical practices. Ensuring good clinical practices compliance of Russian clinical sites will involve risks, including risks associated with language barriers and the fact that Russian clinical investigators in general have only limited experience in conducting clinical studies to rigorous Western standards. We will seek to mitigate this risk by monitoring and auditing the ongoing performance of our study, using both our employees and outside consultants, to ensure that good clinical practices and all other regulatory requirements are adhered to. Failure to attain and document good clinical practices compliance would adversely impact the value of any data generated from our ongoing Russian study, including its value to potential acquirers/corporate partners. In addition, should it take more time or money than currently anticipated to perform any required site training, monitoring or auditing activities, or to accrue a sufficient number of patients into our study, our Phase II study in Russia could be delayed, run over budget, or both.

Because we are using Russian-produced Dimebon in our ongoing Russian Phase II clinical study for Alzheimer’s disease, we will not be able to rely on it as a pivotal registration study even if the results are positive.

The Dimebon we are using in our Russian Phase II study was produced by a Russian company. The Russian manufacturer is licensed by the Russian government to manufacture Dimebon tablets for human use in Russia (where Dimebon was approved for human use as an anti-histamine in 1983), and has engaged in such manufacture for several years. Although we have tested a previous batch of Dimebon tablets made by the Russian company in a U.S. laboratory and found them to be of high purity and satisfactory for use, we cannot demonstrate that the Russian company’s manufacturing process complies with good manufacturing practices according to U.S. standards. Since we are unable to demonstrate the U.S. good manufacturing practices compliance of the Russian-produced tablets, our use of those tablets in the Russian Phase II study means that this study, if positive, could be relied upon as a proof-of-concept study but not as a pivotal registration study.

Risks Related to Intellectual Property

Intellectual property protection for our product candidates is crucial to our business, and is subject to a significant degree of legal risk—particularly in the life sciences industry.

The success of our business will depend in part on our obtaining and maintaining intellectual property protection—primarily patent protection—of our technologies and product candidates, as well as successfully defending these patents against third-party challenges. We and our potential future collaborators will only be able to protect our technologies and product candidates from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them. Furthermore, the degree of future protection of our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us or our potential future collaborators to gain or keep our competitive advantage.

The patent positions of life sciences companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. Further, changes in either the patent laws or in interpretations of patent laws in the U.S. or other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be granted or enforced in our patents or in third-party patents that we have licensed. For example:

•	we or our licensors might not have been the first to make the inventions covered by each of our pending patent applications and issued patents;

•	we or our licensors might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that none of our pending patent applications or the pending patent applications of our licensors will result in issued patents;

•	our issued patents and future issued patents, or those of our licensors, may not provide a basis for commercially viable products, or may not provide us with any competitive advantages, or may be challenged and invalidated by third parties; and

•	we may not develop additional proprietary technologies or product candidates that are patentable.

Our existing and any future patent rights may not adequately protect any of our product candidates, which could prevent us from ever generating any revenues or profits.

We presently own an issued patent in the U.S., Europe and Hong Kong, with claims covering the use of Dimebon and certain related compounds to treat neurodegenerative diseases, a corresponding patent application that is pending in Canada, and a continuation application that is pending in the U.S. We also own pending patent applications claiming the use of Dimebon and certain related compounds for anti-aging purposes, and we jointly own a pending patent application claiming the use of Dimebon and certain related compounds to treat Huntington’s disease. Additionally, we own pending patent applications which cover our NT0904 series compounds and uses of such compounds for treatment of neurodegenerative diseases, and have an exclusive license to two pending patent applications covering our MDVN 300 series compounds and their uses. Neither our MDVN 300 series compounds nor our NT0904 series compounds is presently protected by any issued patents. We intend to prosecute or request that our licensor prosecute all pending patent applications that are owned or licensed by us in the U.S., Europe and any other jurisdiction we deem commercially attractive. However, we cannot guarantee that any of our pending or future patent applications will mature into issued patents, or that any issued patents will adequately protect our product candidates from competitors. For example, there is a large body of prior art, including multiple issued patents and published patent applications, disclosing molecules in the same chemical class as our MDVN 300 series compounds. Since our MDVN 300 series compounds include more than 160 specific molecules, we expect that some members of this series may not be patentable in light of this prior art, or may infringe the claims of patents presently issued or issued in the future. We have not yet selected a lead development candidate from our MDVN 300 series compounds, and these intellectual property considerations may disqualify one or more of our MDVN 300 series compounds from consideration as lead development candidates, including MDVN 300 series compounds that may be the most desirable lead development candidate if not for such intellectual property considerations. Furthermore, we also cannot guarantee that any of our present or future issued patents will not be challenged by third parties, or that they will withstand any such challenge.

If we are not able to obtain adequate protection for, or defend, the intellectual property position of our technologies and product candidates, then we may not be able to attract collaborators to acquire or partner our development programs. Further, even if we can obtain protection for and defend the intellectual property position of our product candidates, we or any of our potential future collaborators still may not be able to exclude competitors from developing or marketing competing drugs. Should this occur, we and our potential future collaborators may not generate any revenues or profits from our product candidates.

We could become subject to litigation or other challenges regarding intellectual property rights, which could divert management attention, cause us to incur significant costs and prevent us from selling or using the challenged technology.

In recent years, there has been significant litigation in the U.S. and elsewhere involving pharmaceutical patents and other intellectual property rights. In particular, generic pharmaceutical manufacturers have been very aggressive in attacking the validity of patents held by proprietary pharmaceutical companies, especially if these patents are commercially significant. If any of our present or future product candidates succeeds, we may face challenges to our existing or future patents. For example, in the prosecution of our issued U.S. patent claiming the use of Dimebon to treat neurodegenerative diseases, the prior owners missed a filing deadline with the U.S. Patent & Trademark Office, which resulted in the patent application being deemed abandoned. The prior owners petitioned the PTO to revive the patent application alleging that missing the deadline was unintentional, and the PTO approved the petition and issued the patent. However, as with any other decision the PTO makes, this decision could be challenged in subsequent litigation in an attempt to invalidate the issued U.S. Dimebon patent and any other U.S. patent that may issue based on the same patent application.

In the future, we may be a party to litigation to protect our intellectual property or as a result of an alleged infringement of others’ intellectual property. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation, or a narrowing of the scope of, of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to litigate and resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

•	discontinue our products that use the challenged intellectual property; or

•	obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all.

If we are forced to take any of these actions, our business may be seriously harmed. Although we carry general liability insurance, our insurance does not cover potential claims of this type.

In addition, our patents and patent applications, or those of our licensors, could face other challenges, such as interference proceedings, opposition proceedings and re-examination proceedings. Any such challenge, if successful, could result in the invalidation of, or in a narrowing of the scope of, any such patents and patent applications. Any such challenges, regardless of their success, would likely be time-consuming and expensive to defend and resolve, and would divert management time and attention.

We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights to protect these rights or to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and the diversion of our technical and management personnel, and we may not prevail in making these claims.

We may need to obtain licenses of third-party technology that may not be available to us or are available only on commercially unreasonable terms, and which may cause us to operate our business in a more costly or otherwise adverse manner that was not anticipated.

From time to time we may be required to license technology from third parties to develop our existing and future product candidates. For example, in our industry there are a large number of issued patents and published patent applications with claims to treating diseases generically through use of any product that produces one or more biological activities—such as inhibiting a specific biological target. We are aware of several such issued patents relating to Alzheimer’s disease, and expect to continue to encounter such patents relating to other diseases targeted by our present and future product candidates. We have not conducted experiments to analyze whether, and we have no evidence that, any of our product candidates produces the specific biological activities covered in any of the issued patents or published patent applications of which we are presently aware. We have not sought to acquire licenses to any such patents. Should we be required to obtain licenses to any third-party technology, including any such patents based on biological activities, such licenses may not be available to us on commercially reasonable terms, or at all. The inability to obtain any third-party license required to develop any of our product candidates could cause us to abandon any related development efforts, which could seriously harm our business and operations.

We may become involved in disputes with potential future collaborators over intellectual property ownership, and publications by our research collaborators and scientific advisors could impair our ability to obtain patent protection or protect our proprietary information, which, in either case, could have a significant impact on our business.

Inventions discovered under research, material transfer or other such collaborative agreements may become jointly owned by us and the other party to such agreements in some cases, and the exclusive property of either party in other cases. Under some circumstances, it may be difficult to determine who owns a particular invention, or whether it is jointly owned, and disputes could arise regarding ownership of those inventions. These disputes could be costly and time consuming, and an unfavorable outcome could have a significant adverse effect on our business if we were not able to protect or license rights to these inventions. In addition, our research collaborators and scientific advisors generally have contractual rights to publish our data and other proprietary information, subject to our prior review. Publications by our research collaborators and scientific advisors containing such information, either with our permission or in contravention of the terms of their agreements with us, may impair our ability to obtain patent protection or protect our proprietary information, which could significantly harm our business.

Trade secrets may not provide adequate protection for our business and technology.

We also rely on trade secrets to protect our technology, especially where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we use reasonable efforts to protect our trade secrets, our or our potential collaborators’ employees, consultants, contractors or scientific and other advisors may unintentionally or willfully disclose our information to competitors. If we were to enforce a claim that a third party had illegally obtained and was using our trade secrets, our enforcement efforts would be expensive and time consuming, and the outcome would be unpredictable. In addition, courts outside the U.S. are sometimes less willing to protect trade secrets. Moreover, if our competitors independently develop equivalent knowledge, methods or know-how, it will be more difficult for us to enforce our rights and our business could be harmed.

Risks Related to the Offering and the Common Stock

The number of shares of common stock eligible for sale could depress our stock price.

We are registering for sale by us a total of 8,700,000 shares of our common stock (excluding 1,305,000 shares of common stock subject to the underwriter’s over-allotment option) pursuant to the registration statement of which this prospectus is a part. As of September 30, 2005, the shares covered by the registration statement will constitute approximately 35% of the issued and outstanding shares of common stock of the company after giving effect to the offering. In connection with this offering, certain of our officers, directors and shareholders have entered into lock-up agreements restricting the sale or other disposition of shares of our common stock held by them for a period of 180 days after the date of this prospectus, which restrictions may be waived by underwriter. In addition, as of September 30, 2005, a total of 6,638,490 shares of common stock, which represent approximately 26% of the issued and outstanding shares of common stock of the company after giving effect to the offering, are subject to lock-up agreements restricting their sale until the earlier of (a) completion of the ongoing Phase II clinical study of Dimebon in Russia (which is currently expected to be completed in June 2006); and (b) December 17, 2006. At the discretion of the company’s board of directors, the persons subject to these lock-up agreements, including Dr. Hung, our President and Chief Executive Officer, and C. Patrick Machado, our Senior Vice President and Chief Financial Officer, may be permitted to sell their shares prior to the end of this period. The possible sale of a significant number of these shares may cause the market price of our common stock to decline.

Our common stock is not and may never qualify to be listed on a national securities exchange.

Our common stock is quoted on the OTC Bulletin Board under the symbol “MDVN.” We do not currently meet the listing requirements for the Nasdaq SmallCap Market or any national securities exchange, and we cannot guarantee that we will be able to do so in the future. In addition, our common stock is thinly traded, with an average daily trading volume on the OTC Bulletin Board in the period from January 1, 2005 through September 30, 2005 of approximately 10,200 shares per day. As a result, a highly liquid trading market for our common stock does not presently exist, and we cannot predict whether such a market will develop or how liquid that market might become. If a highly liquid trading market does not develop, you may have difficulty selling the shares of common stock that you buy. If you purchase shares of our common stock, you may not be able to resell those shares at or above the offering price.

Our stock price may be volatile, and our stockholders’ investment in our stock could decline in value.

The market prices for our securities and those of other life sciences companies have been highly volatile and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in this prospectus, may have a significant impact on the market price of our common stock:

•	the receipt or failure to receive the additional funding necessary to conduct our business;

•	the progress and success of preclinical studies and clinical trials of our product candidates conducted by us or our future collaborative partners or licensees, if any;

•	selling by large stockholders;

•	announcements of technological innovations or new commercial products by our competitors or us;

•	developments concerning proprietary rights, including patents;

•	developments concerning any future collaborations;

•	publicity regarding actual or potential medical results relating to products under development by our competitors or us;

•	regulatory developments in the United States and foreign countries;

•	litigation;

•	economic and other external factors or other disaster or crisis; and

•	period-to-period fluctuations in financial results.

We do not intend to pay regular dividends on our common stock for the foreseeable future.

We do not expect for the foreseeable future to pay regular dividends on our common stock. If and when we ever receive proceeds from the sale or partnership of any of our programs, and depending on our then-current capital needs, we will consider returning transaction proceeds to our investors through special dividends or stock repurchases. However, any future determination to pay dividends on or repurchase shares of our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our success in completing sales or partnerships of our programs, our results of operations, financial condition, capital requirements, contractual restrictions and applicable law.

Our principal stockholders exert substantial influence over us and may exercise their control in a manner adverse to your interests.

Following the completion of the offering, certain stockholders and their affiliates will continue to own a substantial amount of our outstanding common stock. Please refer to “Security Ownership of Certain Beneficial Owners and Management” for more information. These stockholders may have the power to direct our affairs and be able to determine the outcome of certain matters submitted to stockholders for approval. Because a limited number of persons control us, transactions could be difficult or impossible to complete without the support of those persons. Subject to applicable law, it is possible that these persons will exercise control over us in a manner adverse to your interests.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “suggest,” “should,” “forecast,” “could,” “plan” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” and elsewhere in this prospectus, including, among other things: (1) our ability to successfully conduct preclinical and clinical trials for our product candidates, (2) our ability to raise additional capital on favorable terms, (3) our ability to identify and acquire additional product candidates, and (4) our ability to execute our business plan on time and on budget. These risks are not exhaustive. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $21,600,000, assuming a public offering price of $2.75 per share, and after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use these net proceeds to finance the activities included in our business plan, as described in this prospectus under the heading “Management’s Discussion and Analysis or Plan of Operation—Our Business Plan through June 30, 2007,” to increase staffing and for other general corporate purposes. The activities included in our business plan consist primarily of development of the three active programs in our current portfolio, and the identification, evaluation and acquisition of new product candidates. Pending their specific application, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

DIVIDEND POLICY

Except for a one-time distribution of $7,200,000 paid by our predecessor company, we have not in the past paid, and do not expect for the foreseeable future to pay, regular dividends on our common stock. If and when we ever receive proceeds from the sale or partnership of any of our programs, and depending on our then-current capital needs, we will consider returning transaction proceeds to our investors through special dividends or stock repurchases. We anticipate that at least a portion of any such transaction proceeds will be retained by us to finance our ongoing business operations and for other general corporate purposes. However, any future determination to pay dividends on or repurchase our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our success in completing sales or partnerships of our programs, our results of operations, financial condition, capital requirements, contractual restrictions and applicable law.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our unaudited condensed consolidated financial statements and notes thereto for the fiscal quarter ended June 30, 2005, and with our audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 2004, included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in “Risk Factors” and elsewhere in this prospectus.

Our Business Strategy

Our business strategy is to acquire, develop and sell or partner biomedical technologies in the early-development stage of the research and development process—the stage beginning with the identification of a specific biomedical product candidate with a demonstrated scientific rationale for further development, and ending upon the completion of Phase II clinical trials designed to provide evidence of potential safety and efficacy in patients. Based on this focus, we generally will not engage in discovery research, Phase III clinical trials or commercialization. Rather, we target biomedical technologies that already have reached the early-development stage, and generally plan to partner or sell successful development programs following completion of Phase II clinical trials. Once we acquire a biomedical technology, we focus on driving development rapidly and cost-effectively. To minimize fixed costs and maximize flexibility, we have developed a business model which efficiently uses experienced outside consultants, who are well integrated into our management team, for specific projects.

We seek to establish and maintain a portfolio of between four and six active development programs at any given time. We focus on early-development stage biomedical technologies that have strong intellectual property positions, address large unmet medical needs, have the potential to enter clinical development within 12 to 18 months after our acquisition, and have the potential to generate at least six-fold returns on investment within three years through sale to, or partnership with, larger pharmaceutical or medical device companies. Upon completion of any such sale or partnership transaction, and depending on our then current capital needs, we will consider returning transaction proceeds to our investors through special dividends or stock repurchases.

We believe that early-development stage biomedical technologies offer the optimal risk-adjusted return on investment. By risk-adjusted return, we mean the ability to maximize a return on an investment decision relative to the risks associated with development, time and capital expenditures. We believe that discovery stage research of biomedical technologies, prior to early-development stage research and development, generally has extremely high risk and capital requirements and long development timelines. Alternatively, later-stage biomedical technologies (such as those in Phase III clinical trials), although typically lower in development risk, generally have extremely high acquisition and development costs.

We believe that our business strategy maximizes what we perceive to be our competitive advantages, including:

•	our ability to identify and acquire early-development stage biomedical technologies with favorable risk/reward ratios based on our technical expertise;

•	our credibility and relationships with the academic community, a primary source of deal flow for the early-development stage biomedical technologies we target;

•	our ability to develop early-development stage biomedical technologies more quickly and cost-effectively than larger, less flexible companies; and

•	our management’s track record of successfully executing this business strategy, from technology acquisition through exit by sale to a corporate partner, at a prior company.

Our Business Plan through June 30, 2007

Our business plan through June 30, 2007 consists of the following development activities:

Dimebon Alzheimer’s Disease Program:    (a) complete patient dosing in our randomized, double-blind, placebo-controlled Phase II efficacy study of Dimebon in Alzheimer’s disease patients in Russia; (b) complete animal studies required to support an investigational new drug application to the FDA to commence Phase I clinical testing of Dimebon in the U.S. (which studies we will refer to as “IND-enabling preclinical studies”); (c) obtain approval of an investigational new drug application to initiate clinical studies in the U.S.; (d) complete Phase I clinical studies in the U.S.; and (e) either initiate a Phase II clinical study in the U.S. or sell/partner the program.

Dimebon Huntington’s Disease Program:    (a) confirm existing preclinical efficacy data; (b) complete IND-enabling preclinical studies; (c) obtain approval of investigational new drug application to initiate clinical studies in the U.S.; (d) complete a combined Phase I/IIa clinical study in the U.S.; and (e) either initiate a Phase IIb clinical study in the U.S. or sell/partner the program.

MDVN 300 Series Prostate Cancer Program:    (a) synthesize and test multiple members of the compound series to identify a lead candidate for clinical development; (b) select a lead development candidate; (c) manufacture a lead development candidate for use in IND-enabling preclinical studies and early clinical studies; (d) complete IND-enabling preclinical studies; and (e) initiate a combined Phase I/IIa clinical study.

New Technologies:    identify, evaluate and, subject to availability of sufficient funds, acquire between one and two new technologies.

Based on presently available information, our management believes that achievement of the above development milestones relating to our existing product candidates on or before June 30, 2007 is a reasonably achievable goal, assuming that the data generated in the planned preclinical and clinical studies are positive. However, the development of pharmaceutical and medical device product candidates is subject to high levels of risk, including risks presented by subsequent developments that are unforeseen or unforeseeable, as well as risks that are entirely outside of our control. We thus cannot guarantee that we will be able to complete any of these milestone events, or that any of them that we do achieve will be on time or on budget.

Liquidity and Capital Resources

We have incurred aggregate net losses of $7,159,730 through June 30, 2005, and we expect to incur significant additional losses in the future. We have not generated any revenue from operations to date, and do not expect to generate operating revenue for several years, if ever. All of our operations to date have been funded through the sale of our debt and equity securities, and we expect this to continue to be the case for the foreseeable future.

As of June 30, 2005, we had cash and cash equivalents and other current assets of $8,150,888, accounts payable and other current liabilities to be paid in cash of $778,367, and no long term debt. We expect that these amounts, together with the assumed net proceeds of approximately $21,600,000 in this offering, will be sufficient to fund the presently budgeted costs of executing our business plan through June 30, 2007 excluding acquisition costs of any new technology we may wish to acquire. However, we caution you that this is a forward-looking statement and is subject to significant risk and uncertainty. See “Forward-Looking Statements.”

The process of conducting studies required to obtain regulatory approval to sell our product candidates is lengthy and very expensive, and cannot be completed for any of our existing product candidates by June 30, 2007, nor can we guarantee that we will be able to sell or partner any of our programs by that date. We therefore expect we will need to raise additional financing, whether through sales of our equity securities or otherwise, to continue with any further development activities beyond that time. In addition, should we identify one or more new product candidates that we wish to acquire, we may need to raise additional financing sooner than June 30, 2007 to finance the acquisition and subsequent development of any such new product candidate(s). We also may need to raise additional financing before June 30, 2007 should we experience unforeseen delays, cost overruns or both in the development of any of our existing product candidates. We cannot be sure that we will be able to raise additional financing when needed on acceptable terms or at all. If we fail to do so, you may lose some or all of your investment.

We historically have conducted our business operations on a largely outsourced model, and expect to continue to do so. Thus, we do not expect to purchase or sell any plant or significant equipment for the foreseeable future. We presently have six employees, and expect that number to approximately double within the next twelve months.

Contract Dispute

On December 17, 2004, we sold 7,741,935 shares of our common stock in a private placement to accredited investors at a price of $1.55 per share. In connection with the December 2004 Financing, we entered into registration rights agreements with the investors, pursuant to which we agreed to use commercially reasonable efforts to register the shares sold in the December 2004 Financing for resale by the investors. The registration rights agreement states that we must pay the investors liquidated damages of $6,000 per day, in the aggregate, if the registration statement was not declared effective by March 31, 2005. The registration statement was not declared effective until May 16, 2005. If the liquidated damages provision is enforceable, our accrued liability to investors in the December 2004 Financing through May 16, 2005 would be $276,000. We recorded a charge to current operations, and a corresponding liability, of $276,000 in the quarter ended June 30, 2005.

In addition, for reasons outside our control, we were unable to include in the registration statement shares purchased by certain investors in the December 2004 Financing. If the liquidated damages provision applies to this situation and is enforceable, we would incur additional liability to these excluded investors in the aggregate amount of $3,120 per day beginning on May 17, 2005 and continuing for an unspecified period of time. Based on preliminary discussions with the excluded investors held in September 2005, we estimate the potential loss we may incur based on the exclusion of these shares from the registration statement to be approximately $1,325,000, and we intend to record a charge to our current operations, and a corresponding liability, in this amount in the quarter ended September 30, 2005. We have not paid any liquidated damages to date, and are in discussions with the excluded investors to resolve this issue.

BUSINESS

The Company

Our Business Strategy

Our business strategy is to acquire, develop and sell or partner biomedical technologies in the early-development stage of the research and development process—the stage beginning with the identification of a specific biomedical product candidate with a demonstrated scientific rationale for further development, and ending upon the completion of Phase II clinical trials designed to provide evidence of potential safety and efficacy in patients. Based on this focus, we generally will not engage in discovery research, Phase III clinical trials or commercialization. Rather, we target biomedical technologies that already have reached the early-development stage, and generally plan to partner or sell successful development programs following completion of Phase II clinical trials. Once we acquire a biomedical technology, we focus on driving development rapidly and cost-effectively. To minimize fixed costs and maximize flexibility, we have developed a business model which efficiently uses experienced outside consultants, who are well integrated into our management team, for specific projects.

We seek to establish and maintain a portfolio of between four and six active development programs at any given time. We focus on early-development stage biomedical technologies that have strong intellectual property positions, address large unmet medical needs, have the potential to enter clinical development within 12 to 18 months after our acquisition, and have the potential to generate at least six-fold returns on investment within three years through sale to, or partnership with, larger pharmaceutical or medical device companies. Upon completion of any such sale or partnership transaction, and depending on our then current capital needs, we will consider returning transaction proceeds to our investors through special dividends or stock repurchases.

We believe that early-development stage biomedical technologies offer the optimal risk-adjusted return on investment. By risk-adjusted return, we mean the ability to maximize a return on an investment decision relative to the risks associated with development, time and capital expenditures. We believe that discovery stage research of biomedical technologies, prior to early-development stage research and development, generally has extremely high risk and capital requirements and long development timelines. Alternatively, later-stage biomedical technologies (such as those in Phase III clinical trials), although typically lower in development risk, generally have extremely high acquisition and development costs.

We believe that our business strategy maximizes what we perceive to be our competitive advantages, including:

•	our ability to identify and acquire early-development stage biomedical technologies with favorable risk/reward ratios based on our technical expertise;

•	our credibility and relationships with the academic community, a primary source of deal flow for the early-development stage biomedical technologies we target;

•	our ability to develop early-development stage biomedical technologies more quickly and cost-effectively than larger, less flexible companies; and

•	our management’s track record of successfully executing this business strategy, from technology acquisition through exit by sale to a corporate partner, at a prior company.

Our Portfolio

Our portfolio presently consists of the following three active development programs, all of which are based on small molecule therapeutics:

Product Candidate	Clinical Indication	Development Status		Anticipated Next Clinical Milestone
		Phase	Country
Dimebon	Alzheimer’s disease	Phase II	Russia	Q2 2006—complete dosing in Phase II trial
		Preclinical	U.S.	Q2 2006—start Phase I trial
Dimebon	Huntington’s disease	Preclinical	U.S.	Q2 2006—start Phase I/IIa trial
MDVN 300 series compounds	Hormone-refractory prostate cancer	Preclinical	U.S.	Q4 2006—start Phase I/IIa trial

In addition to our three active development programs, we also have a fourth small molecule program in the preclinical phase, based on the NT0904 series compounds targeting Alzheimer’s disease. However, in light of recent data leading us to expand the clinical indications for Dimebon, we have elected to defer further development of our NT0904 series compounds at this time. We are also evaluating other early-development stage biomedical technologies for potential acquisition, and will continue to do so. We will consider technologies based on their scientific, clinical and commercial potential, and intellectual property position, and will not limit ourselves to neurology, oncology or any other specific field of medicine.

Our Corporate Structure

We organized our corporate structure to align with our business strategy by forming subsidiaries to hold and develop our technologies. We believe that using this structure may offer advantages at each key stage of our business strategy. First, equity in our subsidiaries is an attractive currency for us to use in acquiring technologies, allowing the licensor to participate in any value created from the specific technologies it contributed to us, but not in any value created from other technologies in our portfolio. Second, equity in our subsidiaries also is an attractive currency to use to incent key employees and consultants whose contributions are specific to the technologies held by that subsidiary. Third, housing technologies in separate corporate entities should enable us to cleanly structure any potential exit transaction as an asset sale, stock sale or merger, as desirable, based on tax and other considerations. We presently have two subsidiaries—Medivation Neurology, Inc., which holds both our Dimebon and NT0904 series technologies, and Medivation Prostate Therapeutics, Inc., which holds our MDVN 300 series technology.

Our History and Historical Financial Information

We were formed in Delaware in October 1995, under our former name Orion Acquisition Corp. II, to identify and consummate a business combination. Medivation Neurology, Inc. was formed in Delaware in September 2003, under its former name Medivation, Inc., to acquire and develop Dimebon. On December 17, 2004, Medivation Neurology, Inc. became our subsidiary pursuant to a merger. Medivation Prostate Therapeutics, Inc. was formed in Delaware in July 2005 as our subsidiary to acquire and develop the MDVN 300 series technologies.

Based on the accounting treatment of the December 17, 2004 merger, the financial statements, notes thereto and other financial information contained in this prospectus for periods prior to December 17, 2004 reflect only the operations of Medivation Neurology, Inc. All such information for periods after December 17, 2004 reflects the operations of Medivation and our subsidiaries, on a consolidated basis.

Early Stage Studies

The data relating to our development programs generated to date have come from early stage studies, and by virtue of our business model we expect this to continue to be true of any future programs we may acquire.

Our business model is based on the identification, acquisition and development of early-development stage biomedical technologies that have the potential to mature into successful commercial products. Our primary strategy for identifying development candidates involves exploration of promising biomedical technologies in differing academic, geographic and corporate based venues. As with any early-development stage program, data supporting our programs at the time we evaluate and acquire them will be incomplete and in need of repetition or validation. The development process requires, among other factors, the preparation of analytics and manufacturing practices that will fulfill U.S. regulatory requirements, and the generation of safety and efficacy data from preclinical and clinical studies that comply with all applicable regulatory requirements. Therefore, the results of preclinical studies and early clinical trials of our product candidates are not necessarily predictive of the results of later stage trials. If we are unable to complete preclinical studies or clinical trials, or if the results of these studies and trials are not satisfactory to convince regulatory authorities or potential partners of the safety and efficacy of our potential product candidates, we will not be able to attract partners or gain regulatory approval of any of our current or future product candidates.

Our Dimebon Program

Overview

Dimebon is a Russian small molecule drug that was approved in 1983 by the Russian Ministry of Health for use as an oral antihistamine. According to our research, more than 28 million doses of the drug have been manufactured for human use in Russia since Dimebon’s approval in 1983. Although patients typically take oral antihistamines only for a short duration of time, generally 14 days or less, the substantial previous human use of Dimebon is a factor upon which we relied in deciding to acquire Dimebon because we believe that factor lowers the risk of failure for toxicity, a leading cause of failure in pharmaceutical drug development.

A series of preclinical laboratory and animal studies performed over the past decade in both Russia and the U.S. has generated a body of data that we believe suggests Dimebon may have a broad spectrum of biological activities relevant to the treatment of multiple neurological indications, including Alzheimer’s disease and Huntington’s disease. These data suggest that Dimebon may inhibit both cholinesterase and the N-methyl D-aspartate (NMDA) receptor, the mechanisms by which the only drugs ever approved by the FDA to treat Alzheimer’s disease are postulated to work, and also that Dimebon may prolong the life of nerve cells (neurons). Dimebon has been tested in animal models of Alzheimer’s disease in Russia, in an animal model of Huntington’s disease in the U.S., and in a pilot 14-patient open label clinical trial of Alzheimer’s disease patients in Russia, and has generated promising data in each of these studies. In a 13-month study of normally aging mice in Russia, Dimebon was found to reduce several common signs of aging associated with this animal model—cataracts (82% reduction), balding (42% reduction) and cachexia (age-associated weight loss). At the end of this study, 83% more mice were alive in the Dimebon group than in the control group. All data referred to in this paragraph are described in greater detail in “—Existing Preclinical Data—In Vitro,” “—Existing Preclinical Data—In Vivo,” and “—Existing Clinical Data” below.

We believe that these data are internally consistent and provide a strong scientific rationale for developing Dimebon as a potential treatment for multiple neurological indications, including Alzheimer’s disease and Huntington’s disease. In September 2005, we began a randomized, double-blinded, placebo controlled Phase II efficacy study of Dimebon in which we plan to enroll up to 166 Alzheimer’s disease patients in Russia. We plan to initiate U.S. clinical studies of Dimebon in Alzheimer’s disease (a Phase I clinical trial) and in Huntington’s disease (a combined Phase I/IIa clinical trial) in the second quarter of 2006. We also plan to conduct further preclinical studies to evaluate the potential efficacy of Dimebon in other human neurological indications, and also to prolong survival in pets. However, investors are cautioned that our ability successfully to achieve any of our preclinical or clinical development objectives is subject to a high level of risk. See “Risk Factors—Risks Related to our Product Development Candidates.”

Relevant Biological Targets

Cholinesterase

Acetylcholine is a specialized brain chemical or neurotransmitter which is important for normal brain function. In Alzheimer’s disease, a loss of function in areas of the brain associated with memory, cognitive function and global function occurs. Levels of acetylcholine are lower than normal in the brains of patients with Alzheimer’s disease. The impairment of memory, cognitive function and global function seen in Alzheimer’s disease has been attributed, at least in part, to these lower levels of acetylcholine. Acetylcholine is normally degraded by an enzyme called cholinesterase. Inhibition of cholinesterase results in less degradation of acetylcholine and therefore an increase in acetylcholine levels. Aricept®, Exelon® and Razadyne®, drugs which the FDA has approved to treat Alzheimer’s disease, all are postulated to work by inhibiting cholinesterase and thereby increasing brain levels of acetylcholine. As described in more detail below under “—Existing Preclinical Data—In Vitro,” preclinical data generated to date suggest that Dimebon may inhibit cholinesterase.

N-methyl D-aspartate (NMDA) Receptor

Glutamate is one of the most important neurotransmitters in the human body, accounting for approximately 70% of all synapses (junctions between two cells) in the central nervous system. Glutamate as a neurotransmitter activates nerve cells (neurons) by binding to a receptor on the surface of the neuron called the N-methyl D-aspartate (NMDA) receptor. In normal brain function, binding of the NMDA receptor by glutamate initiates an influx of calcium into the neuron, which plays a role in normal brain function. One theory of the underlying physical changes (pathophysiology) that occur in the brains of Alzheimer’s disease patients, known as the “excitotoxicity” theory, holds that the NMDA receptor is excessively activated by glutamate. According to this theory, excessive activation of the NMDA receptor by glutamate in Alzheimer’s disease patients causes excessive quantities of calcium to enter neurons, which in turn kills or damages the neurons and causes some of the impaired brain functions seen in these patients. The drug most recently approved by the FDA to treat Alzheimer’s disease, Namenda®, is postulated to work by inhibiting the NMDA receptor. As described in more detail below under “—Existing Preclinical Data—In Vitro,” preclinical data generated to date suggest that Dimebon may inhibit the NMDA receptor.

Mitochondrial Permeability Transition Pores (MPTP)

Mitochondria are intracellular structures that are responsible for generating energy within all cells. Mitochondria are surrounded by a membrane which contains pores—known as mitochondrial permeability transition pores or MPTP—through which substances can pass between the mitochondria and the surrounding cell. Blocking MPTP is not a validated mechanism for treating Alzheimer’s disease. However, there is scientific basis that leads us to believe that this approach may be relevant to treating Alzheimer’s disease based on the hypothesized link between blocking MPTP and preventing death of nerve cells (neurons). One of the theories of the underlying pathophysiology of Alzheimer’s disease holds that the disease is caused in part by the death of neurons. Mitochondrial pore opening has been associated in the published literature with the death of neurons. For example, a review article published in 2003 in The Journal of Physiology and Biochemistry (Jordan V et al., “Mitochondrial control of neuron death and its role in neurodegenerative disorders”) reports that opening mitochondrial pores can lead to neuron death by allowing excess calcium to flow between the cytoplasm (the area of the cell surrounding the mitochondria) and the mitochondria, and by allowing so-called “suicide factors” (substances which induce cells to kill themselves) to escape from the mitochondria into the cytoplasm. An abstract of this publication is available free of charge at www.medscape.com. Preclinical data generated to date with Dimebon, described below under “—Existing Preclinical Data—In Vitro,” suggest to us that Dimebon may reduce permeability of the mitochondrial membrane, whether by means of blocking MPTP or through some other mechanism, which for the above reasons may protect neurons from dying. This potential additional property of Dimebon, which we believe may be of potential relevance to the treatment of Alzheimer’s disease, formed part of our decision to develop Dimebon as a potential therapy for that indication.

Existing Preclinical Data—In Vitro

Cholinesterase

In vitro experiments performed at the Institute of Physiologically Active Compounds in Russia, and confirmed by two U.S. contract laboratories, have demonstrated that Dimebon inhibits both of the two primary forms of cholinesterase—acetylcholinesterase and butyrylcholinesterase. The results of these experiments were published in 2001 in Annals of the New York Academy of Sciences (Bachurin S et al., “Antihistamine agent dimebon as a novel neuroprotector and a cognition enhancer”). An abstract of this publication is available free of charge at www.annalsnyas.org. Each of the cholinesterase inhibitors approved by the FDA to treat Alzheimer’s disease also inhibits both the acetyl and the butyryl forms of cholinesterase. Based on published data regarding the affinities with which the three FDA approved cholinesterase inhibitors bind their targets and based on these in vitro preclinical studies, Dimebon appears to inhibit butyrylcholinesterase more strongly than do two of the three FDA-approved drugs, while all three of the FDA-approved drugs inhibit acetylcholinesterase more strongly than Dimebon appears to do. The optimal level of affinity with which a drug must bind cholinesterase, whether the acetyl form, the butyrl form, or both forms, to safely and effectively treat Alzheimer’s disease is not known.

N-methyl D-aspartate (NMDA) Receptor

In vitro experiments performed at the Institute of Physiologically Active Compounds in Russia compared the ability of both Dimebon and Namenda® (an NMDA receptor inhibitor first approved by the FDA in 2003 to treat moderate-to-severe Alzheimer’s disease) to inhibit the NMDA receptor. These experiments showed that both Dimebon and Namenda® appeared to inhibit the NMDA receptor, but with differing affinities depending on the type of neuron involved. The range of affinities of each drug for the NMDA receptors on various types of neurons overlapped in this experiment, although in the majority of neurons tested Namenda® appeared to inhibit the NMDA receptor with higher affinity than did Dimebon. The results of these experiments were published in 2001 in Annals of the New York Academy of Sciences (Bachurin S et al., “Antihistamine agent dimebon as a novel neuroprotector and a cognition enhancer”) and in 2003 in Bulletin of Experimental Biology Medicine (Grigoriev VV et al., “Comparative study of action mechanisms of dimebon and memantine on AMPA- and NMDA-subtype glutamate receptors in rat cerebral neurons”). Abstracts of these publications are available free of charge at www.annalsnyas.org and www.medscape.com, respectively. Confirmatory experiments performed for us by a U.S. contract laboratory repeated the Russian findings that Dimebon appears to inhibit the NMDA receptor, although with a lower affinity than does Namenda®. Low affinity of a product candidate for its target is frequently considered to be an undesirable characteristic from a drug development standpoint. However, the optimal level of affinity with which a drug must bind the NMDA receptor, and the particular types of neurons in which such binding must occur, to safely and effectively treat Alzheimer’s disease is not known.

Mitochondrial Permeability Transition Pores (MPTP)

Dimebon also may block mitochondrial permeability transition pores or MPTP, a potential new drug target for the treatment of Alzheimer’s disease. In vitro experiments conducted at the Institute of Physiologically Active Compounds in Russia have demonstrated that Dimebon inhibits the ability of substances to flow into and out of mitochondria. In this experiment, the Institute of Physiologically Active Compounds scientists administered APß 25-35 to a preparation of mitochondria in a test tube. APß 25-35 is a fragment of the beta amyloid peptide, which is believed to play a leading role in the pathophysiology of Alzheimer’s disease, and is known to cause mitochondria to swell, presumably by increasing the permeability of the mitochondrial membranes. Dimebon was then administered to the mitochondria that had been treated with APß 25-35, and found to reduce this mitochondrial swelling, presumably by reducing the mitochondrial membrane permeability caused by the APß 25-35. The scientists who conducted these experiments believe that Dimebon achieves this effect by blocking MPTP, through which substances pass into and out of mitochondria. The results of these experiments were published in 2003 in Annals of the New York Academy of Sciences (Bachurin S et al., “Mitochondria as a target for neurotoxins and neuroprotective agents”). An abstract of this publication is available free of charge at www.annalsnyas.org.

Existing Preclinical Data—In Vivo

Active Avoidance Model of Alzheimer’s Disease

Scientists at the Institute of Physiologically Active Compounds in Russia tested Dimebon in a rat model of Alzheimer’s disease known as the active avoidance model. In this model, a rat is housed in a box with two chambers separated by a wall, each with a light overhead. The floor of the box is metallic and is engineered so that a few seconds after the overhead light in a chamber is turned on, an electrical shock is transmitted to the floor beneath the light. The rat quickly learns to move to the adjacent, non-electrically charged chamber as soon as the overhead light is turned on.

In this model, a condition of memory and cognition impairment was generated by injecting AF64A into the brains of rats. AF64A is a neurotoxin that, when injected into rat brains, appears to impair the rats’ cognition and memory. In this study, 75 rats were divided into four groups. The first group of animals was the control group, and received injections of saline only, while the second, third and fourth groups were injected with the neurotoxin. On the second day after these injections, and for each of the next ten days, the three neurotoxin-treated groups received, respectively, placebo, Dimebon and Tacrine. Tacrine is the first cholinesterase inhibitor approved by the FDA that was used to treat Alzheimer’s disease, but is no longer in use. After these treatments, the rats were trained to complete the active avoidance test, and then formal testing was begun. Trained animals were tested for the number of times they were able successfully to avoid electrical shock, as well as for time required to move to the non-electrically charged chamber of the box.

The performance level in the active avoidance test of rats that did not receive neurotoxin, measured by the number of times the rats successfully completed the test, was defined as 100. Based on that scale, the performance level of rats receiving the neurotoxin but neither Dimebon or Tacrine dropped to 65. By contrast, the performance of neurotoxin treated rats that also received Dimebon or Tacrine was 90, a result 38% better than that of the neurotoxin treated rats that received only placebo and almost as good as that of the control rats—which did not receive any neurotoxin. The relative benefits of Dimebon and Tacrine were even higher when the rats were evaluated on whether they could successfully complete the active avoidance test eight times consecutively. The performance level of the control animals on this test again was defined as 100, and dropped to 40 in the neurotoxin treated rats that were not given either Dimebon or Tacrine. For the neurotoxin treated rats that received Dimebon or Tacrine, the performance level in completing the active avoidance test eight times in a row was 90, a result 125% better than that of the neurotoxin treated rats that received only placebo and almost as good as that of the rats that did not receive any neurotoxin. Based on these two measurements of successful completion, Dimebon and Tacrine performed comparably in this experiment.

When measured based on time needed for the rats successfully to complete the active avoidance test, Dimebon and Tacrine again both performed better than placebo, but in this instance Dimebon also performed better than Tacrine. Specifically, the control rats required on average 4.8 seconds to complete the active avoidance test, while the animals receiving neurotoxin required more time—on average 5.5 seconds—to do so. By contrast, the Tacrine-treated rats completed the test in an average of four seconds, and the Dimebon-treated rat required only an average of three seconds to do so. It is noteworthy that, based on the time to completion measurement in this experiment, both the Dimebon and Tacrine-treated animals performed better than the animals that did not receive any neurotoxin. The results of the experiments described in this section entitled “Active Avoidance Model of Alzheimer’s Disease” were published in 2001 in Annals of the New York Academy of Sciences (Bachurin S et al., “Antihistamine agent dimebon as a novel neuroprotector and a cognition enhancer”). An abstract of this publication is available free of charge at www.annalsnyas.org.

Morris Water Maze Model of Alzheimer’s Disease

Scientists at the Institute of Physiologically Active Compounds in Russia tested Dimebon in a second rat model of Alzheimer’s disease known as the Morris water maze model. In this model, a rat swims in a five-foot diameter vat of water with a small submerged platform which the swimming rat cannot see. An overhead video camera tracks the rat’s swimming path, which is digitized, mapped and measured. The rat swims randomly in the vat of water with no place to rest until it finds the submerged platform. The rat is trained to find the platform and once it does and remembers the location of the platform, the route that the rat takes from its starting place to the platform becomes more direct and less random. Control rats eventually learn and remember the location of the platform and swim in a fairly direct route to the platform.

In these experiments, rats received injections of the neurotoxin AF64A directly into their brains. One day after the neurotoxin was administered, rats were treated orally with placebo, Aricept®, Namenda® or Dimebon, respectively, for approximately three and one-half weeks. Aricept® and Namenda® are the leading FDA-approved cholinesterase inhibitors and NMDA receptor inhibitors, respectively, for the treatment of Alzheimer’s disease. For approximately the first week and a half of treatment, the rats were trained to find the submerged platform. Training was then stopped, and assessments of memory (“retention”) were made at approximately 2 weeks (“retention 1”) and approximately 4 weeks (“retention 2”).

The results of these experiments are depicted in the chart below. Neurotoxin-treated rats that were not also treated with any drug did not learn or remember the location of the platform and swam randomly. By contrast, neurotoxin-treated rats which were also treated with Aricept®, Namenda® or Dimebon all showed comparable improvement in their ability to learn and remember the platform’s location, as indicated by the more direct (less random) swimming pattern to the submerged platform. After drug treatment was discontinued at the end of approximately three and a half weeks, rats treated with Aricept® appeared to forget the location of the submerged platform, as evidenced by their swimming pattern becoming more random and less direct, while rats treated with Namenda® or Dimebon continued to remember the location. In this regard, Namenda® and Dimebon, which both appear to inhibit the NMDA receptor, appeared in these experiments to perform better than Aricept® in durability of response. The experiments were performed by Dr. Sergey Bachurin, a member of our Scientific and Clinical Advisory Board. The results of the experiments are not yet published. We assume responsibility for the veracity of these experiments.

Drosophila Fruit Fly Model of Huntington’s Disease

The gene responsible for Huntington’s disease was discovered in 1993. This discovery allowed scientists to develop transgenic animal models of Huntington’s disease—models in which the animals have been engineered to express the human Huntington’s disease gene. One such model is the Drosophila fruit fly. As reported in the published scientific literature, insertion of the Huntington’s disease gene into the Drosophila fruit fly has been shown to induce many of the pathological and clinical signs of Huntington’s disease seen in humans. We selected the transgenic Drosophila fruit fly model because we believe it offers several advantages as a model of Huntington’s disease. First, the fruit fly contains a fully functional nervous system with an architecture that separates specialized functions such as vision, smell, learning and memory in a manner not unlike that of mammalian nervous systems. Second, the eye of the fruit fly is comprised of specialized neurons called photoreceptors which can be directly observed through a microscope. This allows scientists to observe directly the ability of potential neuroprotective drugs to prevent neuronal death. And third, among human genes known to be associated with disease, approximately 75% have a Drosophila fruit fly counterpart.

Scientists at the University of California, Irvine tested two groups of transgenic Drosophila fruit flies engineered to express the human Huntington’s disease gene. Dimebon was administered to one group of transgenic flies in their food for a period of seven days, while the second group of transgenic flies did not receive Dimebon. At the end of this period, the scientists examined the eyes of each group of flies under a microscope, and counted the numbers of functioning photoreceptors they observed. In this experiment, Dimebon was found to protect these photoreceptors against the neuronal death associated with Huntington’s disease in a dose dependent manner.

Mouse Anti-Aging Study

In an in vivo experiment performed at the Institute of Physiologically Active Compounds in Russia, Dimebon was shown to reduce certain aging-associated conditions, and to increase survival, in normally aging mice. In this study, 100 normally aging mice, which have a typical lifespan of approximately two years, were given either Dimebon (dissolved in their daily drinking water, 50 mice) or a placebo (drinking water control, 50 mice) for 13 months. At the end of the study, Dimebon was found to reduce several common signs of aging associated with this animal model—cataracts (82% reduction), balding (42% reduction) and cachexia (age-associated weight loss). Most significantly, Dimebon was shown to prolong survival in this experiment. At the end of the study, 83% more mice were alive in the Dimebon group than in the control group. The results of this study are not yet published in a peer reviewed scientific journal. We assume responsibility for the veracity of these results.

Existing Clinical Data—Pilot Study

Dimebon appeared to improve some aspects of memory, cognitive and global function in a pilot open-label clinical study in 14 Alzheimer’s disease patients conducted at the Moscow Center for Gerontology in Russia. The patients were treated with oral Dimebon, three times daily for two months. Patients’ memory, cognitive and global function were assessed by two psychiatric scales, the Hasegawa Dementia Scale and a scale developed by one of the investigators in the study, called the Bukatina Scale. Baseline scores for individual patients were determined prior to drug treatment and then subsequent memory and functional assessments were performed by two psychiatrists on patients treated open-label with Dimebon. After two months of Dimebon treatment, treatment was stopped and patient psychiatric assessments for memory and cognitive function continued for an additional two months. Patients treated with Dimebon experienced an improvement in memory and cognition after two months of therapy. Furthermore, after Dimebon was discontinued at week eight, a deterioration in cognitive function in the Alzheimer’s disease patients was observed. The results of this clinical study were published in 2001 in Annals of the New York Academy of Sciences (Bachurin S et al., “Antihistamine agent dimebon as a novel neuroprotector and a cognition enhancer”). An abstract of this publication is available free of charge at www.annalsnyas.org. Study results are also reproduced in our issued patent covering the use of Dimebon to treat neurodegenerative diseases, which is available free of charge at www.uspto.gov (patent number US 6,187,785 B1).

This small, pilot clinical study was not randomized, blinded, placebo-controlled, or powered to achieve statistical significance, did not use endpoints currently required by the FDA for approval of Alzheimer’s disease therapeutics, and did not use Dimebon that we can demonstrate to have been manufactured in compliance with current good manufacturing practices and other applicable regulatory standards. For these reasons, we cannot use this study as affirmative evidence of the potential safety or efficacy of Dimebon to treat Alzheimer’s disease or any other indication in any filing with the FDA or other regulatory agencies, nor do we know if the results of this study will be reproduced in any subsequent clinical studies that we may conduct, including our ongoing Phase II clinical study in Russia. However, we found the results of this study to be interesting and consistent with the existing preclinical data on Dimebon, described elsewhere in this prospectus, and therefore used the results of this study to help make our decision to acquire the Dimebon technology.

First Clinical Indication—Alzheimer’s Disease

Alzheimer’s disease, the leading cause of dementia, is characterized by the progressive loss of memory, thinking (cognitive function) and the ability to perform the activities of daily living (global function). According to the Alzheimer’s Association, Alzheimer’s disease currently affects approximately 4.5 million people in the U.S., including as many as 10% of people aged 65 and older and nearly 50% of those aged 85 and older. Due to the aging baby boomer population and the increased prevalence of Alzheimer’s disease in older populations, the Alzheimer’s Association has projected that Alzheimer’s disease cases in the U.S. will rise to as many as 16 million by 2050 unless prevention or a cure is found. According to a published article in the December 19, 2000 issue of Scientific American, worldwide cases of Alzheimer’s disease are expected to reach 22 million by 2025. According to information available free of charge on the website of the American Health Assistance Foundation (www.ahaf.org), Alzheimer’s disease kills 59,000 people per year in the U.S. According to the Alzheimer’s Association, on average between three and 20 years pass between a patient’s initial diagnosis with Alzheimer’s disease and his or her death, with an average duration of eight years. The Alzheimer’s Association has estimated that total annual expenditures on Alzheimer’s disease in the U.S. exceed $100 billion annually, and that the average lifetime cost per Alzheimer’s disease patient is $174,000. All information in this paragraph attributed to the Alzheimer’s Association is available free of charge on their website (www.alz.org).

FDA-Approved Therapeutics and Postulated Mechanisms of Action

The precise physical changes in the brain that produce Alzheimer’s disease are complex and not completely understood. However, we believe that the two best-validated drug targets for Alzheimer’s disease are cholinesterase and the N-methyl-D-aspartate receptor (NMDA) receptor. There are only four currently used drugs that the FDA has approved for the treatment of Alzheimer’s disease. Although the precise mechanism of action of these four drugs is unknown, three of these drugs are believed to inhibit cholinesterase, and one is believed to inhibit the NMDA receptor. These four drugs and their respective marketers, FDA approval dates (as listed in the FDA’s on-line edition of its Orange Book) and postulated mechanisms of action (as appearing in the package inserts for these drugs) are set forth in the following table.

Drug	Marketed by	FDA Approvals	Postulated Mechanism
Aricept® (donepezil)	Pfizer Inc./Eisai Co., Ltd.	November 25, 1996	Cholinesterase inhibition

Exelon® (rivastigmine)	Novartis AG	April 21, 2000	Cholinesterase inhibition

Razadyne® (galantamine)	Johnson & Johnson	February 28, 2001	Cholinesterase inhibition

Namenda® (memantine)	Forest Laboratories, Inc.	October 16, 2003	NMDA receptor inhibition

Combination Therapy

A study published in the January 21, 2004 issue of the Journal of the American Medical Association concluded that Namenda® combined with Aricept® is significantly more effective in treating the symptoms of Alzheimer’s disease than Aricept® alone. This study compared the use of a combination of Namenda®, an NMDA receptor inhibitor, and Aricept®, a cholinesterase inhibitor, to Aricept® alone in 404 patients with moderate-to-severe Alzheimer’s disease. After six months of dosing, patients who took the combination therapy (Namenda® plus Aricept®) had significantly better outcomes on measurements of cognition, activities of daily living, global outcome and behavior compared to patients who took Aricept® alone. This study was reported by its authors to be the first to show superiority of dual target inhibition (NMDA receptor and cholinesterase inhibition) over single target inhibition (cholinesterase inhibition only) in Alzheimer’s disease patients. This study suggests that combination therapy directed at both cholinesterase and the NMDA receptor eventually may become an important clinical approach to treating Alzheimer’s disease. As noted above under “—Existing Preclinical Data—In Vitro,” preclinical data generated to date suggest that Dimebon may inhibit both cholinesterase and the NMDA receptor.

Market Size and Performance of Existing FDA-Approved Therapeutics

Based on financial information publicly disclosed by the marketers of Alzheimer’s disease therapeutics, these drugs constitute more than a billion dollar market per year worldwide. Aricept®, the largest selling cholinesterase inhibitor, generated more than $1 billion in combined global sales for Pfizer Inc. and Eisai Co., Ltd. in 2002 (as reported in the 2002 Annual Report of Pfizer, Inc.), while Exelon®, the second largest-selling cholinesterase inhibitor, generated $422 million in global sales for Novartis AG in 2004 (as reported in Novartis’ full-year 2004 results appearing on its website). While Forest Laboratories, Inc.’s NMDA receptor antagonist Namenda® was only approved in October 2003, it generated sales of approximately $333 million for Forest Laboratories, Inc. in its fiscal year ended March 31, 2005 (as reported by Forest Laboratories, Inc. in its earnings release for that period).

The market performance of the existing Alzheimer’s disease therapeutics is particularly noteworthy given that their clinical performance to date has been modest. Specifically, as stated in their FDA-approved labelling, none of the drugs approved by the FDA to treat Alzheimer’s disease has been proven to prevent or change the underlying process of brain deterioration (neurodegeneration) in patients with Alzheimer’s disease. Rather, these drugs have been shown only to slow the worsening of the symptoms of Alzheimer’s disease—primarily loss of cognitive and global function. Furthermore, in the studies submitted in support of applications for FDA approval of these drugs, none of these drugs was shown significantly to improve both cognitive and global function in the patients studied. Thus, we believe that there is room for improvement in this large and growing pharmaceutical market, and have chosen to invest in our Dimebon program based in part on that belief.

Our Alzheimer’s Disease Development Plan

Development in Russia.    In September 2005, we enrolled the first patient in a randomized, double-blind, placebo-controlled Phase II study of Dimebon to treat Alzheimer’s disease. This study is intended to enroll up to 166 patients with mild-to-moderate Alzheimer’s disease at approximately 12 sites in Russia. We intend to perform this study in compliance with good clinical practices, and expect the treatment period (six months) and study endpoints to reflect those used in pivotal registration studies for drugs previously approved by the FDA to treat Alzheimer’s disease, in order to maximize the persuasive value of the data generated. We expect to complete patient dosing in this study by June 2006. However, we caution you that this is a forward-looking statement and subject to significant risk and uncertainty. See “Forward-Looking Statements.” Since we are unable to demonstrate the U.S. good manufacturing practices compliance of the Russian produced tablets, our use of those tablets in the Russian Phase II study means that this study, if positive, could be relied upon as a proof-of-concept study but not as a pivotal registration study.

Development in the U.S.    Simultaneously with the Russian Phase II study, we have initiated animal studies required to obtain FDA approval to conduct Alzheimer’s disease clinical studies in the U.S. Because Dimebon has not previously been approved for use in the U.S., the U.S. development pathway entails generating data from animal testing required to support an investigational new drug application to the FDA, and obtaining FDA approval of the investigational new drug application, before we can begin human testing in the U.S. We began these in vivo studies in February 2005. We expect to file our investigational new drug application with the FDA in the first quarter of 2006, and to begin a U.S. Phase I clinical study of Dimebon for Alzheimer’s disease in the second quarter of 2006. However, we caution you that these are forward-looking statements and subject to significant risk and uncertainty. See “Forward-Looking Statements.”

Second Clinical Indication—Huntington’s Disease

Huntington’s disease is a fatal neurological disorder characterized clinically by involuntary movements, loss of cognitive function and a wide spectrum of behavioral disorders. Common motor symptoms include chorea (involuntary writhing and spasming), clumsiness and progressive loss of the abilities to walk, speak and swallow. Cognitive symptoms include loss of intellectual speed, attention and short-term memory. Behavioral symptoms span the range of changes in personality, depression, irritability, emotional outbursts and apathy. Huntington’s disease is known to be caused by a specific genetic mutation, which results in degeneration of neurons in many different regions of the brain. This degeneration is particularly focused in neurons located in the basal ganglia, structures deep within the brain that control many important functions including coordinating movement, and also in neurons on the outer surface of the brain or cortex, which controls thought, perception and memory.

There are no FDA-approved therapies to treat Huntington’s disease, and the disease is invariably fatal. Everyone who carries at least one copy of the Huntington’s disease mutation and lives long enough will develop the disease. Symptoms generally begin between the ages of 30 and 45, but have been reported to appear as early as two years of age. Death usually occurs between 10 and 20 years after the onset of symptoms, making Huntington’s disease not only a devastating but also a protracted illness. According to information on the website of the Hereditary Disease Foundation (www.hdfoundation.org), in the U.S. alone approximately 30,000 patients currently suffer from Huntington’s disease, and an additional 150,000 are genetically at risk for developing it. The Huntington’s Disease Society of America estimates that the prevalence of Huntington’s disease in the U.S. population is approximately 1 in 10,000 persons, as stated on its website (www.hdsa.org).

Our Huntington’s Disease Development Plan

We believe that the animal studies we are conducting in the U.S. to support our investigational new drug application to begin clinical testing of Dimebon in Alzheimer’s disease will be sufficient to support an investigational new drug application for Huntington’s disease. Thus, we expect to file an investigational new drug application for Huntington’s disease in the first quarter of 2006 and to begin U.S. clinical testing of Dimebon in Huntington’s disease in the second quarter of 2006. Based on our discussions with outside clinical and regulatory advisors, we believe that because Huntington’s disease is a life-threatening condition for which no FDA-approved therapy exists, we may be able to enroll Huntington’s disease patients, rather than healthy volunteers, in our initial clinical study. If we receive permission to do this, we may be able to evaluate Dimebon in this study for potential efficacy rather than only for safety. However, we caution you that these are forward-looking statements and are subject to significant risk and uncertainty. See “Forward-Looking Statements.”

The FDA provides several options to facilitate development of drugs for rare and serious, life-threatening diseases—orphan drug designation, fast track status and priority NDA review—that we believe may be available for our Huntington’s disease program.

Orphan Drug.    Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. We believe Huntington’s disease meets this requirement. Orphan drug designation must be requested before submitting a new drug application, or NDA, to the FDA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review or approval process. If a product that has orphan drug designation subsequently receives FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusivity, i.e., the FDA may not approve any other applications to market the same drug for the same disease, except in very limited circumstances, for seven years. Although obtaining FDA approval to market a product with orphan exclusivity can be advantageous, there can be no assurance that it would provide us or a partner with a material commercial advantage.

Fast-track Designation.    FDA’s fast-track program is intended to facilitate the development and expedite the review of drugs that are intended for the treatment of a serious or life-threatening condition for which there is no effective treatment and demonstrate the potential to address unmet medical needs for the condition. We believe Huntington’s disease meets the conditions for fast-track designation. If fast-track designation is obtained, the FDA may initiate review of sections of an NDA before the application is complete. This rolling review is available if the applicant provides a schedule for the submission of the remaining information and pays applicable user fees. Fast-track designation may be withdrawn by the FDA if the FDA believes the designation is no longer supported by data emerging in the clinical trial process.

Priority Review.    In some cases, a fast-track designated product may also qualify for priority review under FDA policies. A product is eligible for priority review, or review within a 6 month timeframe from the time an NDA is accepted for filing, if the product provides a significant improvement compared to marketed products in the treatment, diagnosis, or prevention of a disease. A fast-track designated product would ordinarily meet the FDA’s criteria for priority review. We cannot guarantee any of our product candidates will receive a priority review designation, or if a priority designation is received, that review or approval, if any, will be faster than conventional FDA procedures.

Other Potential Indications

Based on the data described above under “—Existing Preclinical Data—In Vitro,” “—Existing Preclinical Data—In Vivo,” and “—Existing Clinical Data,” we believe that a scientific and clinical rationale exists for exploring the potential of Dimebon to treat other human neurodegenerative diseases in addition to Alzheimer’s disease and Huntington’s disease. We thus intend to conduct additional preclinical studies of Dimebon to explore its potential efficacy in these indications.

In addition, we believe that the 83% survival advantage observed in the study described above under “—Existing Preclinical Data—In Vivo—Mouse Anti-Aging Study” is noteworthy. While developing a drug to prolong survival in humans would require extremely long and costly clinical studies, development of Dimebon as a treatment to prolong survival in pets would require significantly less time and cost and may represent a significant market opportunity for us. We intend to explore the feasibility of this potential opportunity, including by entering into exploratory discussions with potential collaborators in the pet pharmaceutical industry.

Our MDVN 300 Series Prostate Cancer Program

On August 15, 2005, Medivation Prostate Therapeutics, Inc. (“MPT”), a newly-formed Delaware corporation and our subsidiary, obtained an exclusive, worldwide commercial license to a series of novel small molecules, referred to as the MDVN 300 series compounds, which in in vitro and in vivo studies of human prostate cancer cells have demonstrated promising results in treating metastatic prostate cancer, including cancer that has become resistant to standard hormonal therapies (“hormone-refractory” prostate cancer, or “HRPC”). The MDVN 300 series compounds were rationally designed at the University of California, Los Angeles, based on a key scientific discovery in the field of prostate cancer made in the laboratory of Charles Sawyers, M.D., Peter Bing Professor and a Howard Hughes Medical Institute Investigator at the University of California, Los Angeles, which discovery is described below.

Prostate Cancer Statistics

According to the American Cancer Society, prostate cancer is the most commonly diagnosed cancer among men in the U.S., other than skin cancer. The American Cancer Society estimates that approximately 232,000 new cases of prostate cancer will be diagnosed, and approximately 30,000 men will die of prostate cancer in the U.S. alone during 2005. Prostate cancer is thus responsible for approximately 10% of U.S. cancer-related deaths in men, making it the second-leading cause of cancer death in men, after lung cancer.

Metastatic Prostate Cancer—The Hormone-Sensitive and Hormone-Refractory States

Metastatic prostate cancer is cancer that has spread beyond the prostate and surrounding tissues into distant organs and tissues. The majority of men who die from prostate cancer die from the consequences of metastatic disease. According to the National Cancer Institute, median survival of patients with prostate cancer that has metastasized to distant organs is usually one to three years, and most such patients will die of prostate cancer. Metastatic prostate cancer is generally divided into two states: the hormone-sensitive state and the hormone-refractory state.

The Hormone-Sensitive State.    Testosterone and other male sex hormones, known collectively as “androgens,” can fuel the growth of prostate cancer cells. Androgens exert their effects on prostate cancer cells by binding to and activating the androgen receptor, which is expressed in prostate cancer cells. When they first metastasize to distant sites, most prostate cancers depend on androgens for growth. These prostate cancers are known as “hormone-sensitive” cancers.

Accordingly, the leading therapies currently used for the treatment of metastatic prostate cancer are focused on diminishing, or “antagonizing,” the effects of androgens on prostate cancer cells. This effect is achieved through two separate approaches. The first approach uses drugs known as “anti-androgens,” which directly block the interaction of androgens with the androgen receptor. Casodex® (bicalutamide), sold by AstraZeneca PLC, is the largest selling of these drugs, with global annual sales of more than $1 billion in 2004 according to the public disclosures of AstraZeneca PLC. The second approach is to reduce the amount of androgens produced in the body, primarily in the testicles. This can be achieved surgically by removal of both testicles (orchiectomy) or through use of drugs known as luteinizing hormone-releasing hormone (LHRH) agonist drugs, which lower the native production of testosterone in the testicles (sometimes called “chemical castration”). Anti-androgens and LHRH agonists often are given in combination therapy, an approach known as a “combined androgen blockade.” However, because these therapies operate by reducing the ability of androgens to fuel the growth of prostate cancer cells, they generally are effective only on prostate cancers which remain hormone-sensitive—i.e., those which still depend on androgens for growth.

The Hormone-Refractory State.    Most metastatic prostate cancers initially are hormone-sensitive and thus respond to hormonal therapies. However, according to a study published in the October 7, 2004 issue of The New England Journal of Medicine, virtually all hormone-sensitive metastatic prostate cancers undergo changes that convert them from being dependent on androgens for growth to becoming androgen independent in a median of 18-24 months after initiation of hormonal therapy. Prostate cancers in this state are known as “hormone-resistant” or “hormone-refractory” prostate cancers (“HRPCs”). The switch from the hormone-sensitive to the hormone-refractory state following initiation of hormonal therapy is generally determined either based on rising levels of prostate specific antigen (“PSA”), or on documented disease progression as evidenced by imaging tests or clinical symptoms. Metastatic prostate cancers that have become hormone-refractory are extremely aggressive. According to the textbook Cancer: Principles & Practice of Oncology (7th ed. 2005), HRPCs are a major cause of prostate cancer deaths. According to the article referred to above in The New England Journal of Medicine, patients with metastatic, hormone-refractory prostate cancer have a median survival of only 10 to 12 months.

A primary reason that HRPCs are so deadly is that they are difficult to treat. HRPCs no longer respond to hormonal therapies that are effective in the hormone-sensitive state. To further complicate the situation, due to biological changes in prostate cancers that have entered the hormone-refractory state, drugs that initially block the androgen receptor and inhibit growth of hormone-sensitive prostate cancers may actually have precisely the opposite effect and start to fuel the growth of HRPCs. Agents are clearly needed to improve the treatment options for patients with HRPC.

Switch from the Hormone-Sensitive to the Hormone-Refractory State

One of the factors that historically has hindered the development of drugs to treat HRPC was that it was not known what caused metastatic prostate cancer cells to switch from the hormone-sensitive to the hormone-refractory state. This problem recently was addressed by Dr. Sawyers and his colleagues at the Howard Hughes Medical Institute and The University of California, Los Angeles, who discovered that one of the important mechanisms by which prostate cancers switch from the hormone-sensitive to the hormone-refractory state appears to be through overexpression of the androgen receptor. In the published results of experiments comparing gene expression in hormone-sensitive and hormone-refractory prostate cancer cells, published in the January 1, 2004 issue of Nature Medicine, Dr. Sawyers and his colleagues reported that an increase in androgen receptor expression was the only gene change consistently associated with hormone-refractory disease. In a series of experiments, scientists showed (as expected) that activation of the androgen receptor in hormone-sensitive human prostate cancer cell lines was inhibited by current androgen receptor blockers, including Casodex®. However, when the prostate cancer cell lines were genetically engineered to overexpress the androgen receptor (converting them from the hormone-sensitive to the hormone-refractory state), not only did Casodex® fail effectively to inhibit the androgen receptor in these cells, but in some cases it became a stimulant of the androgen receptor. Androgen receptor activation is correlated with the growth of prostate cancer. This finding is consistent with the published human clinical experience with Casodex® in HRPC.

The MDVN 300 Series Compounds

Based on the discovery of a mechanism by which prostate cancers shift from the hormone-sensitive to the hormone-refractory state, scientists synthesized a series of organic small molecules, which we refer to as the MDVN 300 series compounds, which bind to and block the androgen receptor. Based upon the discovery that androgen receptor overexpression converts prostate cancer from the hormone-sensitive to hormone-refractory state, these scientists hypothesized that HRPC might be more effectively treated with agents that bind to and block the androgen receptor in a different manner than Casodex® or other currently used androgen receptor blockers used for the treatment of hormone-sensitive prostate cancer. The MDVN 300 series compounds consists of a large number of structurally-related chemical entities. More than 160 members of the MDVN 300 series compounds have been synthesized and tested to date, and we expect to continue synthesis of new molecules for consideration as lead development candidates.

Existing Preclinical Data

The existing preclinical data on the MDVN 300 series compounds were generated primarily by the licensor of our MDVN 300 series compounds, and consist of a series of early preclinical experiments designed primarily to demonstrate the potential efficacy of these compounds in treating HRPC and, to a lesser extent, hormone-sensitive prostate cancer.

Experiments Using Human HRPC Cells.    In these experiments, human HRPC cell lines were created by engineering cultured human prostate cancer cells to overexpress the androgen receptor. Both MDVN 300 series compounds and Casodex®, the leading FDA-approved therapy for hormone-sensitive prostate cancer, were then tested in these human HRPC cells. The impact of these drugs on four endpoints of potential interest in treating HRPC was measured—the degree to which they activated the androgen receptor, the degree to which they affected the expression of prostate specific antigen (PSA), the degree to which they inhibited the growth of human HRPC cells, and the degree to which they inhibited the growth of tumors due to human HRPC cells that had been implanted into mice. MDVN 300 series compounds showed promising effects in these experiments while Casodex®, as would be expected based on its known limited efficacy in treating HRPC, did not. In our opinion, the results of these experiments provide a scientific rationale for considering MDVN 300 series compounds as potential therapeutic agents for HRPC.

Experiments Using Human Hormone-Sensitive Prostate Cancer Cells.    These experiments used human prostate cancer cell lines that had not been engineered to overexpress the androgen receptor, and thus remained in the hormone-sensitive state. Both MDVN 300 series compounds and Casodex® were tested in these human hormone-sensitive prostate cancer cells for their ability to inhibit cell growth. As expected based on its demonstrated efficacy in treating hormone-sensitive prostate cancer, Casodex® inhibited cell growth in these experiments. Significantly, however, MDVN 300 series compounds also inhibited the growth of these hormone-sensitive prostate cancer cells—comparably to, and in certain cases better than, Casodex®. In our opinion, the results of these experiments provide a scientific rationale for considering MDVN 300 series compounds as potential therapeutic agents for hormone-sensitive prostate cancer as well as for HRPC.

Current Development Status

The data generated to date on the MDVN 300 series compounds, while interesting, are not sufficient to enable us take the next necessary step in developing these compounds—the selection of a lead development candidate. As is typically the case in the pharmaceutical development process, the selection of a lead development candidate from the MDVN 300 series will involve tradeoffs between efficacy and other required characteristics of a pharmaceutical product—including favorable safety, pharmacokinetic and bioavailability profiles. The specific MDVN 300 series compounds that appear to have the best efficacy to date also appear to have suboptimal bioavailability and/or pharmacokinetic properties that, if not improved upon, could render them unsuitable as lead development candidates. We thus plan to generate additional preclinical data on the most promising MDVN 300 series compounds to enable us to select a lead development candidate, including the modification of existing members, and the synthesis of new members, of the MDVN 300 series compounds for testing. While we believe that this additional work is a worthwhile investment given the data generated to date, we cannot assure you that we will succeed in identifying a lead development candidate. See “Risk Factors—Risks Related to our Business.”

Our ability to select a lead development candidate will be further complicated by the fact that there is a large body of prior art, including multiple issued patents and published patent applications, covering molecules in the same chemical class as our MDVN 300 series compounds. Since our MDVN 300 series includes more than 160 specific molecules, we expect that some members of this series may not be patentable in light of this prior art, or may infringe the claims of patents presently issued or issued in the future. These intellectual property considerations may disqualify one or more of our MDVN 300 series compounds from consideration as lead development candidates, including MDVN 300 series compounds that may be the most desirable lead development candidate if not for such intellectual property considerations.

Rationale for Further Development

We believe that the MDVN 300 series compounds show promise as potential prostate cancer therapeutics for several reasons. First, we believe that the data generated by our licensor, which were conducted using human prostate cancer cell lines, suggest that these drugs might be safe and effective treatments for HRPC, an indication for which a large unmet medical need presently exists. Second, the performance of Casodex® in these experiments—suggesting limited efficacy in treating HRPC—is consistent with what has been seen previously in clinical practice. This factor increases our confidence that the human HRPC cell lines used in these experiments may be predictive of actual human hormone-refractory prostate cancer. Third, unlike in most cancers, in prostate cancer there is a widely used surrogate marker of tumor growth—PSA. By monitoring PSA levels in our preclinical and early clinical trials, we believe we will be able to obtain indications of any potential efficacy earlier than would be the case in other cancers lacking such surrogate markers. In prostate cancer patients, PSA levels are used as a proxy to track tumor growth. We believe this will improve the efficiency of the development process and reduce the risk profile by accelerating the determination of the clinical viability of our selected compounds. Finally, the performance of MDVN 300 series compounds in these experiments suggests not only potential efficacy in treating HRPC, but also potential efficacy in treating hormone-sensitive prostate cancer, which is known to be sensitive to agents that block the androgen receptor.

Development Plan

One element of our stated business strategy is to acquire only technologies that we believe can enter clinical development within 12 to 18 months after acquisition. Based on the data we currently have—which includes the in vitro and in vivo efficacy data described above, preliminary toxicity, pharmacokinetics and bioavailability data on MDVN 300 series compounds from experiments performed both by our licensor and in independent laboratories engaged by us, and discussions with contract manufacturers regarding the manufacturability of MDVN 300 series compounds—we believe that our MDVN 300 series technology meets this criterion.

Our specific development objectives for this program are to identify a lead development candidate in early 2006, to initiate IND-enabling preclinical studies on this lead candidate in mid-2006, and to file an IND application with the FDA in time to allow us to initiate human clinical studies by the end of 2006. However, we caution you that these are forward-looking statements and subject to significant risks and uncertainties, including those listed under “Risk Factors” elsewhere in this prospectus.

Our NT0904 Series Program

We own a pending U.S. patent application and foreign counterparts covering a group of potential small molecule drugs in a class of compounds known as alkylisothioureas. Scientists at the Institute of Physiologically Active Compounds in Russia have performed laboratory and animal tests on various members of this compound series. The specific molecule that generated the most interesting results in those experiments is known as NT0904.

In vivo experiments performed at the Institute of Physiologically Active Compounds in Russia have shown that NT0904 appears to inhibit the NMDA receptor with an affinity comparable to that of Namenda®, the NMDA receptor inhibitor approved by the FDA in October 2003 to treat moderate to severe Alzheimer’s disease. In addition, in these experiments NT0904 also appeared to enhance or potentiate the activity of a second drug target known as the AMPA receptor. Drugs that enhance the activity of the AMPA receptor are sometimes referred to in the published literature as “ampakines.” Reports in the published literature have hypothesized that ampakines may enhance memory in general, and in particular that they may help reduce the loss of memory experienced by Alzheimer’s disease patients.

Scientists at the Institute of Physiologically Active Compounds in Russia studied the effects of NT0904 in the Morris Water Maze Test—the same animal model of Alzheimer’s disease in which they tested Dimebon as described above. In these experiments, Dimebon demonstrated a benefit comparable to that of Namenda®. The results of these experiments were published in 2003 in Bulletin of Experimental Biology Medicine (Lermontova NN et al., “Comparison of the effect of NT-0904 and antidementia drugs on learning and memory in rats with chronic cerebral cholinergic deficiency”), an abstract of which is available free of charge at www.medscape.com.

The AMPA receptor is not a validated target for memory enhancement, Alzheimer’s disease or any other condition. Thus, although we believe that the laboratory and animal data summarized above are interesting, in light of recent data leading us to expand the clinical indications for Dimebon, we have elected to defer further development of our NT0904 series compounds at this time.

Research and Development

Please refer to our financial statements for spending related to our research and development activities since our inception.

Intellectual Property

As of October 5, 2005, we owned issued patents in the U.S., Europe and Hong Kong claiming the use of Dimebon and certain related compounds to treat neurodegenerative diseases. A corresponding patent application is pending in Canada, and a continuation application is pending in the U.S. We also own pending patent applications claiming the use of Dimebon and certain related compounds for anti-aging purposes and the NT0904 series compounds and their use. We own all of the above intellectual property and have full control over prosecution and enforcement against potential infringers. We also jointly own a pending patent application claiming the use of Dimebon and certain related compounds to treat Huntington’s disease. In addition, as of August 15, 2005, we have an exclusive license to two pending patent applications covering the MDVN 300 series compounds and their uses in the treatment and prevention of disease. We intend to prosecute all of our intellectual property and request that our licensors prosecute all of our licensed intellectual property in the U.S., Europe and other jurisdictions that we deem appropriate.

Neurodegenerative Diseases

Our Medivation Neurology, Inc. subsidiary owns patent rights claiming the use of Dimebon and related compounds to treat neurodegenerative diseases. These rights include one issued patent in each of the U.S., Europe and Hong Kong. The U.S. patent (U.S. 6,187,785) was issued on February 13, 2001, and the European patent (EP 0 876 818 B1) was issued on December 18, 2002. The U.S. and European patents expire in October 2016. However, if we succeed in receiving regulatory approval to sell Dimebon, then under current laws our patent protection for Dimebon for the first approved indication may be eligible for extension for up to five additional years. We purchased our issued patents from Selena Pharmaceuticals, Inc. on October 10, 2003. Medivation Neurology, Inc. also jointly owns a separate patent application claiming the use of Dimebon and certain related compounds to treat Huntington’s disease. If any patents issue on this application, they generally will have a term ending in 2026, subject to potential patent term extensions based on time required to obtain regulatory approval for products covered by the patent applications and certain delays in prosecution of these patent applications.

Anti-Aging

Our Medivation Neurology, Inc. subsidiary owns a patent application claiming the use of Dimebon and certain related compounds as anti-aging agents. This patent application is based on the results of the 13-month mouse study described elsewhere in this prospectus. If any patents issue on this application, they generally will have a term ending in December 2024. We purchased this patent application on March 21, 2004, from its inventors, both of whom are scientists at the Institute of Physiologically Active Compounds in Chernogolovka, Russia.

MDVN 300 Series Compounds

Our Medivation Prostate Therapeutics, Inc. subsidiary holds an exclusive, worldwide commercial license to two patent applications claiming the MDVN 300 series compounds and their uses in the treatment and prevention of disease. If any patents issue on this application, they generally will have terms ending in 2025 and 2026 subject to potential patent term extensions based on time required to obtain regulatory approval for products covered by the patent applications and certain delays in prosecution of these patent applications. We acquired our license to these patent applications on August 15, 2005 from The Regents of the University of California.

NT0904 Series Compounds

Our Medivation Neurology, Inc. subsidiary owns a pending U.S. patent application and foreign counterparts claiming this series of small molecules and their uses to treat certain neurological diseases. If any patents issue on this application, they generally will have a term ending in December 2023, subject to potential patent term extensions based on time required to obtain regulatory approval for products covered by the patent application. We purchased this patent application from the Institute of Physiologically Active Compounds on July 13, 2004.

Institute of Physiologically Active Compounds Partnership

On March 24, 2004, we entered into a preferred partnership letter agreement with the Institute of Physiologically Active Compounds. Under this agreement, our Medivation Neurology, Inc. subsidiary has the right of first negotiation on any inventions made in the laboratory of Dr. Sergey Bachurin at the Institute of Physiologically Active Compounds within the fields of (a) Dimebon and certain related compounds; (b) diagnosis, treatment and prevention of diseases or disorders of the brain; and (c) anti-aging. Dr. Bachurin is an inventor on all but one of our existing Dimebon and NT0904 patents and patent applications. In return, Medivation Neurology, Inc. granted the Institute of Physiologically Active Compounds rights of first negotiation to perform any non-clinical experiments required by Medivation Neurology, Inc. for which the Institute of Physiologically Active Compounds has the capability to perform in a timely manner and in compliance with all applicable regulatory requirements. The term of this agreement ends on March 24, 2007. We purchased the anti-aging and NT0904 patent rights, described above, pursuant to the exercise of our rights of first negotiation under this agreement with the Institute of Physiologically Active Compounds.

Intellectual Property Protection

We require our employees and consultants to execute non-disclosure and proprietary rights agreements at the beginning of employment or consulting arrangements with us. These agreements acknowledge our exclusive ownership of all intellectual property, including, but not limited to patents, developed by the individual during the course of his or her work with us and require that all proprietary information disclosed to the individual remain confidential. We intend to enforce vigorously our intellectual property rights if infringement or misappropriation occurs.

Competition

The drug and medical device development markets are intensely competitive in general. Furthermore, our business strategy is to target large unmet medical needs, and those markets are even more highly competitive. For example, there are four drugs currently marketed to treat Alzheimer’s disease, and these drugs all target at least one of the same mechanisms as does Dimebon. Companies marketing these FDA-approved Alzheimer’s disease therapeutics include some of the world’s largest and most experienced pharmaceutical companies, such as Pfizer Inc., Novartis AG and Johnson & Johnson. In addition, while there currently is only one drug that the FDA has approved to treat hormone-refractory prostate cancer, there likely will be other approved treatments on the market by the time any of our MDVN 300 series compounds could potentially receive marketing approval. While there currently is no FDA-approved therapy for Huntington’s disease, one or more such therapies could exist by the time Dimebon could potentially receive marketing approval for Huntington’s disease. There are also dozens of additional small molecule and recombinant protein candidates in development targeting the clinical indications we are pursuing, particularly Alzheimer’s disease and hormone-refractory prostate cancer. Most, if not all, of these competing drug development programs are being conducted by pharmaceutical and biotechnology companies with considerably greater financial resources, human resources and experience than ours.

Any of our product candidates that receives regulatory approval will face significant competition from both approved drugs, as well as from any of the drugs currently under development that may subsequently be approved. Bases upon which our product candidates would have to compete successfully include efficacy, safety, price and cost-effectiveness. In addition, our product candidates would have to compete against these other drugs with several different categories of decision makers, including physicians, patients, government and private third-party payors, technology assessment groups and patient advocacy organizations. Even if one of our product candidates is approved, we cannot guarantee that we or any of our partners will be able to compete successfully on any of these bases. Any future product candidates that we may subsequently acquire will face similar competitive pressures. If we or our partners cannot compete successfully on any of the bases described above, our business will not succeed.

Manufacturing

Dimebon—Russian Phase II Clinical Study for Alzheimer’s Disease

The Dimebon tablets and matching placebos we are using in our Russian Phase II study were produced by a Russian company that is licensed by the Russian government to manufacture Dimebon tablets for human use in Russia (where Dimebon has been approved for human use as an anti-histamine since 1983) and has engaged in such manufacture for several years. Although we have tested a previous batch of Dimebon tablets made by this company in a U.S. laboratory and found them to be of high purity and satisfactory for use, we cannot demonstrate that the Russian company’s manufacturing process complies with good manufacturing practices according to U.S. standards. Since we are unable to demonstrate the U.S. good manufacturing practices compliance of the Russian produced tablets, our use of those tablets in the Russian Phase II study means that this study, if positive, could be relied upon as a proof-of-concept study but not as a pivotal registration study. The total cost of obtaining and packaging Russian-produced Dimebon tablets and matching placebos was approximately $200,000.

Dimebon—U.S. Preclinical and Clinical Studies for Alzheimer’s Disease and Huntington’s Disease

The Dimebon drug substance to be used in our U.S. preclinical and clinical studies for Alzheimer’s disease and Huntington’s disease was manufactured under current good manufacturing practice conditions by Pisgah Labs, Inc. (Pisgah Forest, NC). The finished Dimebon tablets and matching placebos to be used in our U.S. clinical studies were manufactured under current good manufacturing practice conditions by QS Pharma, LLC (Boothwyn, PA). We selected both Pisgah Labs, Inc. and QS Pharma LLC under a competitive bidding process in which we received bids from multiple vendors. The total cost of this work was approximately $1,000,000. We believe that the Dimebon drug substance and tablets manufactured to date will be sufficient to supply our presently anticipated preclinical and clinical studies for both Alzheimer’s disease and Huntington’s disease through and including the completion of Phase II clinical studies. However, we believe that our existing manufacturing process for Dimebon drug substance is not suitable for Phase III clinical studies and commercialization because it involves use of a chemical that is hazardous, difficult to source and expensive to process. We intend to refine our manufacturing process to avoid use of this chemical in order to manufacture Dimebon at large-scale on a cost-effective basis. We have not yet commenced this process development work, and cannot guarantee that we will be able to complete it successfully.

MDVN 300 Series Compounds

To date, all manufacturing of the MDVN 300 series compounds has been performed in an academic laboratory using a process that is not suitable for large-scale, cost-effective manufacture in compliance with current good manufacturing practice conditions. As part of our due diligence investigation of these compounds before we acquired them, we discussed their potential large-scale manufacture with several U.S. contract manufacturing organizations. Based on those discussions, we believe that the MDVN 300 series compounds can be manufactured under current good manufacturing practice conditions on a cost-effective basis. We are currently in discussions with multiple U.S. contract manufacturers, and intend to select one to initiate manufacturing work on the MDVN 300 series compounds in the fourth quarter of 2005.

NT0904 Series Compounds

To date, all manufacturing of the NT0904 series compounds has been performed in an academic laboratory using a process that is not suitable for large-scale, cost-effective manufacture in compliance with current good manufacturing practice conditions. Based on our decision to defer further development of the NT0904 series compounds, we have not yet discussed their potential large-scale manufacture with contract manufacturing organizations, and thus do not know whether this series of compounds can be manufactured under current good manufacturing practice conditions on a cost-effective basis.

Scientific and Clinical Advisory Board

We maintain a Scientific and Clinical Advisory Board comprised of scientists and physicians with experience relevant to our company and our product candidates. Members of our Scientific and Clinical Advisory Board have agreed to consult and advise us in their respective areas of expertise. We have placed special emphasis on identifying members of our Scientific and Clinical Advisory Board with expertise in the treatment of the clinical indications targeted by our programs. As of September 30, 2005, our Scientific and Clinical Advisory Board consisted of the following members:

Paul Aisen, M.D.    Dr. Aisen is a Professor of Neurology and Medicine, Vice Chair of the Department of Neurology and the Director of the Memory Disorders Program at Georgetown University School of Medicine. Dr. Aisen was one of the first Alzheimer’s disease clinical trialists in the U.S., and was an investigator in the pivotal FDA registration studies for Namenda®. Dr. Aisen also serves as the Associate Director of the Alzheimer’s Disease Cooperative Study Group. Dr. Aisen received his M.D. from Columbia University, College of Physicians and Surgeons.

Sergey Bachurin, Ph.D., D.Sc., Prof.    Dr. Bachurin is the lead inventor of our Dimebon and NT0904 technologies. Dr. Bachurin is the Vice Director of the Institute of Physiologically Active Compounds in Chernogolovka, Russia, and a member of the Russian Academy of Sciences. Dr. Bachurin has served as a visiting scholar at several U.S. academic research centers, including the University of California, San Francisco, Tufts University and St. Elizabeth’s Medical Center. Dr. Bachurin holds a Ph.D. in Chemical Catalysis and a D.Sc. in Biochemistry from Moscow State University. In addition, Dr. Bachurin holds a Professor degree in Bioorganic Chemistry from the Institute of Physiologically Active Compounds.

Rachelle Doody, M.D., Ph.D.    Dr. Doody is the Effie Marie Cain Professor and Director of Alzheimer’s Disease Research at the Alzheimer’s Disease and Memory Disorder Center at Baylor College of Medicine. Dr. Doody participated in the development of CIBIC-plus, one of the primary cognitive assessment endpoints that the FDA has used for the currently approved Alzheimer’s drugs. Dr. Doody has worked on clinical studies for all of the FDA-approved cholinesterase drugs for Alzheimer’s disease. Dr. Doody received her M.D. from Baylor College of Medicine and holds a M.A. and Ph.D. in Cognitive Anthropology from Rice University.

Benjamin Lewin, Ph.D.    Dr. Lewin is the founding editor of Cell, a leading international journal in the field of biology and, until 1999, also served as the Chief Executive Officer of the publisher of Cell, Cell Press. Dr. Lewin holds a M.Sc. from the University of London, and a M.A. and a Ph.D. from the University of Cambridge. Dr. Lewin also has authored multiple books and scientific publications in the field of genetics.

Marc A. Shuman, M.D.    Dr. Shuman is Professor of Medicine at the University of California, San Francisco, and Chief of Hematology and Director of the Prostate Cancer Program at the UCSF Comprehensive Cancer Center. Dr. Shuman also serves as Clinical Director of the California Institute for Quantitative Biomedical Research. Dr. Shuman is a member of the American Society of Clinical Investigation and the Association of American Physicians, and has published extensively in the field of prostate cancer. Dr. Shuman received his M.D. from the Thomas Jefferson Medical College at the University of Pennsylvania.

Roger Tung, Ph.D.    Dr. Tung has had more than twenty years of experience in scientific and scientific management positions at the Squibb Institute for Medical Research, Merck Research Laboratories and Vertex Pharmaceuticals Incorporated, serving most recently as Vice President, Drug Discovery, of Vertex Pharmaceuticals Incorporated in San Diego from February 2002 until January 2005. Dr. Tung discovered both of the currently marketed products of Vertex Pharmaceuticals Incorporated, and is an inventor on 33 issued U.S. patents. Dr. Tung holds a Ph.D. in Pharmaceutical Chemistry from the University of Wisconsin—Madison.

Key Consultants

We presently rely on key consultants to serve as functional heads for our preclinical, manufacturing and regulatory affairs functions. We integrate our key consultants into our management team, including through participation in regularly scheduled project team meetings in which the consultants participate. This model allows us to obtain direct experience working together with particular consultants, which experience we can then use to determine whether to offer the consultant full-time employment when and if such transition becomes appropriate. As of September 30, 2005, our key consultants are as follows:

Kathleen Dumas—Regulatory Affairs Consultant.    Ms. Dumas has 24 years of pharmaceutical industry experience, including 18 years in regulatory affairs. Ms. Dumas has served in regulatory affairs positions for Syntex USA, Cygnus Therapeutics Systems, Athena Neurosciences, Inc., IntraBiotics Pharmaceuticals, Inc. and, most recently, as Vice President, Regulatory Affairs at Pain Therapeutics, Inc. from 1999 to 2002. Since 2002, Ms. Dumas has served as a regulatory affairs consultant to various pharmaceutical industry clients. Ms. Dumas holds an MBA degree from Santa Clara University.

Paul Jarosz, Ph.D.—Manufacturing Consultant.    Dr. Jarosz has 25 years of experience in the pharmaceutical industry, where he has served in both manufacturing/process development and managerial functions. Dr. Jarosz’ prior employers include Ortho Pharmaceuticals (Johnson & Johnson), Syntex Corp (Roche Bioscience) and Geneva Pharmaceuticals, Inc. (Novartis), where he served as Senior Vice President, Development from 1996 to 1999. Since 1999, Dr. Jarosz has served as a manufacturing and process development consultant to various pharmaceutical industry clients. Dr. Jarosz holds a Ph.D. in Pharmaceutics from the University of Iowa.

Robert Zimmerman, S.D.—Preclinical Consultant.    Dr. Zimmerman has 20 years of experience in both public and privately held biopharmaceutical companies, including Cetus Corporation, Chiron Corporation, Bayer Corporation, where he served as Vice President, Biotechnology Research from 1997 to 2002, and Signature Biosciences, where he served as Chief Operating Officer and Executive Vice President of Research & Development from 2002 to 2003. Since 2003, Dr. Zimmerman has served as a drug development consultant to various biotechnology and pharmaceutical industry clients. Dr. Zimmerman holds a doctorate in Physiology/Radiobiology from the Harvard School of Public Health.

Employees

As of September 30, 2005, we had six employees, all of whom are full-time. We expect our employee count to approximately double within the next twelve months. We expect this increase to consist of new hires in the clinical and administration functions and potential transition of one or more of our key consultants to full-time employee status.

Facilities

We currently lease approximately 3,000 square feet of office space in one building located at 501 Second Street, Suite 211, San Francisco, California 94107 for all of our operations. The telephone number at our office is (415) 543-3470. Our lease expires in November 2005. We intend to move to a larger facility in San Francisco when our current lease expires, and are currently in the process of identifying potential facilities.

MANAGEMENT

The following table sets forth certain information as of September 30, 2005, with respect to:

•	our President and Chief Executive Officer;

•	our other executive officers (whom we sometimes refer to in this prospectus, together with our President and Chief Executive Officer, as the “named executive officers”);

•	our former Chief Executive Officer; and

•	our directors.

Name	Age	Title
Daniel D. Adams	65	Director
Gregory H. Bailey, M.D.	46	Director
Kim D. Blickenstaff	52	Director
Steve Gorlin	67	Director
David T. Hung, M.D.	47	President, Chief Executive Officer, Director
C. Patrick Machado	41	Senior Vice President, Chief Financial Officer
Lynn Seely, M.D.	46	Chief Medical Officer
Christopher A. Marlett	40	Former Chief Executive Officer

There are no family relationships between any of the persons named above. Our directors hold office until their successors are elected and qualified.

Daniel D. Adams.    Mr. Adams has served as a member of our board of directors of since 2005. Mr. Adams has been the President and Chief Executive Officer of Protein Sciences Corporation, a biopharmaceutical service company since 1995. Mr. Adams also was a co-founder and the first CEO of Biogen, and the founder of Advanced Genetic Sciences, Inc., Plant Genetic Systems and Allerx, Inc. Mr. Adams holds a B.A. degree in Chemistry from Cornell University and a J.D. magna cum laude from New York University School of Law.

Gregory H. Bailey, M.D.    Dr. Bailey has served as a member of our board of directors since 2005. Dr. Bailey has been Managing Director, Investment Banking of MDB Capital Group LLC, an investment banking firm, since 2004. Prior to joining MDB Capital Group LLC, Dr. Bailey was a Life Sciences Analyst at Participating Capital, an investment banking firm, since 1995. Dr. Bailey holds a M.D. degree from the University of Western Ontario.

Kim D. Blickenstaff.    Mr. Blickenstaff has served as a member of our board of directors since 2005 and is a member of our compensation committee. Mr. Blickenstaff has been the President and Chief Executive Officer and a director of Biosite Incorporated, a provider of medical diagnostics, since April 1988. Mr. Blickenstaff is a director of DexCom, Inc. and is also a director of several privately held medical products companies. Prior to joining Biosite, he held various positions in finance, operations, research management, sales management, strategic planning, and marketing with Baxter Travenol, National Health Laboratories and Hybritech Incorporated. Mr. Blickenstaff received a B.A. from Loyola Marymount College and an M.B.A. from the Graduate School of Business, Loyola University, Chicago.

Steve Gorlin.    Mr. Gorlin has served as a director of Medivation since 2005, and as a director of our Medivation Neurology, Inc. subsidiary since its inception in 2003. Mr. Gorlin was a founder of Medicis Pharmaceuticals, Inc., Theragenics Corp., Hycor Biomedical, Inc., Cytrx, and a number of other medical technology companies. Mr. Gorlin serves on the Alliance Board of the Johns Hopkins University School of Medicine, and on the board of Sequella, Inc. Mr. Gorlin is also Chairman and Chief Executive Officer of two privately held medical technology companies, Dara BioSciences, Inc. and SpineMedica, Inc.

David T. Hung, M.D.    Dr. Hung became our President and Chief Executive Officer, and a member of our board of directors, pursuant to the merger on December 17, 2004. Dr. Hung also has served as the President and Chief Executive Officer, and member of the board of directors, of our subsidiary, Medivation Neurology, Inc. since its inception in September 2003. From 1998 until 2001, Dr. Hung was employed by ProDuct Health, Inc., a privately held medical device company, as Chief Scientific Officer (1998-1999) and as President and Chief Executive Officer (1999-2001). ProDuct Health, Inc. raised total venture financing of approximately $42 million in three rounds, the first of which closed in 1998. In 2001, ProDuct Health, Inc. was acquired by Cytyc Corporation for $167 million, after having used approximately $22 million in cash to develop its products. Dr. Hung served as a consultant to Cytyc Corporation from 2001 until 2002 to assist with transitional matters related to Cytyc Corporation’s acquisition of ProDuct Health, Inc. Dr. Hung received an M.D. from the University of California, San Francisco, School of Medicine, and an A.B. in Biology from Harvard College.

C. Patrick Machado.    Mr. Machado became our Senior Vice President and Chief Financial Officer pursuant to the merger on December 17, 2004. Mr. Machado also has served as the Senior Vice President and Chief Financial Officer, and member of the board of directors, of our subsidiary, Medivation Neurology, Inc. since its inception in September 2003. From 1998 until 2001, Mr. Machado was employed by ProDuct Health, Inc., a privately held medical device company, as Vice President, Chief Financial Officer and General Counsel (1998-2000) and as Senior Vice President and Chief Financial Officer (2000-2001). From 2001 until 2002, Mr. Machado served as a consultant to Cytyc Corporation to assist with transitional matters related to Cytyc Corporation’s acquisition of ProDuct Health, Inc. Mr. Machado received a J.D. from Harvard Law School and a B.A. and B.S. in German and Economics, respectively, from Santa Clara University.

Lynn Seely, M.D.    Dr. Seely joined as our Chief Medical Officer in May 2005. From 2002 to 2005, Dr. Seely served as Vice President of Clinical Development at Corgentech, Inc., a biomedical company. From 1996 through 2000, Dr. Seely served as an Associate Director of Clinical Development at Chiron Corporation, a biotechnology company. Dr. Seely served as Vice President of Clinical Development at ProDuct Health, Inc., a privately held medical device company, from 2000 to 2001. Dr. Seely subsequently served as Vice President of Clinical Development for Cytyc Health Corporation, a medical device company and subsidiary of Cytyc Corporation, a medical device company, from 2001 to 2002, where she assisted with transitional matters related to Cytyc Corporation’s acquisition of ProDuct Health, Inc. Dr. Seely received an M.D. from the University of Oklahoma College of Medicine and completed her residency in internal medicine at Yale-New Haven Hospital.

Christopher A. Marlett.    Mr. Marlett served as our President and Chief Executive Officer prior to our merger on December 17, 2004. Mr. Marlett is a co-founder of MDB Capital Group LLC, an investment banking firm formed in December 1996, and has served as a principal of MDB Capital Group LLC since that time. Mr. Marlett received a B.S. in Business Administration from the University of Southern California.

In addition, we presently rely on key consultants to serve as head of function for our preclinical, manufacturing and regulatory functions. For biographical information on these key consultants, see “Business—Key Consultants.”

Summary Compensation Table

The following table sets forth certain summary compensation for the periods indicated with respect to:

•	our named executive officers as of December 31, 2004; and

•	our former Chief Executive Officer during a portion of our fiscal year ended December 31, 2004.

Long Term Compensation
		Annual Compensation			Awards		Payouts
Name	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options	LTIP Payouts	All Other Payouts
David T. Hung, M.D.* President, Chief Executive Officer, Director	2004 2003 2002	$248,625 49,583 —	— — —	— — —	— — —	— — —	— — —	— — —

C. Patrick Machado* Senior Vice President, Chief Financial Officer	2004 2003 2002	$190,125 37,917 —	— — —	— — —	— — —	— — —	— — —	— — —

Christopher A. Marlett** Former Chief Executive Officer	2004 2003 2002	— — —	— — —	— — —	— — —	— — —	— — —	— — —

*	Compensation data presented with respect to Messrs. Hung and Machado for the fiscal years ended December 31, 2003, and 2004, reflect: (1) payments by Medivation Neurology, Inc. made to them in their respective capacities as employees of Medivation Neurology, Inc. until December 17, 2004; and (2) payments by us made to them in their respective capacities as our employees during the period beginning December 18, 2004, and ending December 31, 2004. Messrs. Hung and Machado did not serve as our employees or employees of Medivation Neurology, Inc. at any time during the fiscal year ended December 31, 2002. Therefore, compensation data for Messrs. Hung and Machado during the fiscal year ended December 31, 2002, has been omitted.
**	Mr. Marlett served as our Chief Executive Officer up to the effective time of his resignation from such position on December 17, 2004. Mr. Marlett has not served as our employee at any time after December 17, 2004. For the fiscal years ended December 31, 2002, and 2003, and until December 17, 2004, Mr. Marlett served as our Chief Executive Officer without compensation.

Board of Directors; Audit Committee

As of September 30, 2005, our board of directors consisted of five members, Dr. Hung, our President and Chief Executive Officer, Mr. Daniel D. Adams, Dr. Gregory H. Bailey, Mr. Kim D. Blickenstaff and Mr. Steve Gorlin. All of our directors serve for a term ending upon election of their successors at the Company’s next annual meeting of stockholders.

We have determined that Directors Adams and Blickenstaff, both of whom are members of the audit committee of our board of directors, constitute “audit committee financial experts” within the meaning of Item 401 of Regulation S-B and are “independent directors” within the meaning of NASDAQ Marketplace Rule 4200.

Director Compensation

Our directors who are employed by the Company receive no additional compensation for their services as directors. Each of our non-employee directors who is not affiliated with a significant stockholder received a one time grant of options to purchase 101,900 shares of our common stock at the fair market value of the time of the grant under our Amended and Restated 2004 Equity Incentive Plan. Each of our non-employee directors who is affiliated with a significant stockholder received a one time grant of options to purchase 50,950 shares of our common stock at the fair market value of the time of the grant under our Amended and Restated 2004 Equity Incentive Plan. Such options are subject to a four-year vesting schedule. We reimburse all of our directors for their out-of-pocket expenses.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All transactions described in this section have been and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties, and have been and will continue to be approved by a majority of our independent, disinterested, outside directors.

The December 2004 Merger and Financing Transactions

On December 17, 2004, we entered into an agreement and plan of merger by and among us, Medivation Acquisition Corp. and Medivation Neurology, Inc., providing for the merger of Medivation Acquisition Corp. with and into Medivation Neurology, Inc. and pursuant to which Medivation Neurology, Inc. became our subsidiary. Pursuant to the merger agreement, the outstanding shares of common stock of Medivation Neurology, Inc. were converted into an aggregate of 6,638,490 shares of our common stock. In addition, in connection with the December 2004 merger and financing transactions, we sold an aggregate of 7,741,935 shares of common stock in a private placement to certain accredited investors at a price of $1.55 per share.

MDB Capital Group LLC Services

MDB Capital Group LLC served as a placement agent in the December 2004 Financing. As compensation for these services, MDB Capital Group LLC and certain of its affiliates received an aggregate of 572,878 shares of common stock and warrants to purchase an aggregate of 572,878 shares of common stock at an exercise price of $1.55 per share. The compensation of MDB Capital Group LLC was negotiated on an arm’s length basis between MDB Capital Group LLC and management of Medivation Neurology, Inc. Dr. Bailey, a current member of our board of directors, is an employee of MDB Capital Group LLC.

Registration Rights Agreements

In connection with the December 2004 Financing, we entered into registration rights agreements providing for the registration for resale of the shares sold pursuant to the financing, as well as certain other shares of our common stock. The registration rights agreements required us to register for resale an aggregate of 14,327,607 shares of common stock. Pursuant to the registration rights agreements, we agreed to file a registration statement with respect to these shares no later than January 31, 2005, and to have such registration statement declared effective no later than March 31, 2005. If we failed to file, or to have declared effective, such registration statement by such respective deadlines, we agreed to pay certain liquidated damages to the parties to such registration rights agreements who purchased shares in the December 2004 Financing. Such registration statement was not declared effective until May 16, 2005, and should the liquidated damages provision be enforceable, we may be required to pay certain liquidated amounts to the parties. See “Management’s Discussion and Analysis or Plan of Operation” above.

The registrations rights agreements were entered into by and among us and the parties named below:

David T. Hung, M.D.

C. Patrick Machado

Selena Pharmaceuticals, Inc.

Joseph F. Barletta

Steven R. Becker

John Braniff

Bushido Capital Master Fund, LP

Cimarron Overseas Equity Master Fund LP

R. L. Clarkson

Richard D. Clarkson

Richard L. Clarkson,
f/b/o Lucille S. Ball

Edgewater Ventures

Edward Negley

Steven O’Kuhn

ProMed Offshore Fund II, Ltd.

ProMed Offshore Fund, Ltd.

ProMed Partners II, LP

ProMed Partners LP

Arthur Shartsis

Silicon Prairie Partners, LP

Special Situations Cayman Fund, L.P.

Special Situations Fund III, L.P.

Special Situations Private Equity Fund, L.P.

Jeff & Jean Stroud, JTWROS

James Patrick Tierney

Robert Charles Friese

Gamma Opportunity Capital Partners, LP

Joseph J. Grano, Jr.

Joel T. Leonard Trust,
dated October 25, 1994

Maurice Micek,
custodian for Andrew Micek UGMA NE

Maurice Micek,
custodian for Benjamin Micek UGMA NE

Greg J. Micek,
guardian for Alexandria L. Micek

Greg J. Micek,
guardian for Gregory J. Micek, Jr.

John Micek,
custodian for Gabriel Micek UTMA CA

John Micek,
custodian for Jordan Micek UTMA CA

John Micek,
custodian for Peter Micek UTMA CA

John Micek III

Maurice Micek

Topix, Inc.

Trust Under Will of A. Wilfred May,
dated November 11, 1969

John A. Raiser Irrevocable Trust,
dated March 2, 1988

Shon Kwong & Laura Micek

Lewin Investments LLC

D. Clay & Elissa McCollor

MDB Capital Group LLC*

TTC Private Equity Partners LLC

Cedric Vanzura

Walker Smith Capital (QP), LP

Walker Smith Capital, LP

Walker Smith International Fund, Ltd

Melvyn Weiss

WS Opportunity Fund (QP), LP

WS Opportunity Fund International Ltd.

WS Opportunity Fund, LP

Steven L. Zelinger

Dara BioSciences, Inc.

Anthony DiGiandomenico

*	MDB Capital Group LLC was not a party to the voting agreements.

Voting Agreements

In connection with the December 2004 merger and financing transactions, each of the persons holding shares of common stock of Medivation Neurology, Inc. immediately prior to the effective time of the merger and each person who purchased shares in the financing, entered into voting agreements which provide for the agreement by such persons to vote any shares of common stock or other voting securities of the company owned by such persons in favor of: (a) an amendment to the amended and restated certificate of incorporation of the company resulting in an increase in the number of shares of authorized common stock, from 10,000,000 shares of authorized common stock to at least 25,000,000 shares of authorized common stock; (b) the election to the board of directors of the company the following individuals: (i) Mr. Steve Gorlin; (ii) David T. Hung, M.D.; (iii) one nominee acting as the representative of the individuals who held shares of common stock of Medivation Neurology, Inc. immediately prior to the effective time of the merger; and (iv) two nominees acting as representatives of MDB Capital Group LLC; and (c) a change of the name of the company. The shares covered by the voting agreements were voted in accordance with those agreements at our annual meeting of stockholders on May 20, 2005, after which time the voting agreements had no further effect.

Acquisition of Selena Pharmaceuticals, Inc. Patent Rights

On October 10, 2003, Medivation Neurology, Inc. purchased from Selena Pharmaceuticals, Inc. certain patent rights, including issued patents in the U.S. and Europe, claiming the use of Dimebon and related compounds to treat neurodegenerative diseases. The purchase price for such rights consisted of $25,000 in cash and 900,000 shares of common stock of Medivation Neurology, Inc., which were converted into 2,212,830 shares of our common stock in the December 2004 merger. The purchase agreement with respect to the acquisition of such rights, among other things, requires us to make certain milestone payments to the inventors of the patent rights upon the occurrence of stated events, and to pay the inventors royalties on the sale of products covered by such purchased rights.

Transactions with Dr. Hung

On November 16, 2004, Dr. Hung, our President and Chief Executive Officer and a member of our board of directors, entered into an agreement with Medivation Neurology, Inc. pursuant to which Dr. Hung guaranteed, in an amount not to exceed $78,000, the performance of Medivation Neurology, Inc. of its contractual obligation to pay certain professional fees incurred by Medivation Neurology, Inc. in connection with the December 2004 merger and financing transactions. In return for such guarantee, Medivation Neurology, Inc. issued warrants to Dr. Hung. We assumed these warrants in connection with the December 2004 merger, and they became exercisable to purchase 10,065 shares of our common stock at an exercise price of $1.55 per share.

Transactions with Mr. Grano

Convertible Bridge Notes and Warrants

Prior to its merger with Medivation, on June 8, August 1, and September 1, 2004, Medivation Neurology, Inc. issued and sold to Joseph J. Grano, Jr. convertible bridge notes with attached warrants. The aggregate principal amount of all such convertible bridge notes was $600,000, and each accrued interest at the rate of 4.5% per annum. As of December 17, 2004, the aggregate principal balance, plus accrued interest, remaining outstanding on the convertible bridge notes was $610,775. We assumed this liability in the December 2004 merger, and it was converted in the December 2004 financing into shares of our common stock at a price of $1.55 per share. In connection with the December 2004 merger, we also assumed the warrants issued to Mr. Grano in connection with the convertible bridge notes, and converted them into warrants exercisable for an aggregate of 77,419 shares of our common stock at an exercise price of $1.55 per share.

Consulting Agreement

In addition, pursuant to a July 2004 Consulting Agreement, Medivation Neurology, Inc. issued options to Mr. Grano in July and December 2004. We assumed these options in the December 2004 merger, and they became exercisable to purchase an aggregate of 549,500 shares of our common stock at a weighted average exercise price of $0.96 per share.

Transactions with Dara BioSciences, Inc.

On October 10, 2003, and April 1, 2004, Medivation Neurology, Inc. issued to Dara BioSciences, Inc. convertible bridge notes with attached warrants. The aggregate principal amount of all such convertible bridge notes was $1,250,000, and each accrued interest at the rate of 4.5% per annum. As of December 17, 2004, the aggregate principal balance, plus accrued interest, remaining outstanding on the convertible bridge notes was $1,311,675. We assumed this liability in the December 2004 merger, converted $688,955 of it into shares of common stock in the December 2004 financing at a price of $1.55 per share, and repaid the balance of $622,720 in December 2004. In connection with the December 2004 merger, we also assumed the warrants issued to Dara BioSciences, Inc. in connection with the convertible bridge notes, and converted them into warrants exercisable for an aggregate of 161,290 shares of our common stock at an exercise price of $1.55 per share.

DESCRIPTION OF CAPITAL STOCK

General Matters

Pursuant to our amended and restated certificate of incorporation, the total amount of our authorized capital stock is 51,000,000 shares, which consists of 50,000,000 shares of authorized common stock, par value $0.01 per share, and 1,000,000 shares of authorized preferred stock, par value $0.01 per share. With respect to the authorized preferred stock, 200 shares have been designated as Series A Preferred Stock and 450,000 shares have been designated as Series B Preferred Stock. As of September 30, 2005, we had outstanding 16,396,630 shares of common stock, 110 shares of Series A Preferred Stock and no shares of Series B Preferred Stock.

According to the records of our transfer agent, American Stock Transfer & Trust Company, as of September 30, 2005, we had 82 holders of record of our common stock. As of September 30, 2005, we had one holder of record of our Series A Preferred Stock and no holders of record of our Series B Preferred Stock.

The following summary of our capital stock does not purport to be complete and is subject to and qualified in its entirety by, our amended and restated certificate of incorporation and our bylaws, each of which are included as exhibits to the registration statement of which this prospectus forms a part and by the provisions of applicable law.

Common Stock

The holders of shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. All shares of our common stock are entitled to share equally in any dividends our board of directors may declare from legally available sources.

Our common stock is quoted on the OTC Bulletin Board under the symbol “MDVN.” The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Preferred Stock

The board of directors is authorized, subject to any limitations imposed by law, without stockholder approval, from time to time to issue up to a total of 1,000,000 shares of preferred stock, in one or more series, each series to have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as the board of directors may determine. Any future issuance of preferred stock shall be approved by a majority of the independent directors who do not have an interest in the transaction and who have access, at our expense, to our or independent legal counsel. We will not offer preferred stock to promoters (i.e., officers, directors or affiliates) except on the same terms as it is offered to all other existing shareholders or to new shareholders.

As of September 30, 2005, the Series A Preferred Stock and the Series B Preferred Stock were the only series of preferred stock designated by the company.

Series A Preferred Stock

Holders of Series A Preferred Stock are not entitled to vote their shares with respect to the election of directors or any other matter submitted to the stockholders, unless required by law or upon conversion of their shares of Series A Preferred Stock into shares of common stock. Each share of Series A Preferred Stock is convertible into 1,000 shares of common stock at the holder’s election for a period of one year commencing on December 17, 2004. Each share of Series A Preferred Stock is redeemable at the option of the holder thereof at any time at a price per share equal to the price per share originally paid to the company for such share. Upon our liquidation, dissolution or winding up, the holders of Series A Preferred Stock are entitled to receive their initial purchase price per share of Series A Preferred Stock prior and in preference to any distribution to the holders of shares of common stock. The Series A Preferred Stock is not entitled to any preemptive rights.

Series B Preferred Stock

In the event of any liquidation, dissolution or winding up of the company, either voluntary or involuntary, subject to the rights of other series of preferred stock that are in existence or may, from time to time, come into existence, the assets of the company available for distribution to stockholders shall be distributed among the holders of shares of the Series B Preferred Stock and among the holders of shares of common stock on the basis of each share of Series B Preferred Stock receiving an amount of cash or other distributable property that is the conversion rate (as defined below) times the amount payable or distributable for each share of common stock.

The Series B Preferred Stock does not have any redemption rights. The Series B Preferred Stock will not be entitled to dividends unless the company pays cash dividends or dividends in other property to holders of outstanding shares of common stock, in which event, each outstanding share of the Series B Preferred Stock will be entitled to receive dividends of cash or property equivalent to that paid in respect of one share of common stock times the conversion rate.

In the event that the company increases the number of shares of authorized common stock to be equal to or in excess of 25,000,000 shares of common stock, then upon the filing and acceptance of any change in the amended and restated certificate of incorporation reflecting the increase in capital, whether by amendment or restatement, all the outstanding shares of Series B Preferred Stock will immediately and automatically convert into shares of common stock without any notice required on the part of the company or the holder. In such event, holders of Series B Preferred Stock will be entitled to receive shares of common stock at the conversion rate of twenty shares of fully paid and non-assessable common stock for one share of Series B Preferred Stock.

The holders of record of shares of Series B Preferred Stock shall be entitled to vote together with the holders of the shares of common stock upon all matters submitted to such holders for a vote, the vote of each share of Series B Preferred Stock to be equal to the then conversion rate. So long as any shares of Series B Preferred Stock are outstanding, the holders of shares of Series B Preferred Stock voting as a separate class shall have the right to elect one member of the board of directors of the company, which director shall be subject to removal only upon the vote of the holders of a majority of the Series B Preferred Stock.

In addition, so long as any shares of Series B Preferred Stock are outstanding, the company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty percent of the then outstanding shares of Series B Preferred Stock, voting as a separate class (a) create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges equal or senior to the Series B Preferred Stock; (b) alter or change the rights, preferences or privileges of the Series B Preferred Stock; (c) amend the amended and restated certificate of incorporation in a manner that materially adversely affects the rights, preferences or privileges of the holders of the Series B Preferred Stock; (d) increase or decrease the authorized number of shares of Preferred Stock of the company; (e) liquidate or wind-up the company; (f) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of preferred stock or common stock; or (g) take any other action which is required to be taken only with the consent or approval of the holders of the company’s capital stock, whether pursuant to the amended and restated certificate of incorporation or the provisions of the Delaware General Corporation Law. In addition, so long as any shares of Series B Preferred Stock are outstanding, the company shall not take any action which is required to be taken only with the consent or approval of a majority of the board of directors without the consent or approval of the director nominated by the holders of the shares of Series B Preferred Stock.

We currently do not have any shares of Series B Preferred Stock outstanding.

Warrants

As of September 30, 2005, the aggregate number of shares of common stock issuable upon exercise of outstanding warrants was 872,991.

Delaware General Corporation Law

Provisions of the Delaware General Corporation Law could discourage potential acquisition proposals and could delay, deter or prevent a change in control. The anti-takeover provisions of the Delaware General Corporation Law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, Section 203 of the Delaware General Corporation Law, unless its application has been waived, provides certain default anti-takeover protections in connection with transactions between the company and an “interested stockholder” of the company. Although we have not waived application of Section 203 of the Delaware General Corporation Law, because our common stock is not listed on any national securities exchange or authorized for quotation on the NASDAQ Stock Market, we are not afforded the anti-takeover protections of Section 203 of the Delaware General Corporation Law. Additionally, provisions of our amended and restated certificate of incorporation and bylaws could deter, delay or prevent a third party from acquiring us, even if doing so would benefit our stockholders, including without limitation, the authority of the board of directors to issue, without stockholder approval, preferred stock with such terms as the board of directors may determine.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 30, 2005, for:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and named executive officers as a group; and

•	each person who we know beneficially owns more than 5% of our common stock.

Beneficial ownership data in the table below has been calculated based on Commission rules requiring that all equity securities exercisable for or convertible into shares of our common stock within 60 days of September 30, 2005, shall be deemed to be outstanding for the purpose of computing the percentage of ownership of any person holding such exercisable or convertible equity securities, but shall not be deemed to be outstanding for computing the percentage of ownership of any other person.

Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock shown to be held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o Medivation, Inc., 501 Second Street, Suite 211, San Francisco, California 94107.

	Shares Beneficially Owned	Percentage Beneficially Owned
		Before Offering	After Offering
Named Executive Officers and Directors
David T. Hung, M.D.(1)	1,731,155	10.55%	6.90%
C. Patrick Machado(2)	494,579	3.02%	1.97%
Lynn Seely, M.D.(3)	360,000	2.15%	1.41%
Gregory H. Bailey, M.D.(4)	559,966	3.36%	2.21%
Daniel Adams(5)	101,900	*	*
Kim D. Blickenstaff(6)	101,900	*	*
Steve Gorlin(7)	2,869,557	17.28%	11.34%
All named executive officers and directors as a group (seven persons)(1-7)	6,219,057	35.64%	23.78%

5% Stockholders(8)
Dara BioSciences, Inc.(9)	2,818,607	17.02%	11.16%
Selena Pharmaceuticals, Inc.(10)	2,212,830	13.50%	8.82%
Austin Marxe and David Greenhouse(11)	2,580,645	15.74%	10.28%
Joseph J. Grano, Jr.(12)	1,279,033	7.51%	4.97%
MDB Capital Group LLC(13)	716,740	4.28%	2.82%

*	Represents beneficial ownership of less than 1%.
(1)	Consists of 1,635,030 shares of common stock held by Dr. Hung; 86,060 shares of common stock held by The Hung Shaber Family 2004 Irrevocable Trust; and 10,065 shares of common stock issuable upon exercise of warrants exercisable within 60 days.
(2)	Consists of 491,740 shares of common stock and 2,839 shares of common stock issuable upon exercise of warrants exercisable within 60 days.
(3)	Consists of 360,000 shares of common stock issuable upon exercise of options exercisable within 60 days.
(4)	Consists of 80,000 shares of common stock held by Topix, Inc.; 214,508 shares of common stock held by 703149 Ontario, Inc. and 214,508 shares of common stock issuable upon exercise of warrants held by 703149 Ontario, Inc. and exercisable within 60 days; and 50,950 shares of common stock issuable upon exercise of options held by Dr. Bailey and exercisable within 60 days. The address for Dr. Bailey is c/o MDB Capital Group LLC, 401 Wilshire Boulevard, Suite 1020, Santa Monica, California 90401.

(5)	Consists of 101,900 shares of common stock issuable upon exercise of options exercisable within 60 days.
(6)	Consists of 101,900 shares of common stock issuable upon exercise of options exercisable within 60 days.
(7)	Consists of 50,950 shares of common stock issuable upon exercise of options exercisable within 60 days. Includes 2,657,317 shares of common stock and 161,290 shares of common stock issuable upon exercise of warrants exercisable within 60 days that are held of record by Dara BioSciences, Inc., of which Mr. Gorlin is the Chairman of the Board of Directors and a principal stockholder.
(8)	The information in the following table is based solely on information contained in Schedules 13D/13G filed with the Securities and Exchange Commission.
(9)	Consists of 2,657,317 shares of common stock and 161,290 shares of common stock issuable upon exercise of warrants exercisable within 60 days. Dara Biosciences, Inc. has sole voting and investment control over the shares. Steve Gorlin, Louis Herlands, Richard A. Franco, Kurt Eichler, Thomas D’Alonzo and W. Hamilton Jordan are members of the board of directors of Dara Biosciences, Inc. The address for Dara BioSciences is 4505 Falls of Neuse Road, Suite 125, Raleigh, North Carolina 27609.
(10)	Selena Pharmaceuticals, Inc. has sole voting and investment control over the shares. Sergey Sablin, Elena Sablin, Michael Weiner and Eugene Somoza are members of the board of directors of Selena Pharmaceuticals, Inc. The address for Selena Pharmaceuticals is 167 Skyview Way, San Francisco, California 94131.
(11)	Consists of 1,290,322 shares of common stock held by Special Situations Private Equity Fund, L.P.; 967,742 shares of common stock held by Special Situations Fund III, L.P.; and 322,581 shares of common stock held by Special Situations Cayman Fund, L.P. MGP Advisors Limited is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. is the general partner of MGP Advisors Limited and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. MG Advisers, L.L.C. is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP Advisors Limited, AWM Investment Company, Inc. and MG Advisers, L.L.C. Through their control of MGP Advisors Limited, AWM Investment Company, Inc. and MG Advisers, L.L.C., Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.
(12)	Consists of 652,114 shares of common stock; 549,500 shares of common stock issuable upon exercise of options exercisable within 60 days, and 77,419 shares of common stock issuable upon exercise of warrants exercisable within 60 days. Mr. Grano is a consultant to the Company. The address for Mr. Grano is c/o Centurion Holdings LLC, 1185 Avenue of the Americas, Suite 2250, New York, New York 10036.
(13)	Consists of 358,370 shares of common stock and 358,370 shares of common stock issuable upon exercise of warrants exercisable within 60 days. The address for MDB Capital Group LLC is 401 Wilshire Boulevard, Suite 1020, Santa Monica, California 90401.

MARKET FOR COMMON STOCK AND RELATED MATTERS

Common Stock Prices

Our common stock is quoted on the OTC Bulletin Board under the symbol “MDVN.” The following table sets forth on a per share basis the high and low bid prices, respectively, of our common stock as reported on the OTC Bulletin Board for the periods indicated. The company is the product of the merger between Medivation Neurology, Inc. (formerly Medivation, Inc.) and a subsidiary of Medivation (formerly Orion Acquisition Corp. II), which was completed as part of the merger and financing transactions, on December 17, 2004. Prior to the merger, we had not engaged in any substantive commercial operations. Accordingly, prices in the table below for any period prior to the merger and financing transactions do not reflect our commercial operations.

	High Bid	Low Bid
Year ended December 31, 2003
First quarter	$0.75	$0.45
Second quarter	$0.85	$0.51
Third quarter	$0.85	$0.81
Fourth quarter	$1.01	$0.81
Year ended December 31, 2004
First quarter	$1.70	$0.98
Second quarter	$7.00	$1.70
Third quarter	$3.40	$1.50
Fourth quarter	$4.10	$0.55
Year ended December 31, 2005
First quarter	$4.00	$1.50
Second quarter	$4.50	$3.00
Third quarter	$2.80	$2.80

On September 30, 2005, the average of the high ask and low bid prices, respectively, of our common stock as reported on the OTC Bulletin Board on September 30, 2005, was $2.85 per share. According to the records of our transfer agent, American Stock Transfer & Trust Company, as of September 30, 2005, we had 82 holders of record of common stock.

The source of the information provided in the table above is the OTC Bulletin Board®, Monthly Trade and Quote Summary Report, and represents prices between dealers without adjustments for retail markups, markdowns or commissions, and may not represent actual transactions.

Equity Compensation Plans

The following table sets forth certain information concerning shares of our common stock issuable and available for issuance under our stockholder approved and non-stockholder approved equity compensation plans, in each case as of December 31, 2004. All such options were issued to under an equity compensation plan approved by the holders of common stock of Medivation Neurology, Inc. prior to the December 17, 2004 merger and assumed by us in connection therewith.

	Shares Issuable upon Exercise of Options	Weighted Average Exercise Price of Options	Shares Available for Issuance under Plan
Equity compensation plans approved by stockholders	616,556	$0.85	489,859
Equity compensation plans not approved by stockholders	—	—	—
Total	616,556	$—	489,859

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, Adams Harkness, Inc. has agreed to purchase, and we have agreed to sell to Adams Harkness, Inc., the number of shares of common stock set forth below:

Number of Shares
Adams Harkness, Inc.	8,700,000

The underwriter is offering the shares of common stock subject to its acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to purchase the shares of common stock offered by this prospectus depends on the satisfaction of the conditions contained in the underwriting agreement. The underwriter must purchase all of the shares of common stock offered hereby if any of the shares are purchased, except for shares covered by the over-allotment option described below, unless and until the option is exercised.

The underwriter informed us that it proposes to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to dealers at the public offering price less a selling concession not in excess of $             per share. The underwriter also may allow, and dealers may reallow, a concession not in excess of $             per share to brokers and dealers. After the offering, the underwriter may change the offering price and other selling terms.

We have granted to the underwriter an option to purchase up to an aggregate of 1,305,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. Under the terms of this option, the underwriter may exercise the option, in whole or in part, at any time or from time to time for 30 days from the date of the underwriting agreement. If this over-allotment option is exercised, the underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock as indicated in the table set forth above, and we will be obligated to sell the shares of common stock subject to the option to the underwriter.

The following table shows the per share and total public offering price, underwriting discount to be paid to the underwriter and the net proceeds to us before expenses. This information is presented assuming both no exercise and full exercise by the underwriter of its over-allotment option.

Total
	Per Share	Without Overallotment Exercise	With Overallotment Exercise

Public offering price	$	$	$
Underwriting discount paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

In addition to the underwriting discount, we agreed to reimburse the underwriter for up to $200,000 for certain expenses in connection with this offering.

We estimate that the expenses of this offering payable by us, exclusive of the underwriting discount, will be approximately $550,000.

The underwriter has informed us that it does not intend to confirm sales of shares of the common stock being offered to any account over which they exercise discretionary authority.

We and certain of our executive officers, directors and shareholders, have agreed that, during the period ending 180 days after the date of this prospectus, neither we nor those executive officers, directors and shareholders will, without the prior consent of Adams Harkness, Inc., directly or indirectly offer, sell or otherwise dispose of any shares of common stock or any securities that may be converted into or exchanged for any such shares of common stock or enter into any swap or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of the common stock. Adams Harkness, Inc. has agreed that it will not unreasonably withhold its consent if during this 180-day period we seek to offer, sell or contract to sell any shares of our common stock or any of our securities which are substantially similar, convertible or exchangeable into shares of our common stock if the proceeds of the sale will be used solely for the purpose of acquiring or developing one or more new early-development stage biomedical technologies.

The foregoing restrictions do not apply to:

•	the sale of shares of common stock by us to the underwriter;

•	the issuance by us of shares of common stock pursuant to, or the grant of options under, our existing stock incentive plan and employee stock purchase plan; and

•	transfers of shares of common stock or securities convertible into or exchangeable for common stock by any of our executive officers or directors (a) as a bona fide gift or gifts, (b) by will or intestacy or (c) to any member of the such person’s immediate family or a trust created for the direct or indirect benefit of such person or the immediate family thereof; provided that, in any such case the transferee or transferees shall execute and deliver to Adams Harkness, Inc., before such transfer, an agreement to be bound by the restrictions on transfer described above.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for certain liabilities.

In connection with the offering, the underwriter may purchase and sell the common stock in the open market. These transactions may include over-allotment and stabilizing transactions, passive market making and purchases to cover syndicate short positions created in connection with the offering.

•	Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock.

•	Passive market making consists of displaying bids on the OTC Bulletin Board no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow.

•	Syndicate short positions involve the sale by the underwriter of a greater number of shares of common stock than it is required to purchase from us in the offering.

The underwriter also may impose a penalty bid, whereby the underwriter may reclaim selling concessions allowed to syndicate members of other broker-dealers in respect of the common stock sold in the offering for their account if the underwriter repurchases the shares in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common stock, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected on the over-the-counter market or otherwise.

The underwriter and its affiliates may from time to time in the future provide certain financial advisory and investment services to us for which it may receive customary fees.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Latham & Watkins LLP, Menlo Park, California. Certain legal matters in connection with this offering will be passed upon for the underwriter by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The consolidated financial statements as of and for the periods therein indicated included in the prospectus have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing in this prospectus, and are included in reliance upon such report given upon the authority of Singer Lewak Greenbaum & Goldstein LLP as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 with the Commission of which this prospectus is a part under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement, and statements contained in this prospectus concerning the provisions of any document are not necessarily complete. For further information about us and the shares of common stock covered by this prospectus, you should read the registration statement including its exhibits.

We file annual reports on Form 10-KSB, quarterly reports of Form 10-QSB, current reports on Form 8-K, proxy statements and other information with the Commission under the Exchange Act. You may read and copy this information at Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the Commission at (800) 732-0330 for further information on the operation of the Commission’s Public Reference Room. The Commission also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the Commission. The address of the Commission’s web site is www.sec.gov.

We intend to furnish our holders of common stock with annual reports containing financial statements audited by an independent accounting firm and to make available quarterly reports containing unaudited financial information for the first three quarters of each year.

PROVISION FOR INDEMNIFICATION

Commission Position on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and their respective controlling persons, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or for any transaction from which the director derived an improper personal benefit.

Amended and Restated Certificate of Incorporation

Article Ninth of the amended and restated certificate of incorporation of the company provides that the personal liability of the directors of the company shall be eliminated to the fullest extent permitted by the provisions of Section 102(b)(7) of the Delaware General Corporation Law, as the same may be amended and supplemented.

Article Tenth of the amended and restated certificate of incorporation of the company provides that company shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Indemnification Agreements

We also enter into indemnification agreements with our directors and officers. The indemnification agreements provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance.

Liability Insurance

We have also obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

FINANCIAL STATEMENT S

Financial Statements Index

Page
Report of Singer Lewak Greenbaum & Goldstein LLP, Independent Registered Public Accounting Firm of Medivation, Inc.	F-2

Consolidated Balance Sheet as of December 31, 2004	F-3

Consolidated Statements of Operations for the year ended December 31, 2004, for the period from inception (September 4, 2003) to December 31, 2003, and for the period from inception (September 4, 2003) to December 31, 2004

F-4

Consolidated Statements of Stockholders’ Equity for the period from inception (September 4, 2003) to December 31, 2004	F-5

Consolidated Statements of Cash Flows for the year ended December 31, 2004, for the period from inception (September 4, 2003) to December 31, 2003, and for the period from inception (September 4, 2003) to December 31, 2004

F-6

Notes to Consolidated Financial Statements	F-7

Condensed Consolidated Balance Sheet at June 30, 2005 (unaudited)	F-20

Condensed Consolidated Statements of Operations for the three months ended June 30, 2005 and 2004, the six months ended June 30, 2005 and 2004, and for the period from inception (September 4, 2003) to June 30, 2005 (unaudited)

F-21

Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2005 and 2004, and for the period from inception (September 4, 2003) to June 30, 2005 (unaudited)	F-22

Notes to Condensed Consolidated Financial Statements (unaudited)	F-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Orion Acquisition Corp. II and subsidiary

San Francisco, California

We have audited the accompanying consolidated balance sheet of Orion Acquisition Corp. II and subsidiary (a development stage company) as of December 31, 2004, and the related consolidated statements of operations (restated), stockholders’ equity, and cash flows for the period from September 4, 2003 (inception) to December 31, 2003 and for the year ended December 31, 2004 and for the period from September 4, 2003 (inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Orion Acquisition Corp. II and subsidiary as of December 31, 2004, and the results of their operations (restated) and their cash flows for the period from September 4, 2003 (inception) to December 31, 2003, for the year ended December 31, 2004 and for the period from September 4, 2003 (inception) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California

January 25, 2005

ORION ACQUISITION CORP. II

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2004

ASSETS
Current assets
Cash and cash equivalents	$10,671,707
Prepaid expenses and other current assets	300,208

Total current assets	10,971,915
Intellectual property (net of amortization)	144,628

TOTAL ASSETS	$11,116,543

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Warrant liability	$633,149
Accounts payable	375,435
Series A convertible redeemable preferred stock	11,000
Series B convertible preferred stock liability	2,700
Other current liabilities	3,986

Total current liabilities	1,026,270

COMMITMENTS AND CONTINGENCIES
Stockholders’ equity
Preferred stock, $0.01 par value per share 1,000,000 shares authorized	—
Common stock, $0.01 par value per share 10,000,000 shares authorized 9,581,141 shares issued and outstanding	95,811
Additional paid-in capital	13,270,057
Deficit accumulated during the development stage	(3,275,595)

Total stockholders’ equity	10,090,273

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,116,543

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ORION ACQUISITION CORP. II

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2004

INCEPTION (SEPTEMBER 4, 2003) TO DECEMBER 31, 2003

INCEPTION (SEPTEMBER 4, 2003) TO DECEMBER 31, 2004

	Year Ended December 31, 2004	Inception (Sept. 4, 2003) to December 31, 2003	Inception (Sept. 4, 2003) to December 31, 2004
Operating expenses:
General and administrative:
Consulting fees	455,722	36,156	491,878
Payroll expense	303,122	75,438	378,560
Other general and administrative	303,173	63,221	366,394
Research and development	1,613,569	217,322	1,830,891
Stock-based compensation	109,265	—	109,265

Total operating expenses	2,784,851	392,137	3,176,988

Loss from operations	(2,784,851)	(392,137)	(3,176,988)

Other expense:
Interest expense (net)	70,191	8,512	78,703
Warrants issued to guarantors	17,505	—	17,505

Total other expense	87,696	8,512	96,208

Loss before provision for income taxes:	(2,872,547)	(400,649)	(3,273,195)

Provision for income taxes:	1,600	800	2,400

Net loss:	$(2,874,147)	$(401,449)	$(3,275,595)

Basic and diluted loss per share:	$(7.82)	$—	$(11.79)

Weighted average common shares outstanding (excluding conversion of Series A and Series B convertible preferred stock):	367,496	—	277,714

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ORION ACQUISITION CORP. II

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

INCEPTION (SEPTEMBER 4, 2003) TO DECEMBER 31, 2004

	COMMON STOCK		ADDITIONAL PAID-IN CAPITAL	ACCUMULATED (DEFICIT)	TOTAL STOCKHOLDERS’ EQUITY
	SHARES	AMOUNT
Balances at inception (September 4, 2003)	—	$—	$—	$—	$—
Net loss				(401,449)	(401,449)

Balances as of December 31, 2003	—	—	—	(401,449)	(401,449)
Common stock issued for:
Cash in the Offering	6,903,399	69,034	10,631,236		10,700,270
Debt conversion in the Offering	838,536	8,385	1,291,345		1,299,731
Placement agent services to MDB Capital Group LLC	572,878	5,729	882,232		887,961
Placement agent services to Brock Capital Group LLC	52,821	528	81,345		81,873
Offering expenses			(1,602,981)		(1,602,981)
Warrants issued to guarantors			17,505		17,505
Stock-based compensation expense			109,265		109,265
Reverse merger transaction:
Elimination of retained earnings			(422,120)		(422,120)
Previously issued Orion stock	1,213,507	12,135	2,282,231		2,294,366
Net loss			—	(2,874,147)	(2,874,147)

Balances as of December 31, 2004	9,581,141	$95,811	$13,270,057	$(3,275,595)	$10,090,273

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ORION ACQUISITION CORP. II

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2004

INCEPTION (SEPTEMBER 4, 2003) THROUGH DECEMBER 31, 2003

INCEPTION (SEPTEMBER 4, 2003) THROUGH DECEMBER 31, 2004

	Year ending Dec. 31, 2004	Inception (Sep. 4, 2003) to Dec. 31, 2003	Inception (Sep. 4, 2003) to Dec. 31, 2004
Cash flows from operating activities:
Net loss	$(2,874,147)	$(401,449)	$(3,275,595)
Adjustments to reconcile net loss to net cash used by operating activities:
Impairment of intellectual property	75,000	—	75,000
Depreciation and amortization	5,940	332	6,272
Stock-based compensation	109,265	—	109,265
Warrants issued to guarantors	17,505	—	17,505
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(292,498)	(7,710)	(300,208)
Accounts payable	351,655	23,780	375,435
Other current liabilities	(6,139)	10,125	3,986

Net cash provided by (used in) operating activities:	(2,613,419)	(374,922)	(2,988,341)

Cash flows from investing activities:
Pre-Merger cash balances in Orion accounts	1,928,839	—	1,928,839
Purchase of intellectual property	(200,000)	(25,000)	(225,000)

Net cash provided by (used in) investing activities:	1,728,839	(25,000)	1,703,839

Cash flows from financing activities:
Proceeds from issuance of convertible notes	850,000	1,000,000	1,850,000
Repayment of unconverted portion of convertible notes	(595,861)	—	(595,861)
Proceeds from sale of common stock in the Offering	10,700,270	—	10,700,270
Proceeds from sale of Series B preferred stock	—	1,800	1,800

Net cash provided by (used in) financing activities:	10,954,409	1,001,800	11,956,209

Net increase in cash	10,069,829	601,878	10,671,707
Cash at beginning of period	601,878	—	—

Cash at end of period	$10,671,707	$601,878	$10,671,707

Cash paid for interest	$26,859	$—	$26,859
Supplemental schedule of non-cash investing and financing activities:
Shares issued for conversion of debt (including accrued interest)	$1,299,731	$—	$1,299,731
Shares issued to purchase intellectual property	—	900	900
Shares issued for placement agent services in the offering	969,734	—	969,734
Warrants issued for placement agent services in the offering	633,149	—	633,149

	$2,902,614	$900	$2,903,514

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ORION ACQUISITION CORP. II

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

1. Description of Business

Orion Acquisition Corp. II (Orion or the Company), together with its wholly-owned operating subsidiary Medivation, Inc. (Medivation), is a life sciences company based in San Francisco, California. The Company’s corporate strategy is to identify and acquire development stage medical technologies—including both pharmaceuticals and medical devices—that have promising scientific, clinical and commercial prospects and strong intellectual property positions, and to develop those technologies through a largely outsourced model to achieve valuation-enhancing milestone events. The Company currently has acquired and is developing two technologies, both of which are small molecule drugs targeted at Alzheimer’s disease. The Company’s lead drug candidate—Dimebon—is scheduled to enter a randomized, double-blind, placebo-controlled Phase II efficacy study in Alzheimer’s disease patients in Russia in the second or third quarter of 2005. The Company’s second drug candidate—NT0904—is in the preclinical research phase. The Company also is evaluating other medical technologies for potential acquisition.

2. The Merger

(a) Description of the Merger

On December 17, 2004, Medivation Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company, merged with and into Medivation, Inc. (Medivation), a Delaware corporation, pursuant to an Agreement and Plan of Merger, dated as of December 17, 2004. Pursuant to the merger (the Merger), Medivation became a wholly-owned subsidiary of the Company, the issued and outstanding shares of common stock of Medivation were converted into an aggregate of 331,925 shares of the Series B Preferred Stock of the Company, which is convertible into an aggregate of 6,638,490 shares of the Company’s Common Stock, and Orion’s pre-Merger cash balances of approximately $1,929,000 became available to fund the ongoing operations of the combined Company. After the Merger, but before giving effect to the Offering described in Note 6(a) below, the former Medivation stockholders owned approximately 81% of the Company’s issued and outstanding Common Stock, assuming conversion of all of the issued and outstanding Series B Preferred Stock and Series A Preferred Stock, and the exercise of all of the issued and outstanding Class B Warrants. Following the Merger, the business conducted by the Company is the business conducted by Medivation prior to the Merger.

As a result of the Merger, the 225,500 issued and outstanding Class B Warrants of the Company became exercisable to purchase an aggregate of 225,500 shares of the Company’s Common Stock at an exercise price of $0.125 per share. The Class B Warrants are exercisable until 5PM, New York City Time, on December 17, 2005.

(b) Accounting Treatment of the Merger; Financial Statement Presentation

The Merger was accounted for as a reverse merger under generally accepted accounting principles. Therefore: (1) the Company’s historical accumulated deficit for periods prior to December 17, 2004, in the amount of $422,120, was eliminated against additional-paid-in-capital, and (2) the consolidated financial statements present the previously issued shares of Series A Preferred Stock and Common Stock of Orion as having been issued pursuant to the Merger on December 17, 2004, and the shares of Series B Preferred Stock of the Company issued to the former Medivation stockholders in the Merger as having been outstanding since October 2003 (the month when Medivation first sold its equity securities). No goodwill or other intangible asset was recorded as a result of the Merger.

ORION ACQUISITION CORP. II

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

(c) Summary Pro Forma Financial Information

The following tables set forth (1) the total operating expenses, other income (net of other expense) and net losses of Orion and Medivation for the year ended December 31, 2004, for the period from inception (September 4, 2003) to December 31, 2003 and for the period from inception (September 4, 2003) to December 31, 2004, (2) the consolidated pro-forma information for Orion and Medivation for the above periods assuming that the Merger was completed on September 4, 2003, and (3) the consolidated pro-forma information for the above periods as further adjusted to eliminate Orion’s legal expenses and interest income earned on loans made to Citadel, Inc. as part of the merger agreement between Orion and Citadel, Inc., which was signed on June 23, 2004 and terminated on September 15, 2004, but which would not have been entered into had the Merger been completed on September 4, 2003.

Year ended December 31, 2004

	Medivation	Orion	Pro-forma	Adjustments	Pro-forma, as-adjusted
Total operating expenses	$2,876,298	$288,107	$3,164,405	$(109,969)	$3,054,436
Other income (net of other expense)	2,151	77,868	80,019	(71,609)	8,410
Net income (loss)	$(2,874,147)	$(210,239)	$(3,084,386)	$(38,360)	$(3,046,026)

Inception (September 4, 2003) to December 31, 2003

	Medivation	Orion	Pro-forma	Adjustments	Pro-forma, as-adjusted
Total operating expenses	$403,062	$(28,892)	$374,170	—	$374,170
Other income (net of other expense)	1,613	8,774	10,387	—	10,387
Net income (loss)	$(401,449)	$37,666	$(363,783)	—	$(363,783)

Inception (September 4, 2003) to December 31, 2004

	Medivation	Orion	Pro-forma	Adjustments	Pro-forma, as-adjusted
Total operating expenses	$3,279,360	$259,215	$3,538,575	$(109,969)	$3,428,606
Other income (net of other expense)	3,765	86,642	90,406	(71,609)	18,797
Net income (loss)	$(3,275,595)	$(172,573)	$(3,448,169)	$(38,360)	$(3,409,809)

3. Summary of Significant Accounting Policies

(a) Basis of Consolidation

The consolidated financial statements incorporate the accounts of Orion Acquisition Corp. II, an inactive parent company, and its wholly-owned operating subsidiary, Medivation, Inc. All significant inter-company transactions have been eliminated in consolidation.

(b) Development Stage Company

For the period from inception (September 4, 2003) to date, the Company has been a development stage enterprise, and accordingly, the Company’s operations have been directed primarily toward developing its proprietary technologies. The Company has experienced net losses since its inception and as of December 31,

ORION ACQUISITION CORP. II

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

2004, had an accumulated deficit of $3,275,595. Such losses and accumulated deficit resulted from the Company’s absence of revenue and significant costs incurred in the development of the Company’s proprietary technologies. The Company expects to incur substantial losses as it continues its research and development activities, particularly the conduct of clinical trials.

(c) Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions principally relate to services performed by third parties but not yet invoiced. Actual results could differ from those estimates.

(d) Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2004, cash and cash equivalents included $10,671,707 in cash and money market securities. The Company deposits cash and cash equivalents with high credit quality financial institutions and is insured to the maximum limitations. The Company presently maintains checking and money market accounts at Bank of America, and a money market account at Wells Fargo Bank. Deposits in these accounts totaled $34,286, $1,791,300 and $448, respectively, as of December 31, 2004, and are insured by the Federal Deposit Insurance Corporation up to a maximum of $100,000. The Company also maintains brokerage accounts at Bank of America and Wells Fargo Bank, with balances of $8,000,000 and $845,673, respectively, as of December 31, 2004, all of which was held in money market funds as of that date. Deposits in these accounts are insured by the Securities Investor Protection Corporation up to a maximum of $500,000 (including cash claims limited to $100,000). In January 2005, the Company used $7,897,851 of the money market funds held it its Bank of America brokerage account to purchase U.S. government debt securities with maturities ranging from April 2005 to November 2005.

(e) Property and Equipment

Property and equipment purchases incurred to date have been minor and have thus been expensed through December 31, 2004. Property and equipment purchases are recorded at cost. Repairs and maintenance costs are expensed in the period incurred. Items of property and equipment with costs greater than $5,000 will be capitalized and depreciated or amortized on a straight-line basis over the estimated useful lives of the assets as follows:

Description	Estimated Useful Life
Office equipment; furniture and fixtures	2-5 years
Leasehold improvements	Lesser of estimated useful life or life of lease

(f) Intellectual Property

Intellectual property acquired from third parties is recorded at historical acquisition cost, and at December 31, 2004 consisted of issued patents and pending patent applications. Any milestone payments that become due to third parties from whom the Company has acquired patent rights will be added to intellectual property acquisition cost and capitalized. Intellectual property consisting of issued patents is amortized over the period beginning on the acquisition date and ending on the expiration date of the patent. Intellectual property

ORION ACQUISITION CORP. II

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

consisting of patent applications is amortized over the period beginning on the acquisition date and ending on the expiration date of any patent that may issue on that application. Legal and other costs of prosecuting and maintaining patent rights are expensed as incurred.

(g) Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

(h) Research and Development

Research and development costs are charged to expense when incurred.

(i) Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents and trade payables. At December 31, 2004 the fair values of cash and cash equivalents and trade payables approximated their financial statement carrying amounts.

(j) Stock Based Compensation

The Company accounts for its stock-based compensation arrangements for employees, contractors and directors using the intrinsic value method pursuant to Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees,” as clarified by Financial Accounting Standards Board (FASB) Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation.” As such, compensation expense is recorded when, on the date of grant, the fair value of the underlying common stock exceeds the exercise price for stock options or the purchase price for issuances or sales of common stock. Statement of Financial Accounting Standard (SFAS) No. 123 “Accounting for Stock-Based Compensation,” established a fair value based method of accounting for stock-based compensation plans. The Company has adopted the disclosure only alternative under SFAS 123 which requires disclosure of the pro-forma effects of using the fair value method of accounting for stock-based compensation arrangements on earnings and earnings per share as if SFAS 123 had been adopted. The Company records compensation expense for the fair value of options granted to non-employees.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-based Compensation—Transition and Disclosure, an Amendment of FASB Statement No. 123.” SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial reports about the method of accounting for stock-based compensation and the effect of the method used on reported results. To date, the Company has not issued stock options to employees.

(k) Impairment or Disposal of Long-lived Assets

The Company evaluates its long-lived assets, primarily its intellectual property, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be

ORION ACQUISITION CORP. II

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. In the year ended December 31, 2004, the Company wrote off $75,000 of its historical patent acquisition costs to reflect management’s decision to stop work on a patent application that does not cover either of the Company’s Dimebon or NT0904 product candidates. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. The impairment amount is included in research and development expenses.

(l) Loss per Common Share

The Company calculates loss per share in accordance with SFAS No. 128, “Earnings per Share.” Basic loss per share is computed by dividing the loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

The following potential common shares have been excluded from the computation of diluted net loss per share for the periods ended December 31, 2004 and 2003 because they are antidilutive:

Series B Preferred Stock	6,638,490
Series A Preferred Stock	110,000
Warrants	1,049,991
Options	616,556

TOTAL	8,415,037

(m) Reclassifications

Certain prior year amounts have been reclassified in order to conform to current year presentation.

(n) Recently Issued Accounting Pronouncements

SFAS No. 151.    In November 2004, the FASB issued SFAS No. 151, “Inventory Costs.” SFAS No. 151 amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in ARB No. 43, Chapter 4, “Inventory Pricing.” Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “…under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges….” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not expect adoption of SFAS No. 151 to have any impact on the Company’s financial statements.

SFAS No. 152.    In December 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions.” The FASB issued this Statement as a result of the guidance provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions.” SOP 04-2 applies to all real estate time-sharing transactions. Among other items, the SOP provides guidance on the recording of

ORION ACQUISITION CORP. II

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

credit losses and the treatment of selling costs, but does not change the revenue recognition guidance in SFAS No. 66, “Accounting for Sales of Real Estate,” for real estate time-sharing transactions. SFAS No. 152 amends Statement No. 66 to reference the guidance provided in SOP 04-2. SFAS No. 152 also amends SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects”, to state that SOP 04-2 provides the relevant guidance on accounting for incidental operations and costs related to the sale of real estate time-sharing transactions. SFAS No. 152 is effective for years beginning after June 15, 2005, with restatements of previously issued financial statements prohibited. This statement is not applicable to the Company.

SFAS No. 153.    In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets,” an amendment to Opinion No. 29, “Accounting for Nonmonetary Transactions.” Statement No. 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. Management does not expect adoption of SFAS No. 153 to have any impact on the Company’s financial statements.

SFAS No. 123(R).    In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment.” SFAS 123(R) amends SFAS No. 123, “Accounting for Stock-Based Compensation,” and APB Opinion 25, “Accounting for Stock Issued to Employees.” SFAS No. 123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS No. 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity’s shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity’s shares or other equity instruments. This statement is effective (1) for public companies qualifying as SEC small business issuers, as of the first interim period or fiscal year beginning after December 15, 2005, or (2) for all other public companies, as of the first interim period or fiscal year beginning after June 15, 2005, or (3) for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. Management is currently assessing the effect of SFAS No. 123(R) on the Company’s financial statements.

4. Intellectual Property

At December 31, 2004, intellectual property consisted of three patent families—one covering the use of Dimebon and certain related compounds to treat neurodegenerative diseases, one covering the use of Dimebon and certain related compounds for anti-aging purposes, and one covering the NT0904 family of compounds and uses thereof. Cash purchases of patent rights totaled $200,000 in the year ended December 31, 2004 and $25,000 in the period from inception (September 4, 2003) to December 31, 2003. This intellectual property is being amortized over periods ranging from 156 months to 248 months. Amortization expense on the Company’s intellectual property was $5,940 in the year ended December 31, 2004, and $332 in the period from inception (September 4, 2003) to December 31, 2003. Total amortization expenses under the foregoing schedule in the years ended December 31, 2005 through December 31, 2009 for intellectual property costs capitalized on or before December 31, 2004 will be $8,274 per year.

ORION ACQUISITION CORP. II

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

5. Convertible Notes with Warrants

Between October 10, 2003 and September 1, 2004, Medivation issued convertible promissory notes, with associated warrant coverage, in a series of transactions with two investors. The notes bore interest at a rate of 4.5% per year, were convertible into the class of equity securities issued by Medivation at its next equity financing at the same price per share as paid by investors in that equity financing, and matured on October 10, 2004. The associated warrants were exercisable to purchase shares of the class of equity securities issued by Medivation in its next equity financing at the same price per share as paid by investors in that equity financing. Using the Black-Scholes option pricing model and the following assumptions as of the dates these warrants were issued—stock price of $0.0004; historical volatility of 90%; risk free rate of approximately 4.5%; dividend yield of 0%; and warrant life of 10 years—the warrants were assigned no value. Accordingly, 100% of the proceeds received by Medivation in these financing transactions were allocated to the convertible notes. The following table summarizes these convertible note transactions.

Date	Principal Balance of Note
October 10, 2003	$1,000,000
April 1, 2004	250,000
June 8, 2004	200,000
August 1, 2004	200,000
September 1, 2004	200,000

Principal and accrued interest on these convertible notes as of December 17, 2004 was $1,922,450. A total of $1,299,731 of this amount was converted in the Offering into 838,536 shares of Common Stock at a price of $1.55 per share, and the remaining $622,720 (consisting of $595,861 in principal plus $26,859 in accrued interest) was repaid from proceeds of the Offering. The outstanding balance on these convertible notes as of December 31, 2004 was $0. The associated warrants were assumed by the Company in the Merger and became exercisable to purchase an aggregate of 238,709 shares of the Company’s Common Stock at an exercise price of $1.55 per share. The warrants are fully vested and expire in 2013 and 2014.

6. Stockholder’s Equity

(a) Common Stock

On December 17, 2004, the Company issued 7,741,935 shares of its Common Stock in a private placement to accredited investors at a price of $1.55 per share (the Offering), 6,903,399 of which were sold for cash, generating $10,700,270 in gross proceeds. The remaining 838,536 shares were issued in exchange for cancellation of outstanding bridge notes of Medivation, in the aggregate amount of $1,299,731, which were assumed by the Company in the Merger (Note 5). The shares issued in the Offering were not subject to refund, redemption or rescission and, accordingly, were included as a component of stockholders’ equity, net of the applicable costs.

MDB Capital Group LLC (MDB) acted as placement agent with respect to certain investors in the Offering. As partial compensation for these services, the Company issued to MDB and certain of its affiliates an aggregate of 572,878 shares of Common Stock. The cost of these shares, in the amount of $887,961 based on

ORION ACQUISITION CORP. II

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

the $1.55 purchase price of the shares in the Offering, was offset against additional paid-in-capital in the year ended December 31, 2004. MDB also received warrants as partial compensation for its placement agent services (Note 6(c)).

Brock Capital Group LLC (Brock) acted as placement agent with respect to certain investors in the Offering. As compensation for these services, the Company issued to Brock and certain of its affiliates an aggregate of 52,821 shares of Common Stock. The cost of these shares, in the amount of $81,873 based on the $1.55 purchase price of the shares in the Offering, was offset against additional paid-in-capital in the year ended December 31, 2004.

In connection with the Merger and the Offering, the Company, the former stockholders of Medivation, the investors in the Offering and MDB have entered into registration rights agreements, pursuant to which the Company has agreed to register with the Securities and Exchange Commission for re-offer and re-sale (a) the 6,638,490 shares of Common Stock issuable upon conversion of the Series B Preferred Stock received by the former stockholders of Medivation in the Merger, (b) the 7,741,935 shares of Common Stock sold in the Offering, and (c) the 572,878 shares of Common Stock issued to MDB, and the 572,878 shares of Common Stock issuable upon exercise of the warrant issued to MDB, for placement agent services rendered in connection with the Offering. The Company has agreed with investors in the Offering to file the registration statement no later than January 31, 2005, and to arrange to have the registration statement declared effective no later than March 31, 2005, and must pay the investors in the Offering an aggregate of $6,000 for each day that the Company misses either or both of these deadlines. The Company intends to include in the registration statement an additional 477,113 shares of its Common Stock underlying outstanding warrants, and the 52,821 shares of Common Stock issued to Brock Capital Group LLC as compensation for placement agent services in the Offering.

(b) Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting, and other rights and preferences as may be determined from time to time by the Board of Directors.

Series A Convertible Redeemable Preferred Stock.    The Company has outstanding 110 shares of Series A Convertible Redeemable Preferred Stock, which it issued for an aggregate purchase price of $11,000. The Series A Convertible Redeemable Preferred Stock is non-voting and does not bear dividends. Each share of Series A Convertible Redeemable Preferred Stock is convertible into 1,000 shares of the Company’s Common Stock at any time until December 17, 2005. The Series A Convertible Redeemable Preferred Stock is redeemable at any time, at the option of the holder(s) thereof, for a redemption price equal to its original purchase price. Because of this redemption feature, the Series A Convertible Redeemable Preferred Stock is reflected as a liability on the consolidated financial statements.

Series B Convertible Preferred Stock.    Pursuant to the Merger, on December 17, 2004, the 2,700,000 issued and outstanding shares of Medivation Common Stock, $0.001 par value per share, were converted into an aggregate of 331,925 shares of Series B Convertible Preferred Stock of the Company. The shares of Medivation Common Stock were issued in private transactions in October 2003 for an aggregate price of $2,700. Payment for 1,800,000 of these shares was in cash, and payment for the remaining 900,000 shares was in intellectual property.

ORION ACQUISITION CORP. II

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

Each outstanding share of Series B Convertible Preferred Stock will convert automatically into 20 shares of Common Stock (subject to normal adjustments) at such time as the Company increases the number of authorized shares of Common Stock to be equal to or in excess of 25,000,000. The Series B Convertible Preferred Stock has no liquidation rights in preference to the Common Stock, no redemption rights, and no right to dividends, unless dividends are paid to holders of the Common Stock. Until the Series B Convertible Preferred Stock converts into Common Stock, (1) all matters submitted for a vote or consent of the stockholders of the Company will require approval of a majority of the outstanding shares of Series B Convertible Preferred Stock, voting separately as a series, and of a majority of the outstanding shares of Common Stock of the Company on an as-converted basis, (2) the holders of the Series B Convertible Preferred Stock have the right to nominate one member of the Company’s board of directors, and (3) all matters submitted for a vote or consent of the board of directors of the Company require the approval of Series B Board Representative.

Because the number of authorized shares of the Company’s common stock is not currently sufficient for the conversion of all of the shares Series B Convertible Preferred Stock, full conversion is contingent on the amendment of the Company’s certificate of incorporation to increase the number of authorized common shares. Pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the fair value of the Series B Convertible Preferred Stock has been recorded as a current liability until the Company has sufficient authorized shares available to be delivered if the Series B Convertible Preferred Stock is converted to common stock.

(c) Warrants

On November 16, 2004, Medivation issued warrants to purchase its equity securities to two officers in return for their agreement to guarantee specified professional fees incurred by Medivation related to the Merger. These warrants were assumed by the Company in the Merger, and became exercisable to purchase an aggregate of 12,904 shares of the Company’s Common Stock at a price of $1.55 per share. The fair value of these warrants in the amount of $17,505 (based on the Black-Scholes option pricing model and the following assumptions: stock price of $1.55; historical volatility of 90%; risk free rate of approximately 4.5%; dividend yield of 0%; and warrant life of 10 years) was recorded as an expense in the statement of operations for the year ended December 31, 2004.

MDB Capital Group LLC (MDB) acted as placement agent with respect to certain investors in the Offering. As partial compensation for these services, the Company issued to MDB and certain of its affiliates warrants to purchase an aggregate of 572,878 shares of Common Stock at a price of $1.55 per share, exercisable for a period beginning on December 17, 2004 and ending five years thereafter. The fair value of these warrants is $633,149, based on the Black-Scholes option pricing model and the following assumptions: stock price of $1.55; historical volatility of 90%; risk free rate of approximately 4.5%; dividend yield of 0%; and warrant life of 5 years. Pursuant to Emerging Issues Task Force 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the fair value of these warrants has been recorded as a current liability until the Company has sufficient authorized shares available to be delivered if the warrants were exercised. In addition, the Company is required to report the fluctuation to the fair value of the warrant liability in current operations. During the period from December 17, 2004 to December 31, 2004, the fair value of these warrants did not change.

ORION ACQUISITION CORP. II

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

(d) Equity Incentive Plan

Pursuant to the Merger, the Company assumed the Medivation Equity Incentive Plan (the Equity Incentive Plan), and reserved an aggregate of 1,106,415 shares of its Common Stock for issuance upon the exercise of awards granted under the Equity Incentive Plan.

The Equity Incentive Plan provides for the issuance of options and other equity-based awards, including restricted stock and stock appreciation rights. Options granted under the Equity Incentive Plan may be nonqualified or qualified incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended. The Equity Incentive Plan is administered by our board of directors, or a committee appointed by the Board, which determines recipients and types of options to be granted, including the vesting schedule, the number of shares subject to the options and the exercisability of the options. The term of the stock options granted under the Equity Incentive Plan may not exceed ten years. The exercise price for all options is determined by our board of directors, or by a committee appointed by the board, at the time of grant. The options may, but need not, contain provisions for early exercise and the right of first refusal. No incentive stock option may be granted to any person who, at the time of the grant, owns, or is deemed to own, stock constituting more than 10% of our total combined voting power, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant.

Options granted under the Equity Incentive Plan vest at the rate specified in each optionee’s option agreement. Unless determined otherwise by the administrator of the Equity Incentive Plan, no stock option may be transferred by the optionee other than by will or the laws of descent or distribution and may be exercised during the lifetime of the optionee only by the optionee. An optionee whose relationship with us or any affiliate ceases for any reason, other than by death or permanent or total disability, may exercise options within the period of time as is specified in the optionee’s option agreement, which typically is at least thirty days. If no period of time is specified in the optionee’s option agreement, then the option is exercisable for a period of three months. When an optionee’s relationship with us or any affiliate ceases due to death or permanent or total disability, options may be exercised within the period of time as is specified in the optionee’s option agreement, which typically is at least six months. If no period of time is specified in the optionee’s option agreement, then the option is exercisable for a period of twelve months.

Upon our change in control, all outstanding options under the Equity Incentive Plan will be accelerated and become immediately exercisable. A change of control is defined in the Equity Incentive Plan to include, subject to certain exceptions (i) the acquisition, directly or indirectly, by any “person” or “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules thereunder) of “beneficial ownership” (as defined in the Securities Exchange Act of 1934, as amended, and the rules thereunder) of our voting securities that represent 50% or more of our combined outstanding voting power; (ii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute our board of directors together with any new director(s), cease for any reason to constitute a majority thereof; (iii) the consummation, whether directly or indirectly and subject to certain exceptions, of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of our assets or (z) our acquisition of assets or stock of another entity and (iv) our liquidation or dissolution. The Merger and the Offering did not constitute a change of control under the Equity Incentive Plan.

ORION ACQUISITION CORP. II

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

A summary of the status of the Equity Incentive Plan as of December 31, 2004 and the year then ended is presented below.

	2004
Fixed Options	Shares	Weighted-Average Exercise Price
Outstanding at beginning of year	0	—
Granted	616,556	$0.85
Exercised	0	—
Forfeited	0	—
Outstanding at year end	616,556	$0.85
Weighted-average fair value of options granted during the year	$1.43
Weighted-average fair value of exercisable options	$1.43

The following table summarizes information about fixed stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding at 12/31/04	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable at 12/31/04	Weighted-Average Exercise Price
$0.02	280,717	9.5 years	$0.02	280,717	$0.02
$1.55	335,839	10 years	$1.55	335,839	$1.55

All of the 616,556 options outstanding under the Equity Incentive Plan as of December 31, 2004 were issued by Medivation to its consultants. As of December 31, 2004, all 616,556 options were exercisable, but the shares of Common Stock issuable upon exercise of those options remained subject to repurchase at the option exercise price if the optionee’s term of service for Medivation ends. At December 31, 2004, 489,859 options were available for future grants under the Equity Incentive Plan.

For the year ended December 31, 2004, the Company recorded a stock-based compensation expense of $109,265 to reflect the appropriate portion of the total cost of the 616,556 options granted in 2004. All such options were granted to consultants as partial or total compensation for services to be provided under consulting agreements.

These options were assigned an aggregate value of $882,719 as of December 31, 2004 using the Black-Scholes option pricing model and the following assumptions: stock price of $1.55; historical volatility of 90%; risk free rate of approximately 4.5%; dividend yield of 0%; and option life of approximately 9.5 years. In accordance with Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” and EITF Issue No. 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees,” the stock-based compensation expense recorded in the Company’s Statement of Operations for the year ended December 31, 2004, in the amount of $109,265, reflected the portion of the aggregate option value corresponding to the aggregate number of shares vested on the options through that date. As further portions of these options are earned in the future, the Company will recognize additional expense based on their then-current fair market value.

ORION ACQUISITION CORP. II

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

(e) Equity Transactions Related to the Reverse Merger

Because the Merger was accounted for as a reverse merger under generally accepted accounting principles, (1) the Company’s historical accumulated deficit for periods prior to December 17, 2004, in the amount of $422,120, was eliminated against additional-paid-in-capital, and (2) the consolidated financial statements present the previously issued shares of Series A Preferred Stock and Common Stock of Orion as having been issued pursuant to the Merger on December 17, 2004, and the shares of Series B Preferred Stock of the Company issued to the former Medivation stockholders in the Merger as having been outstanding since October 2003 (the month when Medivation first sold its equity securities).

7. Commitments and Contingencies

The Company leases office facilities under a non-cancelable operating lease that expires in October 2005. Total rent expense under this operating lease for the year ended December 31, 2004 and for the period from inception (September 4, 2003) through December 31, 2003 was $62,517 and $10,420, respectively. Future lease obligations under this non-cancelable operating lease as of December 31, 2004 are $52,098.

The Company’s intellectual property at December 31, 2004 consisted of three patent families purchased by the Company from third parties (Note 4). The purchase agreements require the Company to make milestone and royalty payments as described below.

Payments with respect to our intellectual property covering the use of Dimebon to treat neurodegenerative diseases consist of royalties of 0.5% of net revenues, with a cap of $5 million. Payments with respect to our intellectual property covering the use of Dimebon for anti-aging purposes consist of a milestone payment of $50,000 upon the issuance of the first patent, a milestone payment of $70,000 upon the commencement of the first clinical trial of a product covered by this intellectual property, a milestone payment of $350,000 upon receipt of the first regulatory approval to sell a product covered by this intellectual property in the United States or Europe, and royalties of 1% of net sales of such products. Payments with respect to our intellectual property covering NT0904 consist of a milestone payment of $100,000 upon the commencement of the first clinical trial of a product covered by this intellectual property, a milestone payment of $350,000 upon receipt of the first regulatory approval to sell a product covered by this intellectual property in the U.S. or Europe, and royalties of 1% of net sales of such products.

8. Income Taxes

The tax effects of temporary differences which give rise to the deferred tax provision at December 31, 2004 consisted of the following:

Deferred tax assets
Net operating loss carryforward	$1,267,807
Warrant based compensation	54,308
State tax-deferred	(58,384)
Less valuation allowance	(1,263,731)

Net deferred tax assets	$—

ORION ACQUISITION CORP. II

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

The following table presents the current and deferred income tax provision for (benefit from) federal and state income taxes for the year ended December 31, 2004 and for the period from inception (September 4, 2003) to December 31, 2003:

	Year ended Dec. 31, 2004	Inception (Sept. 4, 2003) to Dec. 31, 2003
Current
Federal	$—	$—
State	1,600	800

	1,600	800

Deferred
Federal	—	—
State	—	—

	$1,600	$800

The provision for income taxes differs from the amount that would result from applying the federal statutory rate for the year ended December 31, 2004 and for the period from inception (September 4, 2003) to December 31, 2003 as follows:

	Year ended Dec. 31, 2004	Inception (Sept. 4, 2003) to Dec. 31, 2003
Statutory regular federal income benefit rate	(34.0)%	(34.0)%
State taxes	(3.0)%	(2.8)%
Prior year adjustments	(1.9)%	—
Change in valuation allowance	38.8%	36.9%
Other	0.1%	(0.1)%

Total	0.0%	0.0%

The valuation allowance increased by $1,115,982 and $147,749 during the year ended December 31, 2004, and for the period from inception (September 4, 2003) to December 31, 2003, respectively. The deferred income tax benefit of the loss carryforward is the only significant deferred income tax asset or liability of the Company and has been offset by a valuation allowance since management does not believe the recoverability of this deferred tax asset during the next fiscal year is more likely than not. Accordingly, a deferred income tax benefit for the year ended December 31, 2004 has not been recognized in these financial statements.

As December 31, 2004, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $3,207,000 and $1,961,000, respectively. The net operating loss carryforwards begin expiring in 2022 and 2012, respectively.

MEDIVATION, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED BALANCE SHEET

JUNE 30, 2005 (unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,966,257
Short-term investments	5,958,540
Prepaid expenses and other current assets	226,091

Total current assets	8,150,888
Intellectual property, net of amortization	140,491

Total assets	$8,291,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Contingent liability	$276,000
Accounts payable	462,406
Series A convertible redeemable preferred stock	11,000
Other current liabilities	39,961

Total current liabilities	789,367
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share 1,000,000 shares authorized;	—
Common stock, $.01 par value per share 50,000,000 shares authorized and 16,219,631 shares issued and outstanding	162,196
Additional paid-in capital	16,066,323
Deferred compensation	(1,566,777)
Deficit accumulated during the development stage	(7,159,730)

Total stockholders’ equity	7,502,012

Total liabilities and stockholders’ equity	$8,291,379

See accompanying notes to condensed consolidated financial statements.

MEDIVATION, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended June 30,		Six months ended June 30,		Inception (Sept. 4, 2003) to June 30, 2005
	2005	2004	2005	2004
Operating expenses:
General and administrative	$575,195	$311,457	$1,365,001	$468,812	$2,601,833
Research and development	1,049,629	449,665	1,689,366	810,781	3,520,257
Stock-based compensation	161,982	—	658,097	—	767,362

Total operating expenses	1,786,806	761,122	3,712,464	1,279,593	6,889,452
Loss from operations	(1,786,806)	(761,122)	(3,712,464)	(1,279,593)	(6,889,452)
Other income (expenses):
Interest income (expense)	58,769	(14,540)	104,120	(24,969)	25,417
Warrants issued to guarantors	—	—	—	—	(17,505)
Other income (expense)	(276,000)	—	(275,790)	—	(275,790)

Total other income (expense)	(217,231)	(14,540)	(171,670)	(24,969)	(267,878)
Loss before provision for income taxes	(2,004,037)	(775,662)	(3,884,134)	(1,304,562)	(7,157,330)
Provision for income taxes	—	—	—	—	2,400

Net loss	$(2,004,037)	$(775,662)	$(3,884,134)	$(1,304,562)	$(7,159,730)

Basic and diluted loss per share:	$(0.16)	—	$(0.35)	—	$(2.22)

Weighted average common shares outstanding (excluding conversion of Series A convertible preferred stock)	12,605,342	—	11,093,242	—	3,218,798

See accompanying notes to condensed consolidated financial statements

MEDIVATION, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six months ended June 30		Inception (Sept. 4, 2003) to June 30, 2005
	2005	2004
Cash flows from operating activities:
Net loss	$(3,884,134)	$(1,304,562)	$(7,159,730)
Adjustments to reconcile net loss to net cash used by operating activities:
Impairment of intellectual property	—	—	75,000
Depreciation and amortization	4,137	1,830	10,410
Stock-based compensation	658,097	—	767,362
Contingent liability	276,000	—	276,000
Warrants issued to guarantors	—	—	17,505
Changes in operating assets and liabilities:			—
Prepaid and other current assets	74,117	—	(226,091)
Accounts payable	86,971	353,199	462,406
Other current liabilities	37,902	50,165	41,887

Net cash provided by (used in) operating activities	(2,746,910)	(899,368)	(5,735,251)

Cash flows from investing activities:
Pre-Merger cash balances in Orion accounts	—	—	1,928,839
Purchase of short-term investments	(11,874,451)	—	(11,874,451)
Maturities of short-term investments	6,000,000	—	6,000,000
Accrued interest on short-term investments	(84,089)	—	(84,089)
Purchase of intellectual property	—	(50,000)	(225,000)

Net cash provided by (used in) investing activities	(5,958,540)	(50,000)	(4,254,701)

Cash flows from financing activities:
Proceeds from issuance of convertible notes	—	450,000	1,850,000
Investor deposits in equity escrow account	—	801,078	—
Repayment of unconverted portion of convertible notes	—	—	(595,861)
Proceeds from sale of common stock in the Offering	—	—	10,700,270
Proceeds from sale of Series B preferred stock	—	—	1,800

Net cash provided by (used in) financing activities	—	1,251,078	11,956,209

Net increase (decrease) in cash	(8,705,450)	301,710	1,966,257
Cash at beginning of period	10,671,707	601,878	—

Cash at end of period	$1,966,257	$903,588	$1,966,257

Supplemental schedule of non-cash investing and financing activities:
Shares issued for conversion of debt (including accrued interest)	$—	$—	$1,299,731
Shares issued to purchase intellectual property	—	—	900
Shares issued for placement agent services in the Offering	—	—	969,734
Warrants issued for placement agent services in the Offering	—	—	633,149
Revaluation of warrant liability	1,293,268	—	1,293,268

	$1,293,268	$—	$4,196,782

See accompanying notes to condensed consolidated financial statements

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005

(Unaudited)

1. Description of Business

Medivation, Inc. (Medivation or the Company), together with its wholly-owned operating subsidiary Medivation Neurology, Inc. (MNI), is a life sciences company based in San Francisco, California. Prior to June 8, 2005, the Company’s corporate name was Orion Acquisition Corp. II and MNI’s corporate name was Medivation, Inc. The Company’s corporate strategy is to identify and acquire development stage medical technologies—including both pharmaceuticals and medical devices—that have promising scientific, clinical and commercial prospects and strong intellectual property positions, and to develop those technologies through a largely outsourced model to achieve valuation-enhancing milestone events. The Company currently has acquired and is developing three technologies, two of which are small molecule drugs targeted at Alzheimer’s disease and the third of which is a family of small molecule drugs targeted at hormone-refractory prostate cancer. The Company also is evaluating other medical technologies for potential acquisition.

2. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly they do not include all of the information and footnotes necessary for a fair presentation of financial condition, results of operations and cash flows in conformity with generally accepted accounting principles. In the opinion of management of Medivation, the interim condensed consolidated financial statements included herewith contain all adjustments (consisting of normal recurring accruals and adjustments) necessary for their fair presentation. The unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-KSB, which contains the audited financial statements and notes thereto, together with the Management’s Discussion and Analysis, for the year ended December 31, 2004. The interim results for the period ended June 30, 2005 are not necessarily indicative of results for the full fiscal year.

3. The Merger

(a) Description of the Merger

MNI became a wholly-owned subsidiary of the Company pursuant to a merger on December 17, 2004 (the Merger). Pursuant to the Merger, the issued and outstanding shares of common stock of MNI were converted into an aggregate of 331,925 shares of the Company’s Series B Preferred Stock, which converted into 6,638,490 shares of the Company’s Common Stock on May 20, 2005, and Medivation’s pre-Merger cash balances of approximately $1,929,000 became available to fund the ongoing operations of the combined Company. Following the Merger, the business conducted by the Company is the business conducted by MNI prior to the Merger.

(b) Accounting Treatment of the Merger; Financial Statement Presentation

The Merger was accounted for as a reverse merger under generally accepted accounting principles. Therefore: (1) the consolidated financial statements of the Company for periods prior to December 17, 2004 reflect only the operations of MNI, and (2) the consolidated financial statements present the previously issued shares of Series A Preferred Stock and Common Stock of the Company as having been issued pursuant to the Merger on December 17, 2004, and the shares of Company Common Stock issued to the former MNI stockholders pursuant to the Merger as having been outstanding since MNI’s inception (September 4, 2003). No goodwill or other intangible asset was recorded as a result of the Merger.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2005

(Unaudited)

4. Summary of Significant Accounting Policies

(a) Development Stage Company

For the period from inception (September 4, 2003) to date, the Company has been a development stage enterprise, and accordingly, the Company’s operations have been directed primarily toward developing its proprietary technologies. The Company has experienced net losses since its inception and had an accumulated deficit of $7,159,730 (unaudited) at June 30, 2005. Such losses and accumulated deficit resulted from the Company’s absence of revenue and significant costs incurred in the development of the Company’s proprietary technologies. The Company expects to incur substantial losses as it continues its research and development activities, particularly the conduct of clinical trials.

(b) Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions principally relate to services performed by third parties but not yet invoiced, estimates of the fair value of stock options issued to employees and consultants and estimates of the probability and potential magnitude of contingent liabilities. Actual results could differ from those estimates.

(c) Short-Term Investments

The Company considers all highly liquid investments purchased with an original maturity of more than three months but no longer than twelve months to be short-term investments. See Note 5.

(d) Property and Equipment

Property and equipment purchases incurred to date have been minor and have thus been expensed through June 30, 2005. Property and equipment purchases are recorded at cost. Repairs and maintenance costs are expensed in the period incurred.

(e) Stock Based Compensation; Adoption of SFAS 123R

Effective January 1, 2005, the Company adopted SFAS 123R, “Share-Based Payment,” which requires the Company to record as an expense in its financial statements the fair value of all stock-based compensation awards. See Note 7(d). The application of SFAS 123R to stock-based compensation awards granted by the Company prior to January 1, 2005, all of which were granted to consultants, does not require any retroactive changes to the Company’s financial statements for prior periods.

(f) Loss per Common Share

The Company calculates loss per share in accordance with SFAS No. 128, “Earnings per Share.” Basic loss per share is computed by dividing the loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2005

(Unaudited)

The following potential common shares have been excluded from the computation of diluted net loss per share for the three- and six-month periods ended June 30, 2005 and 2004, and for the period from inception (September 4, 2003) to June 30, 2005, because they are antidilutive:

Series A Preferred Stock	110,000
Warrants	1,049,991
Options	1,379,348

TOTAL	2,539,339

In addition, 6,638,490 potential common shares issuable upon conversion of the Company’s Series B Preferred Stock also have been excluded from the computation of diluted net loss per share for periods prior to May 20, 2005, because they are antidilutive.

(g) Recently Issued Accounting Pronouncements

In May 2005, the FASB issued Statement of Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections” an amendment to Accounting Principles Bulletin (APB) Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” though SFAS No. 154 carries forward the guidance in APB No. 20 and SFAS No. 3 with respect to accounting for changes in estimates, changes in reporting entity, and the correction of errors. SFAS No. 154 establishes new standards on accounting for changes in accounting principles, whereby all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005.

5. Short-Term Investments

The Company accounts for its short-term investments in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” At June 30, 2005, short-term investments consisted of U.S. Treasury bills and Federal National Mortgage Association discount notes, with maturities ranging from July 2005 to November 2005. All of these securities were purchased in 2005. The Company has accounted for the investments as held-to-maturity since it has the positive intent and ability to hold all of these securities to maturity, and thus has recorded them at their aggregate amortized cost basis of $5,958,540 (unaudited) in its financial statements. During the six-months ended June 30, 2005, the Company recorded interest income of $84,089 (unaudited) on its short-term investments.

6. Intellectual Property

At June 30, 2005, intellectual property consisted of three patent families—one covering the use of Dimebon and certain related compounds to treat neurodegenerative diseases, one covering the use of Dimebon and certain related compounds for anti-aging purposes, and one covering the NT0904 family of compounds and uses thereof. Cash purchases of patent rights totaled $0 (unaudited) and $50,000 (unaudited), respectively, for the six months ended June 30, 2005 and 2004, and $225,000 (unaudited) for the period from inception (September 4, 2003) to June 30, 2005. This intellectual property is being amortized over periods ranging from 156 months to 248 months. Amortization expense on the Company’s intellectual property was $4,137 (unaudited) and $1,830 (unaudited), respectively, for the six months ended June 30, 2005 and 2004, and $10,410 (unaudited) for the period from inception (September 4, 2003) to June 30, 2005.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2005

(Unaudited)

7. Stockholder’s Equity

(a) Series B Preferred Stock

Pursuant to the Merger, the Company issued to the former stockholders of MNI 331,925 shares of Series B Preferred Stock, convertible into 6,638,490 shares of Common Stock. Because the Company lacked sufficient authorized shares of Common Stock to issue upon such conversion, the Series B Preferred Stock was recorded as a liability. On May 20, 2005, the Company’s stockholders approved an increase in the authorized shares of Common Stock. Effective on that date, the Series B Preferred Stock converted into Common Stock, and the Series B Preferred Stock liability was reclassified as equity.

(b) Common Stock

On December 17, 2004, the Company issued 7,741,935 shares of its Common Stock in a private placement to accredited investors at a price of $1.55 per share (the Offering), 6,903,399 of which were sold for cash, generating $10,700,270 in gross proceeds. The remaining 838,536 shares were issued in exchange for cancellation of outstanding bridge notes of MNI, in the aggregate amount of $1,299,731, which were assumed by the Company in the Merger. The shares issued in the Offering were not subject to refund, redemption or rescission and, accordingly, were included as a component of stockholders’ equity, net of the applicable costs.

MDB Capital Group LLC (MDB) acted as placement agent with respect to certain investors in the Offering. As partial compensation for these services, the Company issued to MDB and certain of its affiliates an aggregate of 572,878 shares of Common Stock. The cost of these shares, in the amount of $887,961 based on the $1.55 purchase price of the shares in the Offering, was offset against additional paid-in-capital in the year ended December 31, 2004. MDB also received warrants as partial compensation for its placement agent services (Note 7(c)).

Brock Capital Group LLC (Brock) acted as placement agent with respect to certain investors in the Offering. As compensation for these services, the Company issued to Brock and certain of its affiliates an aggregate of 52,821 shares of Common Stock. The cost of these shares, in the amount of $81,873 based on the $1.55 purchase price of the shares in the Offering, was offset against additional paid-in-capital in the year ended December 31, 2004.

(c) Warrants

On November 16, 2004, MNI issued warrants to purchase its equity securities to two officers in return for their agreement to guarantee specified professional fees incurred by MNI related to the Merger. These warrants were assumed by the Company in the Merger, and became exercisable to purchase an aggregate of 12,904 shares of the Company’s Common Stock at a price of $1.55 per share. The fair value of these warrants in the amount of $17,505 (based on the Black-Scholes option pricing model and the following assumptions: stock price of $1.55; historical volatility of 90%; risk free rate of approximately 4.5%; dividend yield of 0%; and warrant life of 10 years) was recorded as an expense in the statement of operations for the year ended December 31, 2004.

MDB Capital Group LLC (MDB) acted as placement agent with respect to certain investors in the Offering. As partial compensation for these services, the Company issued to MDB and certain of its affiliates warrants to purchase an aggregate of 572,878 shares of Common Stock at a price of $1.55 per share, exercisable for a period beginning on December 17, 2004 and ending five years thereafter. Pursuant to Emerging Issues Task Force 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the fair value of these warrants was recorded as a current liability until May 20, 2005, the date on which the Company had sufficient authorized shares available to be delivered upon exercise of the warrants. At May 20, 2005, the fair value of these warrants was $1,926,417 (unaudited) based on the Black-Scholes option pricing

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2005

(Unaudited)

model and the following assumptions: stock price of $4.30; historical volatility of 70%; risk free rate of 3.88%; dividend yield of 0%; and warrant life of 4.6 years. In the three months ended June 30, 2005, the Company recorded additional offering costs of $260,139 (unaudited) to revalue this warrant liability, which amount was charged to additional paid-in capital. On May 20, 2005, the entire warrant liability was reclassified to equity.

The Company also has outstanding warrants to purchase an aggregate of 238,709 shares of its Common Stock at an exercise price of $1.55 per share, expiring in 2013 and 2014, and 225,500 outstanding Class B Warrants, each of which is exercisable to purchase one share of Common Stock at an exercise price of $0.125 per share on or before 5PM New York City time on December 17, 2005.

(d) Equity Incentive Plan

The Company has reserved an aggregate of 3,000,000 shares of its Common Stock for issuance upon the exercise of awards granted under the Medivation Equity Incentive Plan (the Equity Incentive Plan).

The following table summarizes information about stock options outstanding under the Equity Incentive Plan at June 30, 2005:

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding at 6/30/05	Weighted- Average Estimated Remaining Life	Weighted- Average Exercise Price	Number Exercisable at 6/30/05	Weighted- Average Exercise Price
$0.02	280,717	4.0 years	$0.02	280,717	$0.02
$1.55	335,839	4.5 years	$1.55	335,839	$1.55
$3.50 – 3.75	762,792	7.6 years	$3.61	687,792	$3.63

Total	1,379,348			1,304,348

Of the 1,379,348 (unaudited) options outstanding under the Equity Incentive Plan at June 30, 2005, 1,304,348 (unaudited) were exercisable, and the remaining 75,000 (unaudited) were not exercisable, as of that date. However, at June 30, 2005 all shares of Common Stock issuable upon exercise of the 1,304,348 exercisable options remained subject to repurchase by the Company at the option exercise price if the optionee’s employment or consulting relationship with the Company ends.

The Company recorded stock-based compensation expense of $161,982 (unaudited) and $0 (unaudited), respectively, in the three months ended June 30, 2005 and 2004, $658,097 (unaudited) and $0 (unaudited), respectively, in the six months ended June 30, 2005 and 2004, and $767,362 (unaudited) in the period from inception (September 4, 2003) to June 30, 2005 with respect to awards under the Equity Incentive Plan.

Stock-based compensation expense of $85,708 (unaudited) in the three months ended June 30, 2005 related to stock options granted to employees and non-employee directors. At June 30, 2005, the total unrecognized compensation cost of these options was $1,566,777, which is recorded as deferred compensation and will be recognized as expense over the remaining vesting periods of the options, which run through 2009. The remaining stock-based compensation expense of $76,274 (unaudited) in the three months ended June 30, 2005 related to stock options granted to consultants. Compensation expense was based on the fair value of these options at their respective measurement dates, based on the Black-Scholes option pricing model and the following assumptions: stock price of $3.50; historical volatility of 70%; risk free rate of 3.73–3.77%; dividend yield of 0%; and estimated remaining option term of 4.0–4.6 years. In accordance with Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2005

(Unaudited)

Conjunction with Selling, Goods or Services,” and EITF Issue No. 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees,” the aggregate stock-based compensation expense recorded in the Company’s statement of operations was based the portion of the total consulting services provided by each consultant through the respective period end dates. As further portions of these options are earned in the future, the Company will revalue them and recognize additional expense based on their then-current fair market value.

8. Commitments and Contingencies

The registration rights agreement between the Company and investors in the Offering states that the Company is required to pay liquidated damages of $6,000 per day if the registration statement is not declared effective by the Securities and Exchange Commission by March 31, 2005. The registration statement was not declared effective until May 16, 2005. If the liquidated damages provision is enforceable, the Company’s accrued liability to investors in the Offering through May 16, 2005 would be $276,000. The Company recorded a charge to current operations, and a corresponding liability, of $276,000 in the quarter ended June 30, 2005.

In addition, for reasons outside its control, the Company was unable to include in the registration statement shares purchased by certain investors the Offering. If the liquidated damages provision applies to this situation and is enforceable, the Company would incur additional liability of $3,120 per day for an unspecified period of time. The Company cannot reasonably estimate the potential loss, or the range of potential losses, if any, it may incur based on the exclusion of these shares from the registration statement. Accordingly, the Company has not accrued for this potential loss in its financial statements.

The Company has not paid any liquidated damages to date, and is in discussions with investors in the Offering to resolve the liquidated damages issue.

9. Subsequent Events

On August 15, 2005, Medivation Prostate Therapeutics, Inc. (MPT), a newly formed wholly-owned subsidiary of Medivation, entered into an exclusive license agreement with The Regents of the University of California (The Regents), pursuant to which MPT acquired an exclusive, worldwide, royalty-bearing license to a patent application covering the MDVN 300 series prostate cancer compounds and their uses. The up-front fee paid for this license was $15,000 plus options to purchase 150,000 shares of MPT common stock for a nominal exercise price. These options vest and become exercisable only upon the occurrence of specified liquidity events involving MPT, including a sale or merger of MPT, a collaboration involving the MDVN 300 series compounds, and an initial public offering of MPT’s stock. MPT presently has 1,000,000 shares of common stock outstanding, all of which are owned by Medivation. In addition, Medivation will be entitled to receive one additional share of MPT common stock for each $1 invested by Medivation above $1,000,000, directly or indirectly, in MPT to fund MPT’s ongoing development activities. MPT also agreed to pay milestones and royalties to The Regents, and entered into a sponsored research agreement with The Regents pursuant to which MPT agreed to fund approximately $150,000 in research at UCLA over a period of one year. This research will be focused on synthesizing and evaluating new members of the MDVN 300 series compounds and other potential prostate cancer therapeutics.

Based on preliminary discussions held in September 2005 with investors in the December 2004 Offering whose shares the Company was unable to register, the Company estimates the potential loss it may incur based on the exclusion of these shares from the registration statement to be approximately $1,325,000. The Company intends to record a charge to current operations, and a corresponding liability, in this amount in the quarter ended September 30, 2005. The Company has not paid any liquidated damages to date, and is in discussions with the effected investors to resolve the issue.

8,700,000 Shares

Common Stock

PROSPECTUS

Adams Harkness

                    , 2005

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock of possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or for any transaction from which the director derived an improper personal benefit.

Amended and Restated Certificate of Incorporation

Article Ninth of the amended and restated certificate of incorporation of the company provides that the personal liability of the directors of the company shall be eliminated to the fullest extent permitted by the provisions of Section 102(b)(7) of the Delaware General Corporation Law, as the same may be amended and supplemented.

Article Tenth of the amended and restated certificate of incorporation of the company provides that the company shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Indemnification Agreements

We also enter into indemnification agreements with our directors and officers. The indemnification agreements provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance.

Liability Insurance

We have also obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

Registration Rights Agreements

Section 6 of each of the registration rights agreements we entered into for the registration of the resale of the shares sold pursuant to the financing provides that we will indemnify and hold harmless each selling stockholder and its officers, directors, members, employees and agents, successors and assigns, and each other person, if any, who controls such selling stockholder within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of any material fact contained in the registration statement, preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof; (b) any blue sky application or other document executed by us specifically for that purpose or based upon written information furnished by us filed in any state or other jurisdiction in order to qualify any or all of the registrable securities under the securities laws thereof; (c) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (d) any violation by us or our agents of any rule or regulation promulgated under the Securities Act applicable to us or our agents and relating to action or inaction required of us in connection with such registration; or (e) any failure to register or qualify the securities covered by the registration statement included in any such registration in any state where we or our agents have affirmatively undertaken or agreed in writing that we will undertake such registration or qualification on behalf of any selling stockholder, and will reimburse such selling stockholder, and each such officer, director or member and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that we will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such selling stockholder or any such controlling person in writing specifically for use in such registration statement or prospectus.

Item 25.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates other than the registration fee.

Amount to be Paid
SEC registration fee	$3,357
NASD fee	3,352
Printing and engraving	50,000
Legal fees and expenses	420,000
Accounting fees and expenses	38,000
Blue sky fees and expenses (including legal fees)	30,000
Transfer agent and registrar fees	10,000

Total	$554,709

Item 26.	Recent Sales of Unregistered Securities.

Since October 6, 2002, we have issued the following unregistered securities in connection with the merger and financing.

Option Grants.    On December 17, 2004, in connection with the merger, we issued options exercisable for 335,839 shares of common stock to a consultant under our 2004 Equity Incentive Plan at an exercise price of $1.55 per share. In addition, in connection with the merger, we assumed options exercisable for 280,717 shares of common stock at an exercise price of $0.02 per share. These transactions were effected in reliance on Section 4(2) of the Securities Act. Each of the recipients in these transactions is financially sophisticated and had access to adequate information concerning the company.

Warrants.    On December 17, 2004, in connection with the financing, we issued warrants exercisable for 572,878 shares of common stock to MDB Capital Group LLC, an accredited investor, at an exercise price of $1.55 per share with respect to services provided to us in connection with the financing. In addition, in connection with the merger, we assumed warrants exercisable for 251,613 shares of common stock at an exercise price of $1.55 per share. These transactions were effected in reliance on Section 4(2) of the Securities Act. Each of these recipients is financially sophisticated and had access, either individually or through their representatives, to adequate information concerning the company.

Common Stock.    On December 17, 2004, in connection with the financing, we issued 7,741,935 shares of our common stock to accredited investors at a purchase price of $1.55 for an aggregate consideration of $11,999,999.25, paid with a combination of cash and the cancellation of certain preexisting indebtedness of Medivation. This transaction was effected in reliance on Rule 506 of Regulation D under the Securities Act. Each of these recipients is financially sophisticated and had access, either individually or through their representatives, to adequate information concerning the company.

On December 17, 2004, in connection with the financing, we issued 625,699 shares of common stock to Brock Capital Group, LLC and MDB Capital Group, LLC, each of whom is an accredited investor with respect to services provided to us in connection with the financing. These transactions were effected in reliance on Section 4(2) of the Securities Act.

On August 5, 2004, in connection with the settlement of legal proceedings then pending against us, we issued 182,600 shares of common stock in exchange for the cancellation of 132,600 Class B Warrants. This transaction was effected in reliance on Section 3(a)(9) of the Securities Act. No consideration or other remuneration was given or paid, directly or indirectly, for the exchange.

Preferred Stock.    On December 17, 2004, in connection with the merger, we issued 331,925 shares of Series B Preferred Stock to David T. Hung, M.D., C. Patrick Machado, Selena Pharmaceuticals, Inc. and Dara BioSciences, Inc., the four former stockholders of Medivation. These transactions were effected in reliance on Section 4(2) of the Securities Act. Each of these recipients is financially sophisticated and had access, either individually or through their representatives, to adequate information concerning the company.

Since October 6, 2002, Medivation Neurology, Inc. has issued the following unregistered securities.

Option Grants.    Since Medivation Neurology, Inc.’s inception in September 2003 to December 17, 2004, the date of the merger, Medivation Neurology, Inc. has granted options to purchase 114,173 shares of its common stock to two of its consultants under its 2003 Equity Incentive Plan at exercise prices of $0.05 per share. These options were assumed by us in connection with the merger. These transactions were effected under Rule 701 of the Securities Act.

Common Stock.    On October 10, 2003 Medivation Neurology, Inc. issued 900,000 shares of its common stock to Selena Pharmaceuticals, Inc., an accredited investor, in exchange for assignment of intellectual property rights. This transaction was effected in reliance on Rule 506 of Regulation D under the Securities Act.

On October 10, 2003 Medivation Neurology, Inc. issued 900,000 shares of its common stock to Dara BioSciences, Inc. in exchange for $900 in cash. This transaction was effected in reliance on Rule Section 4(2) of the Securities Act.

On October 20, 2003, Medivation Neurology, Inc. issued 700,000 shares and 200,000 shares of its common stock to David T. Hung, M.D. and C. Patrick Machado, each of whom are accredited investors, for $700 and $200 in cash, respectively. This transaction was effected in reliance on Rule Section 4(2) of the Securities Act.

Convertible Promissory Notes and Warrants.    On October 10, 2003, Medivation Neurology, Inc. issued a convertible promissory note having a principal amount of $1,000,000 and associated warrants to purchase capital stock of Medivation Neurology, Inc. to Dara BioSciences, Inc., an accredited investor, in exchange for $1,000,000 in cash. This transaction was effected in reliance on Rule 506 of Regulation D under the Securities Act.

On April 1, 2004, Medivation Neurology, Inc. issued a convertible promissory note having a principal amount of $250,000 and associated warrants to purchase capital stock of Medivation Neurology, Inc. to Dara BioSciences, Inc., an accredited investor, in exchange for $250,000 in cash. This transaction was effected in reliance on Rule 506 of Regulation D under the Securities Act.

On June 8, 2004, Medivation Neurology, Inc. issued a convertible promissory note having a principal amount of $200,000 and associated warrants to purchase capital stock of Medivation Neurology, Inc. to Joseph Grano, an accredited investor, in exchange for $200,000 in cash. This transaction was effected in reliance on Rule 506 of Regulation D under the Securities Act.

On each of August 1, 2004 and September 1, 2004, Medivation Neurology, Inc. issued a convertible promissory note having a principal amount of $200,000 and associated warrants to purchase capital stock of Medivation Neurology, Inc. to Joseph Grano, an accredited investor, in exchange for an aggregate cash investment of $400,000 in cash. These transactions were effected in reliance on Rule Section 4(2) of the Securities Act.

On November 16, 2004, Medivation Neurology, Inc. issued to each of David T. Hung and C. Patrick Machado, each of whom are accredited investors, warrants to purchase shares of its capital stock in exchange for the execution by them of guarantees of professional fees incurred by Medivation Neurology, Inc. These transactions were effected in reliance on Rule Section 4(2) of the Securities Act.

With respect to the transactions indicated above to have been effected in reliance on Section 4(2) of the Securities Act, recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients either received adequate information about Medivation Neurology, Inc. or had adequate access, through their relationships with Medivation Neurology, Inc., to such information.

Item 27.	Exhibits.

Exhibit No.	Exhibit Description
1.1	Form of Underwriting Agreement*

3.1(a)	Form of Certificate of Common Stock, par value $0.01 per share, of Medivation, Inc. (formerly Orion Acquisition Corp. II)(1)

3.1(b)	Form of Certificate of Series B Convertible Preferred Stock, par value $0.01 per share, of Medivation, Inc. (formerly Orion Acquisition Corp. II)(2)

3.1(c)	Amended and Restated Certificate of Incorporation of Medivation, Inc. (formerly Orion Acquisition Corp. II) (3)

3.1(d)	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Medivation, Inc. (formerly Orion Acquisition Corp. II) (4)

3.1(e)	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Medivation, Inc. (formerly Orion Acquisition Corp. II) (5)

3.1(f)	Form of Certificate of Designations of the Series B Convertible Preferred Stock of Medivation, Inc. (formerly Orion Acquisition Corp. II) (6)

3.1(g)	Amended and Restated Certificate of Designations of the Series B Convertible Preferred Stock of Medivation, Inc. (formerly Orion Acquisition Corp. II) (7)

3.2	Bylaws of Medivation, Inc. (formerly Orion Acquisition Corp. II), together with all amendments and restatements thereto (8)

Exhibit No.	Exhibit Description
4.1	Warrant Agency Agreement between American Stock Transfer & Company and Medivation, Inc. (formerly Orion Acquisition Corp. II), dated April 1, 1996 (9)

5.1	Opinion of Latham & Watkins LLP*

10.1(a)	Lock-Up Agreement by and between Medivation, Inc. (formerly Orion Acquisition Corp. II) and David T. Hung, M.D., dated as of December 17, 2004 (10)

10.1(b)	Lock-Up Agreement by and between Medivation, Inc. (formerly Orion Acquisition Corp. II) and C. Patrick Machado, dated as of December 17, 2004 (10)

10.1(c)	Lock-Up Agreement by and between Medivation, Inc. (formerly Orion Acquisition Corp. II) and Dara BioSciences, Inc., dated as of December 17, 2004 (10)

10.1(d)	Lock-Up Agreement by and between Medivation, Inc. (formerly Orion Acquisition Corp. II) and Selena Pharmaceuticals, Inc., dated as of December 17, 2004 (10)

10.2(a)	Purchase Agreement by and among Medivation, Inc. (formerly Orion Acquisition Corp. II) and the following investors: Dara BioSciences, Inc.; Joseph F. Barletta; Steven R. Becker; John Braniff; Bushido Capital Master Fund, LP; Cimarron Overseas Equity Master Fund LP; R. L. Clarkson; Richard D. Clarkson; Richard L. Clarkson, f/b/o Lucille S. Ball; Edgewater Ventures; Robert Charles Friese; Gamma Opportunity Capital Partners, LP; Joseph J. Grano, Jr.; Joel T. Leonard Trust, dated October 25, 1994; John A. Raiser Irrevocable Trust, dated March 2, 1998; Shon Kwong & Laura Micek; Lewin Investments LLC; D. Clay & Elissa McCollor; Greg J. Micek, guardian for Alexandria L. Micek; Greg J. Micek, guardian for Gregory J. Micek, Jr.; John Micek, custodian for Gabriel Micek UTMA CA; John Micek, custodian for Jordan Micek UTMA CA; John Micek, custodian for Peter Micek UTMA CA; John III Micek; Maurice Micek; Maurice Micek, custodian for Andrew Micek UGMA NE; Maurice Micek, custodian for Benjamin Micek UGMA NE; Edward Negley; Steven O’Kuhn; ProMed Offshore Fund II, Ltd.; ProMed Offshore Fund, Ltd.; ProMed Partners II, LP; ProMed Partners LP; Arthur Shartsis; Silicon Prairie Partners, LP; Jeff & Jean Stroud, JTWROS; James Patrick Tierney; Topix, Inc.; Trust Under Will of A. Wilfred May, dated November 11, 1969; TTC Private Equity Partners LLC; Cedric Vanzura; Walker Smith Capital (QP), LP; Walker Smith Capital, LP; Walker Smith International Fund, Ltd; Melvyn Weiss; WS Opportunity Fund (QP), LP; WS Opportunity Fund International, Ltd.; WS Opportunity Fund, LP; Steven L. Zelinger; and Anthony DiGiandomenico, dated as of December 17, 2004 (10)

10.2(b)	Purchase Agreement by and among Medivation, Inc. (formerly Orion Acquisition Corp. II) and Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P. and Special Situations Private Equity Fund, L.P., dated as of December 17, 2004 (10)

10.3(a)	Registration Rights Agreement by and among Medivation, Inc. (formerly Orion Acquisition Corp. II) and Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P. and Special Situations Private Equity Fund, L.P., dated as of December 17, 2004 (10)

10.3(b)	Registration Rights Agreement by and among Medivation, Inc. (formerly Orion Acquisition Corp. II) and the following investors: Joseph F. Barletta; Steven R. Becker; John Braniff; Bushido Capital Master Fund, LP; Cimarron Overseas Equity Master Fund LP; R. L. Clarkson; Richard D. Clarkson; Richard L. Clarkson, f/b/o Lucille S. Ball; Edgewater Ventures; Robert Charles Friese; Gamma Opportunity Capital Partners, LP; Joseph J. Grano, Jr.; Joel T. Leonard Trust, dated October 25, 1994; John A. Raiser Irrevocable Trust, dated March 2, 1998; Shon Kwong & Laura Micek; Lewin Investments LLC; D. Clay & Elissa McCollor; Greg J. Micek, guardian for Alexandria L. Micek; Greg J. Micek, guardian for Gregory J. Micek, Jr.; John Micek, custodian for Gabriel Micek UTMA CA; John Micek, custodian for Jordan Micek UTMA CA; John Micek, custodian for Peter Micek UTMA CA; John III Micek; Maurice Micek; Maurice Micek, custodian for Andrew Micek UGMA NE; Maurice Micek, custodian for Benjamin Micek UGMA NE; Edward Negley; Steven O’Kuhn; ProMed Offshore Fund II, Ltd.;

Exhibit No.	Exhibit Description
ProMed Offshore Fund, Ltd.; ProMed Partners II, LP; ProMed Partners LP; Arthur Shartsis; Silicon Prairie Partners, LP; Jeff & Jean Stroud, JTWROS; James Patrick Tierney; Topix, Inc.; Trust Under Will of A. Wilfred May, dated November 11, 1969; TTC Private Equity Partners LLC; Cedric Vanzura; Walker Smith Capital (QP), LP; Walker Smith Capital, LP; Walker Smith International Fund, Ltd; Melvyn Weiss; WS Opportunity Fund (QP), LP; WS Opportunity Fund International, Ltd.; WS Opportunity Fund, LP; Steven L. Zelinger; and Anthony DiGiandomenico, dated as of December 17, 2004 (10)

10.3(c)	Registration Rights Agreement by and among Medivation, Inc. (formerly Orion Acquisition Corp. II) and David T. Hung, M.D., C. Patrick Machado, Dara BioSciences, Inc., Selena Pharmaceuticals, Inc. and MDB Capital Group LLC, dated as of December 17, 2004 (10)

10.4(a)	Warrant to purchase Common Stock of Medivation, Inc. assumed by Orion Acquisition Corp. II issued to Dara BioSciences, Inc., dated as of April 1, 2004 (11)

10.4(b)	Amendment Agreement by and between Medivation, Inc. (formerly Orion Acquisition Corp. II) and Dara BioSciences, Inc., dated as of December 17, 2004 (11)

10.5(a)	Warrant to purchase Common Stock of Medivation, Inc. assumed by Orion Acquisition Corp. II issued to Joseph J. Grano, Jr., dated as of June 8, 2004 (11)

10.5(b)	Warrant to purchase Common Stock of Medivation, Inc. assumed by Orion Acquisition Corp. II issued to Joseph J. Grano, Jr., dated as of August 1, 2004 (11)

10.5(c)	Warrant to purchase Common Stock of Medivation, Inc. assumed by Orion Acquisition Corp. II issued to Joseph J. Grano, Jr., dated as of September 1, 2004 (11)

10.5(d)	Amendment Agreement by and between Medivation, Inc. (formerly Orion Acquisition Corp. II) and Joseph J. Grano, Jr., dated as of December 17, 2004 (11)

10.6	Warrant to purchase Common Stock of Medivation, Inc. assumed by Orion Acquisition Corp. II issued to David T. Hung, M.D., dated as of November 16, 2004 (11)

10.7(a)	Medivation, Inc. 2004 Equity Incentive Plan (12)

10.7(b)	Form of Stock Option Agreement of Medivation, Inc., assumed by Orion Acquisition Corp. II (13)

10.7(c)	Form of Stock Option Agreement of Medivation, Inc., assumed by Orion Acquisition Corp. II (14)

10.8	Preferred Partnership Letter Agreement between Medivation, Inc. and the Institute of Physiologically Active Compounds, dated as of March 24, 2004 (10)

10.9(a)	Agreement by and between Pisgah Labs, Inc. and Medivation, Inc., dated as of February 17, 2004 (10)

10.9(b)	Agreement by and between QS Pharma, LLC and Medivation, Inc., dated as of January 11, 2005 (10)

10.10	Exclusive License Agreement by and between the Regents of the University of California, Medivation, Inc. and Medivation Prostate Therapeutics, Inc., dated as of August 15, 2005*+

21.1	Subsidiaries of Medivation, Inc.*

23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP, independent registered public accounting firm of Medivation, Inc.

23.2	Consent of Latham & Watkins LLP*

24.1	Power of Attorney*

(1)	Incorporated by reference to Exhibit 1.A. to the Registration Statement on Form 8-A of Medivation, Inc. (formerly Orion Acquisition Corp. II), File No. 000-20837, dated June 10, 1996.

(2)	Incorporated by reference to Exhibit 3.1(c) to the Registration Statement of Medivation, Inc. (formerly Orion Acquisition Corp. II) on Form SB-2, File No. 333-122431, dated January 31, 2005.
(3)	Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 of Medivation, Inc. (formerly Orion Acquisition Corp. II), as amended by Amendment No. 2 thereto, File No. 333-03252, dated June 14, 1996.
(4)	Incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-KSB of Medivation, Inc. (formerly Orion Acquisition Corp. II), File No. 000-20837, for the year ended December 31, 1999.
(5)	Incorporated by reference to Exhibit 3.1(c) to the Quarterly Report on Form 10-QSB of Medivation, Inc., File No, 000-20837, for the period ended June 30, 2005.
(6)	Incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K of Medivation, Inc. (formerly Orion Acquisition Corp. II), File No. 000-20837, dated June 28, 2004.
(7)	Incorporated by reference to Exhibit 5.1 to the Current Report on Form 8-K of Medivation, Inc. (formerly Orion Acquisition Corp. II), File No. 000-20837, dated December 20, 2004.
(8)	Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form SB-2 of Medivation, Inc. (formerly Orion Acquisition Corp. II), File No. 333-03252, dated April 5, 1996.
(9)	Incorporated by reference to Exhibit 4.2 to the Registration Statement on Form SB-2 of Medivation, Inc. (formerly Orion Acquisition Corp. II), as amended by Amendment No. 1 thereto, File No. 333-03252, dated May 15, 1996.
(10)	Incorporated by reference to Exhibit of same number to the Registration Statement of Medivation, Inc. (formerly Orion Acquisition Corp. II) on Form SB-2, File No. 333-122431, as amended by Amendment No. 1 thereto, dated March 11, 2005.
(11)	Incorporated by reference to Exhibit of same number to the Registration Statement of Medivation, Inc. (formerly Orion Acquisition Corp. II) on Form SB-2, File No. 333-122431, dated January 31, 2005.
(12)	Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-QSB of Medivation, Inc., File No, 000-20837, for the period ended June 30, 2005.
(13)	Incorporated by reference to Exhibit 10.7(b) to the Annual Report on Form 10-KSB of Medivation, Inc. (formerly Orion Acquisition Corp. II), File No. 000-20837, dated February 11, 2005.
(14)	Incorporated by reference to Exhibit 10.7(c) to the Annual Report on Form 10-KSB of Medivation, Inc. (formerly Orion Acquisition Corp. II), File No. 000-20837, dated February 11, 2005.
*	Previously filed with, or as an exhibit to, this registration statement on Form SB-2, File No. 333-128855, dated October 6, 2005.
+	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

Item 28.	Undertakings.

The undersigned registrant hereby undertakes:

1. For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

2. For determining liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of San Francisco, State of California, on October 19, 2005.

MEDIVATION, INC.

By:	/S/ C. PATRICK MACHADO
Name:	C. Patrick Machado
Title:	Senior Vice President and Chief Financial Officer

In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates stated:

/S/ DAVID T. HUNG, M.D.* David T. Hung, M.D.	President and Chief Executive Officer (Principal Executive Officer)	October 19, 2005

/S/ C. PATRICK MACHADO C. Patrick Machado	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	October 19, 2005

/S/ DANIEL D. ADAMS* Daniel D. Adams	Director	October 19, 2005

/S/ GREGORY H. BAILEY, M.D.* Gregory H. Bailey, M.D.	Director	October 19, 2005

/S/ KIM D. BLICKENSTAFF* Kim D. Blickenstaff	Director	October 19, 2005

/s/ STEVE GORLIN* Steve Gorlin	Director	October 19, 2005

*By:	/S/ C. PATRICK MACHADO
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Exhibit Description
1.1	Form of Underwriting Agreement*

3.1(a)	Form of Certificate of Common Stock, par value $0.01 per share, of Medivation, Inc. (formerly Orion Acquisition Corp. II)(1)

3.1(b)	Form of Certificate of Series B Convertible Preferred Stock, par value $0.01 per share, of Medivation, Inc. (formerly Orion Acquisition Corp. II)(2)

3.1(c)	Amended and Restated Certificate of Incorporation of Medivation, Inc. (formerly Orion Acquisition Corp. II) (3)

3.1(d)	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Medivation, Inc. (formerly Orion Acquisition Corp. II) (4)

3.1(e)	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Medivation, Inc. (formerly Orion Acquisition Corp. II) (5)

3.1(f)	Form of Certificate of Designations of the Series B Convertible Preferred Stock of Medivation, Inc. (formerly Orion Acquisition Corp. II) (6)

3.1(g)	Amended and Restated Certificate of Designations of the Series B Convertible Preferred Stock of Medivation, Inc. (formerly Orion Acquisition Corp. II) (7)

3.2	Bylaws of Medivation, Inc. (formerly Orion Acquisition Corp. II), together with all amendments and restatements thereto (8)

4.1	Warrant Agency Agreement between American Stock Transfer & Company and Medivation, Inc. (formerly Orion Acquisition Corp. II), dated April 1, 1996 (9)

5.1	Opinion of Latham & Watkins LLP*

10.1(a)	Lock-Up Agreement by and between Medivation, Inc. (formerly Orion Acquisition Corp. II) and David T. Hung, M.D., dated as of December 17, 2004 (10)

10.1(b)	Lock-Up Agreement by and between Medivation, Inc. (formerly Orion Acquisition Corp. II) and C. Patrick Machado, dated as of December 17, 2004 (10)

10.1(c)	Lock-Up Agreement by and between Medivation, Inc. (formerly Orion Acquisition Corp. II) and Dara BioSciences, Inc., dated as of December 17, 2004 (10)

10.1(d)	Lock-Up Agreement by and between Medivation, Inc. (formerly Orion Acquisition Corp. II) and Selena Pharmaceuticals, Inc., dated as of December 17, 2004 (10)

10.2(a)	Purchase Agreement by and among Medivation, Inc. (formerly Orion Acquisition Corp. II) and the following investors: Dara BioSciences, Inc.; Joseph F. Barletta; Steven R. Becker; John Braniff; Bushido Capital Master Fund, LP; Cimarron Overseas Equity Master Fund LP; R. L. Clarkson; Richard D. Clarkson; Richard L. Clarkson, f/b/o Lucille S. Ball; Edgewater Ventures; Robert Charles Friese; Gamma Opportunity Capital Partners, LP; Joseph J. Grano, Jr.; Joel T. Leonard Trust, dated October 25, 1994; John A. Raiser Irrevocable Trust, dated March 2, 1998; Shon Kwong & Laura Micek; Lewin Investments LLC; D. Clay & Elissa McCollor; Greg J. Micek, guardian for Alexandria L. Micek; Greg J. Micek, guardian for Gregory J. Micek, Jr.; John Micek, custodian for Gabriel Micek UTMA CA; John Micek, custodian for Jordan Micek UTMA CA; John Micek, custodian for Peter Micek UTMA CA; John III Micek; Maurice Micek; Maurice Micek, custodian for Andrew Micek UGMA NE; Maurice Micek, custodian for Benjamin Micek UGMA NE; Edward Negley; Steven O’Kuhn; ProMed Offshore Fund II, Ltd.; ProMed Offshore Fund, Ltd.; ProMed Partners II, LP; ProMed Partners LP; Arthur Shartsis; Silicon Prairie Partners, LP; Jeff & Jean Stroud, JTWROS; James Patrick Tierney; Topix, Inc.;

Exhibit No.	Exhibit Description
Trust Under Will of A. Wilfred May, dated November 11, 1969; TTC Private Equity Partners LLC; Cedric Vanzura; Walker Smith Capital (QP), LP; Walker Smith Capital, LP; Walker Smith International Fund, Ltd; Melvyn Weiss; WS Opportunity Fund (QP), LP; WS Opportunity Fund International, Ltd.; WS Opportunity Fund, LP; Steven L. Zelinger; and Anthony DiGiandomenico, dated as of December 17, 2004 (10)

10.2(b)	Purchase Agreement by and among Medivation, Inc. (formerly Orion Acquisition Corp. II) and Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P. and Special Situations Private Equity Fund, L.P., dated as of December 17, 2004 (10)

10.3(a)	Registration Rights Agreement by and among Medivation, Inc. (formerly Orion Acquisition Corp. II) and Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P. and Special Situations Private Equity Fund, L.P., dated as of December 17, 2004 (10)

10.3(b)	Registration Rights Agreement by and among Medivation, Inc. (formerly Orion Acquisition Corp. II) and the following investors: Joseph F. Barletta; Steven R. Becker; John Braniff; Bushido Capital Master Fund, LP; Cimarron Overseas Equity Master Fund LP; R. L. Clarkson; Richard D. Clarkson; Richard L. Clarkson, f/b/o Lucille S. Ball; Edgewater Ventures; Robert Charles Friese; Gamma Opportunity Capital Partners, LP; Joseph J. Grano, Jr.; Joel T. Leonard Trust, dated October 25, 1994; John A. Raiser Irrevocable Trust, dated March 2, 1998; Shon Kwong & Laura Micek; Lewin Investments LLC; D. Clay & Elissa McCollor; Greg J. Micek, guardian for Alexandria L. Micek; Greg J. Micek, guardian for Gregory J. Micek, Jr.; John Micek, custodian for Gabriel Micek UTMA CA; John Micek, custodian for Jordan Micek UTMA CA; John Micek, custodian for Peter Micek UTMA CA; John III Micek; Maurice Micek; Maurice Micek, custodian for Andrew Micek UGMA NE; Maurice Micek, custodian for Benjamin Micek UGMA NE; Edward Negley; Steven O’Kuhn; ProMed Offshore Fund II, Ltd.; ProMed Offshore Fund, Ltd.; ProMed Partners II, LP; ProMed Partners LP; Arthur Shartsis; Silicon Prairie Partners, LP; Jeff & Jean Stroud, JTWROS; James Patrick Tierney; Topix, Inc.; Trust Under Will of A. Wilfred May, dated November 11, 1969; TTC Private Equity Partners LLC; Cedric Vanzura; Walker Smith Capital (QP), LP; Walker Smith Capital, LP; Walker Smith International Fund, Ltd; Melvyn Weiss; WS Opportunity Fund (QP), LP; WS Opportunity Fund International, Ltd.; WS Opportunity Fund, LP; Steven L. Zelinger; and Anthony DiGiandomenico, dated as of December 17, 2004 (10)

10.3(c)	Registration Rights Agreement by and among Medivation, Inc. (formerly Orion Acquisition Corp. II) and David T. Hung, M.D., C. Patrick Machado, Dara BioSciences, Inc., Selena Pharmaceuticals, Inc. and MDB Capital Group LLC, dated as of December 17, 2004 (10)

10.4(a)	Warrant to purchase Common Stock of Medivation, Inc. assumed by Orion Acquisition Corp. II issued to Dara BioSciences, Inc., dated as of April 1, 2004 (11)

10.4(b)	Amendment Agreement by and between Medivation, Inc. (formerly Orion Acquisition Corp. II) and Dara BioSciences, Inc., dated as of December 17, 2004 (11)

10.5(a)	Warrant to purchase Common Stock of Medivation, Inc. assumed by Orion Acquisition Corp. II issued to Joseph J. Grano, Jr., dated as of June 8, 2004 (11)

10.5(b)	Warrant to purchase Common Stock of Medivation, Inc. assumed by Orion Acquisition Corp. II issued to Joseph J. Grano, Jr., dated as of August 1, 2004 (11)

10.5(c)	Warrant to purchase Common Stock of Medivation, Inc. assumed by Orion Acquisition Corp. II issued to Joseph J. Grano, Jr., dated as of September 1, 2004 (11)

10.5(d)	Amendment Agreement by and between Medivation, Inc. (formerly Orion Acquisition Corp. II) and Joseph J. Grano, Jr., dated as of December 17, 2004 (11)

10.6	Warrant to purchase Common Stock of Medivation, Inc. assumed by Orion Acquisition Corp. II issued to David T. Hung, M.D., dated as of November 16, 2004 (11)

Exhibit No.	Exhibit Description
10.7(a)	Medivation, Inc. 2004 Equity Incentive Plan (12)

10.7(b)	Form of Stock Option Agreement of Medivation, Inc., assumed by Orion Acquisition Corp. II (13)

10.7(c)	Form of Stock Option Agreement of Medivation, Inc., assumed by Orion Acquisition Corp. II (14)

10.8	Preferred Partnership Letter Agreement between Medivation, Inc. and the Institute of Physiologically Active Compounds, dated as of March 24, 2004 (10)

10.9(a)	Agreement by and between Pisgah Labs, Inc. and Medivation, Inc., dated as of February 17, 2004 (10)

10.9(b)	Agreement by and between QS Pharma, LLC and Medivation, Inc., dated as of January 11, 2005 (10)

10.10	Exclusive License Agreement by and between the Regents of the University of California, Medivation, Inc. and Medivation Prostate Therapeutics, Inc., dated as of August 15, 2005*+

21.1	Subsidiaries of Medivation, Inc.*

23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP, independent registered public accounting firm of Medivation, Inc.

23.2	Consent of Latham & Watkins LLP*

24.1	Power of Attorney*

(1)	Incorporated by reference to Exhibit 1.A. to the Registration Statement on Form 8-A of Medivation, Inc. (Orion Acquisition Corp. II), File No. 000-20837, dated June 10, 1996.
(2)	Incorporated by reference to Exhibit 3.1(c) to the Registration Statement of Medivation, Inc. (Orion Acquisition Corp. II) on Form SB-2, File No. 333-122431, dated January 31, 2005.
(3)	Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 of Medivation, Inc. (formerly Orion Acquisition Corp. II), as amended by Amendment No. 2 thereto, File No. 333-03252, dated June 14, 1996.
(4)	Incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-KSB of Medivation, Inc. (formerly Orion Acquisition Corp. II), File No. 000-20837, for the year ended December 31, 1999.
(5)	Incorporated by reference to Exhibit 3.1(c) to the Quarterly Report on Form 10-QSB of Medivation, Inc., File No, 000-20837, for the period ended June 30, 2005.
(6)	Incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K of Medivation, Inc. (formerly Orion Acquisition Corp. II), File No. 000-20837, dated June 28, 2004.
(7)	Incorporated by reference to Exhibit 5.1 to the Current Report on Form 8-K of Medivation, Inc. (formerly Orion Acquisition Corp. II), File No. 000-20837, dated December 20, 2004.
(8)	Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form SB-2 of Medivation, Inc. (formerly Orion Acquisition Corp. II), File No. 333-03252, dated April 5, 1996.
(9)	Incorporated by reference to Exhibit 4.2 to the Registration Statement on Form SB-2 of Medivation, Inc. (formerly Orion Acquisition Corp. II), as amended by Amendment No. 1 thereto, File No. 333-03252, dated May 15, 1996.
(10)	Incorporated by reference to Exhibit of same number to the Registration Statement of Medivation, Inc. (formerly Orion Acquisition Corp. II) on Form SB-2, File No. 333-122431, as amended by Amendment No. 1 thereto, dated March 11, 2005.
(11)	Incorporated by reference to Exhibit of same number to the Registration Statement of Medivation, Inc. (formerly Orion Acquisition Corp. II) on Form SB-2, File No. 333-122431, dated January 31, 2005.
(12)	Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-QSB of Medivation, Inc., File No, 000-20837, for the period ended June 30, 2005.
(13)	Incorporated by reference to Exhibit 10.7(b) to the Annual Report on Form 10-KSB of Medivation, Inc. (formerly Orion Acquisition Corp. II), File No. 000-20837, dated February 11, 2005.
(14)	Incorporated by reference to Exhibit 10.7(c) to the Annual Report on Form 10-KSB of Medivation, Inc. (formerly Orion Acquisition Corp. II), File No. 000-20837, dated February 11, 2005.
*	Previously filed with, or as an exhibit to, this registration statement on Form SB-2, File No. 333-128855, dated October 6, 2005.
+	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.